As filed with the Securities and Exchange Commission on september 30, 1998.
                                                      Registration No. 333-60209
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              ---------------------
                                 Amendment No. 3
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------


                               BE AEROSPACE, INC.


             (Exact name of registrant as specified in its charter)


            Delaware                                          06-1209796
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

       1400 Corporate Center Way, Wellington, Florida 33414 (561) 791-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            Edmund J. Moriarty, Esq.
                                 General Counsel
                            1400 Corporate Center Way
                              Wellington, FL 33414
                      (561) 791-5000 / (561) 791-3966 (fax)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------

                        Copies of all communications to:
      Rohan S. Weerasinghe, Esq.                  Winthrop G. Minot, Esq.
          Shearman & Sterling                          Ropes & Gray
          599 Lexington Avenue                   One International Place
        New York, New York 10022               Boston, Massachusetts 02110
 (212) 848-4000 / (212) 848-7179 (fax)     (617) 951-7000/(617) 951-7050 (fax)
                              ---------------------
      Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement and the prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

                PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED , 1998

                                4,000,000 Shares

[Logo]                          BE Aerospace, Inc.

                                  Common Stock
                                (0.1 par value)
                               ------------------
All of the 4,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of BE Aerospace, Inc., a Delaware corporation ("B/E" or the "Company"), offered hereby (the "Offering") are being sold by the Selling Stockholders named in this Prospectus Supplement under "Principal and Selling Stockholders" (the
   "Selling Stockholders"). The Selling Stockholders received such shares in connection with the acquisition of SMR (as defined herein). Except as provided by the SMR Acquisition Agreement (as defined in the accompanying Prospectus), the Company will not receive any of the proceeds of shares sold by the Selling
    Stockholders. See "Selling Stockholders" in the accompanying Prospectus.

   The Company's Common Stock is quoted on The Nasdaq Stock Market's National
                    Market ("NNM") under the symbol "BEAV."

 On September 29, 1998, the last reported sale price of the Common Stock on the NNM was $22 9/16 per share. See "Price Range of Common Stock."

For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" on page 5 of the accompanying Prospectus.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
    THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Underwriting          Proceeds to
                                       Price to              Discounts and             Selling
                                        Public                Commissions        Stockholders(1)(2)
                                        ------                -----------        ------------------

Per Share......................           $                       $                       $
Total(3)....................... $                       $                      $


(1)      Before  deduction  of  expenses  payable  by  certain  of  the  Selling
         Stockholders  estimated  at  $       .  Other  expenses of issuance and
         distribution  estimated  at $         are payable by the  Company.  See
         "Underwriting."

(2) Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" in the accompanying Prospectus and "Use of Proceeds" herein.

(3) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase a maximum of 600,000 additional shares solely to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be
         $       ,  Underwriting  Discounts and Commissions will be $ , Proceeds
         to Company will be  $            and  Proceeds to Selling  Stockholders
         will be $       . See "Underwriting."

         The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common Stock will be ready for delivery on or about , 1998, against payment in immediately available funds.

Credit Suisse First Boston
                     BT Alex.  Brown
                                    Morgan Stanley Dean Witter
                                                        PaineWebber Incorporated

                  Prospectus Supplement dated           , 1998.

                                   [pictures]















         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BIDS AND PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus. As used in this Prospectus Supplement or the accompanying Prospectus, unless the context otherwise requires, the "Company" or "B/E" refers to BE Aerospace, Inc., a Delaware corporation. References herein to a fiscal year end relate to a year ending on the last Saturday in February (for example, fiscal 1998 refers to the Company's fiscal year ended February 28, 1998). Unless otherwise indicated, the information in this Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised. Market share information presented herein does not include markets in the former Soviet Union and will vary, sometimes significantly, from year to year. Investors should carefully consider the information set forth under the heading "Risk Factors" in the accompanying
Prospectus. In addition, certain statements herein and in the accompanying Prospectus include forward-looking statements which involve risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements" in the accompanying Prospectus.

                                   The Company

         B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products, serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications to commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world. In fiscal 1998, approximately 92% and 8%, respectively, of the Company's total revenues were derived from major airlines and airframe manufacturers. Approximately 61% of B/E's revenues for fiscal 1998 were derived from refurbishment and upgrade orders.

         B/E has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. Since 1989, the Company has completed 15 acquisitions for an aggregate purchase price of approximately $680 million in order to increase its cabin interior product and service offerings, to expand its activities from the commercial to the general aviation market and to position B/E as the preferred global supplier to its customers. Acquisitions have also enabled the Company to reduce costs, principally through the integration of manufacturing facilities, and to leverage its established customer relationships by selling more products through its integrated sales force. The largest of the five transactions the Company has completed to date in fiscal 1999 was the acquisition of SMR Aerospace, Inc. and its affiliates, SMR Developers LLC and SMR Associates (together, the "SMR Companies" or "SMR"), together, a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors, for a total aggregate purchase price of approximately $142 million, subject to adjustment. Management believes that the acquisition of SMR complements the Company's cabin interior product manufacturing capabilities and positions B/E as the only company in the industry able to offer its customers the complete range of products and services required for major cabin interior reconfigurations and modifications, from the conceptualization and engineering design of new cabin interiors, to the supply of cabin interior products, through the management of the integration, final installation and certification processes.

         As of August 29, 1998, B/E's backlog was approximately $700 million, compared with a backlog of $560 million and $420 million on February 28, 1998 and February 22, 1997, respectively. Of the Company's backlog at August 29, 1998, the Company had approximately $370 million with North American carriers, approximately $176 million with European carriers and approximately $120 million with Asian carriers. Of such Asian carrier backlog, $34 million is deliverable in fiscal 1999 and $34 million of the total Asian carrier backlog was with Japan Airlines, Singapore Airlines and Cathay Pacific. During the six months ended August 29, 1998, the Company had revenues of $296.3 million and operating earnings before acquisition-related expenses of $42.3 million, an increase of 27% and 45%, respectively, over the six months ended August 30, 1997. During the fiscal year ended February 28, 1998, the Company had revenues of $488.0 million and operating earnings of $58.7 million, an increase of 18% and 38%, respectively, over the fiscal year ended February 22, 1997.

Competitive Strengths

         The Company believes that it has a strong competitive position attributable to a number of factors, including the following:

         Leading Market Shares and Significant Installed Base. Management believes that the Company has achieved leading global market positions in each of its major product categories, with worldwide market shares, based upon industry sources, of approximately 50% in commercial aircraft seats, 60% in executive aircraft seats, 90% in coffee makers, 90% in refrigeration equipment, 90% in air valves, 50% in oxygen delivery systems, 50% in ovens, based on dollar sales for the twelve months ended August 29, 1998, and 35% in individual-passenger in-flight entertainment systems, determined on the basis of installed base as of August 29, 1998. The Company believes these market shares provide it with significant competitive advantages in serving its customers, including economies of scale and the ability to commit greater product development, global product support and marketing resources. Furthermore, because of economies of scale, in part attributable to its large market shares and its approximate $4.9 billion installed base of cabin interior equipment (valued at replacement prices as of August 29,
         1998), the Company believes it is among the lowest cost producers in the cabin interior products industry. The Company also believes that its large installed base provides B/E with a significant advantage over competitors in obtaining orders for retrofit and refurbishment programs, principally because airlines tend to purchase replacement equipment from the original supplier. In addition, because of the need for compatible spare parts at airline maintenance depots and the desire of airlines to maximize fleet commonality, a single vendor is typically used for all aircraft of the same type operated by a particular airline.

         Combination of Manufacturing and Cabin Interior Design Services. The Company has continued to expand its products and services, believing that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interiors. The Company believes that it is the only manufacturer of a broad technologically advanced line of cabin interior products with interior design capabilities. Based on its established reputation for quality, service and product innovation among the world's commercial airlines, the Company believes that it is well positioned to provide "one stop shopping" to these customers, thereby maximizing sales opportunities for the Company and increasing the convenience and value of the service provided to its customers.

         Technological Leadership/New Product Development. Management believes that the Company is a technological leader in its industry, with the largest R&D organization in the industry comprised of approximately 725 engineers. The Company believes that its R&D effort and its on-site engineers at both the airlines and airframe manufacturers enable B/E to play a leading role in developing and introducing innovative products to meet emerging industry trends and needs and thereby gain early entrant advantages and substantial market shares. Examples of such product development include: the introduction of several premium and main cabin class seats, which the Company believes are lighter in weight and provide greater comfort as a result of their ergonomic design and pre-engineered individual passenger comfort features; the Company's family of in-flight entertainment systems, which it believes to be superior to existing operational systems in terms of performance, reliability, weight, heat generation and flexibility to adapt to changing technology; a cappuccino/ espresso maker; a quick chill wine cooling system; and a constant-pressure, steam cooking oven, which the Company believes substantially improves the appearance, aroma and taste of airline food. The Company has developed two individual in-flight entertainment systems that are designed to meet the varying technological and price specifications of the airlines and has a new interactive entertainment system in final development stage. The Company also has a joint venture with Harris Corporation to develop and deliver live broadcast television (LiveTV(TM)) to domestic narrow body commercial aircraft.

         Proven  Track  Record  of  Acquisition  Integration.  The  Company  has
         demonstrated the ability to make strategic acquisitions and successfully integrate such acquired businesses by identifying opportunities to consolidate engineering, manufacturing and marketing activities, as well as rationalizing product lines. Between 1989 and January 1996, B/E acquired nine companies and has integrated the acquisitions by eliminating 11 operating facilities and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 1,300 employees, through January 1998. B/E's integration activities, coupled with its re-engineering program, have positively impacted gross and operating margins (before non-recurring expenses), which have increased by 369 and 245 basis points, respectively, during the five-year period ended February 28, 1998. During fiscal 1999, the Company acquired six additional companies, including Aerospace Interiors, Inc. ("ASI"), Aerospace Lighting Corporation ("ALC"), SMR and CF Taylor (as defined herein). The aggregate purchase price of all acquisitions made by B/E since 1989 is approximately $680 million. While the Company will continue to be susceptible to industry-wide conditions, management believes that the Company's significantly more diversified product line and revenue base achieved through acquisitions has reduced its exposure to demand fluctuations in any one product area within the industry.

Growth Opportunities

         B/E believes that it is benefitting from four major growth trends:

         Increase in Refurbishment and Upgrade Orders. B/E's substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and spare parts. Approximately 61% of B/E's revenues for the year ended February 28, 1998 were derived from refurbishment and upgrade orders. The Company believes that it is well positioned to benefit over the next several years as a result of the airlines' dramatically improved financial condition and liquidity and the need to refurbish and upgrade cabin interiors following a deferral of cabin interior maintenance expenditures in the late 1980s and early 1990s. A significant portion of the Company's recent growth in backlog, revenues and operating earnings has been from refurbishment and upgrade programs, and the Company is currently experiencing a high level of new order quote activity related to such programs.

         Expansion of Worldwide Fleet and Shift Toward Wide-Body Aircraft. Airlines have been purchasing a significant number of new aircraft in part due to current high load factors and the projected growth in worldwide air travel. According to the Current Market Outlook published by the Boeing Commercial Airplane Group in 1998 (the "Boeing Report"), worldwide air travel growth is projected to average 5% per year over the next ten years and the worldwide fleet of commercial passenger aircraft is projected to expand from approximately 10,845 at the end of 1997 to approximately 15,900 by the end of 2007 and to approximately 23,500 by the end of 2017. Related growth in aircraft interior product shipments associated with new aircraft deliveries began during calendar 1996. In 1997, Boeing shipped 375 aircraft versus 269 in 1996 (as adjusted to include McDonnell Douglas deliveries). In addition, Boeing has stated plans to ship approximately 550 aircraft in each of calendar years 1998 and 1999. Furthermore, according to the February 1998 Airline Monitor, the percentage of new Boeing aircraft deliveries projected to be wide-body aircraft for 1998 through 2002 is 42% as compared to 37% for the five year period ended December 31, 1997. This shift toward wide-body aircraft is significant to the Company since these aircraft require as much as seven times the dollar value of cabin interior products as do narrow-body aircraft, including substantially more seats, galley equipment and in-flight entertainment products.

         General Aviation and VIP Aircraft Fleet Expansion and Related Retrofit Opportunities. General aviation and VIP airframe manufacturers are experiencing a surge in new aircraft deliveries similar to that occurring in the commercial aircraft industry. According to industry sources, executive aircraft deliveries amounted to 241 units in calendar 1996 and were approximately 348 in calendar 1997. Industry sources indicate that executive aircraft deliveries are expected to be approximately 450 in calendar 1998 and should reach approximately 545 per year by the year 2000. Several new aircraft models, including the Visionaire Vantage, Cessna Citation Excel, the Boeing Business Jet, Global Express and Airbus Business Jet, have been or are expected to be introduced over the next several years. The overall strength of the U.S. and European economies, advances in engine technology and avionics and emergence of fractional ownership of executive aircraft are all important growth factors. In addition to new aircraft deliveries, the Company believes that it is well positioned to capitalize on retrofit opportunities in the general aviation and VIP aircraft fleet which consists of approximately 10,000 aircraft with an average age of approximately 15 years.

         Emergence of Individual Passenger In-flight Entertainment Systems as a Major New Product Category. Airlines increasingly are demanding individual passenger in-flight entertainment systems as a method to attract and retain customers, as the availability of such service affects passengers' decisions on airline selection. These systems also provide the airlines with the opportunity to generate increased revenues, without raising ticket prices, by charging passengers for the services used. The Company expects that in-flight entertainment systems, including the new technology designed to deliver live broadcast television on domestic narrow-body aircraft, will be one of the fastest growing and among the largest product categories in the commercial aircraft cabin interior products industry.

Business Strategy

         The Company's business strategy is to maintain its leadership position and best serve its customers by (i) offering the broadest and most integrated product lines and services in the industry, including not only new product and follow-on product sales, but also design, integration, installation and certification services as well as maintenance, upgrade and repair services; (ii) pursuing a worldwide marketing approach focused by airline and general aviation airframe manufacturer and encompassing the Company's entire product line; (iii) pursuing the highest level of quality in every facet of its operations, from the factory floor to customer support; (iv) remaining the technological leader in its industry, as well as significantly growing its installed base of products in the developing in-flight individual passenger entertainment market; (v) enhancing its position in the growing upgrade, maintenance, inspection and repair services market; and (vi) pursuing selective strategic acquisitions in the commercial aircraft and general aviation cabin interior products industries.

                               Recent Developments

         For the fiscal year 1999 to date, the Company has completed six strategic acquisitions intended to further enhance its leadership position in the commercial aircraft and general aviation cabin interior products industries. During the six months ended August 29, 1998, the Company completed the acquisitions of ASI, Puritan Bennett Aero Systems Co. ("PBASCO"), Aircraft Modular Products ("AMP"), ALC and SMR. Subsequent to August 29, 1998, the Company completed the acquisition of CF Taylor. See "The Company - Recent Acquisitions" in the accompanying Prospectus.

         As a result of the acquisitions of PBASCO, AMP and SMR, B/E recorded a charge of approximately $169 million for the write-off of acquired in-process research and development and acquisition related expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the accompanying Prospectus. In addition, B/E expects that a portion of the CF Taylor purchase price will be allocated to in-process research and development and acquisition-related costs and will be written off and expensed. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the portion of the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. See "Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the accompanying Prospectus. In-process research and development expenses arise from new product development projects which are in various stages of completion at the acquired enterprise at the date of acquisition. In-process research and development expenses for products under development at the date of acquisition which have not established technological feasibility and for which no alternative use is identified are written off.

                                  The Offering

Common Stock Offered by the Selling
   Stockholders (a)........................ 4,000,000 shares
Common Stock to be Outstanding after
    the Offering (a)(b)(c).................           shares
Use of proceeds to the Company............. Except  as   provided   by  the  SMR
                                            Acquisition  Agreement,  the Company
                                            will not receive any of the proceeds
                                            from  the sale of the  Common  Stock
                                            offered   hereby   by  the   Selling
                                            Stockholders.      See      "Selling
                                            Stockholders"  in  the  accompanying
                                            Prospectus.   If  the  Underwriters'
                                            over- allotment option is exercised,
                                            the   Company   will   receive   the
                                            proceeds  thereof.  Any net proceeds
                                            received by the Company will be used
                                            for  general   corporate   purposes,
                                            including       working      capital
                                            requirements  to  support  increased
                                            sales and  possible  investments  in
                                            strategic acquisitions.  See "Use of
                                            Proceeds."
NASDAQ Symbol.............................. BEAV

----------

(a) In addition to the shares of Common Stock to be sold by the Selling Stockholders as described in this Prospectus Supplement, the holders of up to 1,166,675 shares of Common Stock have piggyback registration rights to participate in the Offering. Accordingly, up to an additional 1,166,675 shares of Common Stock may be sold in the Offering. Such holders (which include the ASI and ALC Sellers as defined in the accompanying Prospectus) must notify the Company by October 9, 1998 if they intend to participate in the Offering. In the event the Underwriters determine that the inclusion of any such shares requested to be included would adversely affect the Offering, the Company may reduce the number of shares offered on behalf of the holders with piggyback rights in this Offering. If any holder of Common Stock elects to participate in the Offering, the Company will grant an option to the Underwriters, exercisable for 30 days from the date of this Prospectus Supplement, to acquire a number of shares of Common Stock equal to 15% of the shares of Common Stock proposed to be included on behalf of such holder in the Offering, solely to cover over- allotments of shares, if any. The Company will not receive any of the proceeds from the sale of the Common Stock by the holders with piggyback registration rights. However, if the Underwriters' over-allotment option related to any such shares of Common Stock (the "Piggyback Shares Option") included in the Offering is exercised, the Company will receive the proceeds thereof. Any net proceeds received by the Company will be used for general corporate purposes, including working capital requirements to support increased sales and possible investments in strategic acquisitions.

(b)      Assumes that the Underwriters' over-allotment option is not exercised.

(c) Does not include 4,041,901 shares of Common Stock issuable upon exercise of outstanding stock options on the date hereof, including 1,849,654 shares issuable pursuant to options which are currently exercisable.

                             Summary Financial Data
                  (Dollars in thousands, except per share data)

         The following table sets forth historical financial information of B/E. The financial data as of and for the fiscal years ended February 24, 1996, February 22, 1997 and February 28, 1998 have been derived from financial statements which have been audited by B/E's independent auditors. The financial data as of and for the six months ended August 30, 1997 and August 29, 1998 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the six months ended August 30, 1997 and August 29, 1998 are not necessarily indicative of results that may be expected for a full year. The following financial information is qualified by reference to, and should be read in conjunction with, the B/E historical financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included or incorporated by reference elsewhere in this Prospectus Supplement and the accompanying Prospectus.


                                                                      Fiscal Year Ended                      Six Months Ended
                                                       --------------------------------------------    ----------------------------
                                                          Feb. 24,        Feb. 22,        Feb. 28,       August 30,      August 29,
                                                           1996(a)          1997            1998            1997         1998(b)(k)
                                                       -------------   ------------      ----------    -------------    -----------

Statements of Operations Data:
Net sales ............................................   $ 232,582       $ 412,379      $ 487,999      $ 233,689       $ 296,343
Cost of sales ........................................     160,031         270,557        309,094        148,477         184,863
                                                         ---------       ---------      ---------      ---------       ---------
Gross profit .........................................      72,551         141,822        178,905         85,212         111,480
Operating expenses:
  Selling, general and administrative ................      42,000          51,734         58,622         27,935          37,041
  Research, development and engineering ..............      58,327(c)       37,083         45,685         22,550          24,742
  Amortization expense ...............................       9,499          10,607         11,265          5,529           7,360
  Other expenses .....................................       4,170(d)         --            4,664(e)        --           169,155(f)
                                                         ---------       ---------      ---------      ---------       ---------
  Operating earnings (loss) ..........................     (41,445)         42,398         58,669         29,198        (126,818)
  Interest expense, net ..............................      18,636          27,167         22,765         11,531          16,446
                                                         ---------       ---------      ---------      ---------       ---------
Earnings (loss) before income taxes,
  extraordinary item and cumulative
  effect of change in accounting principle ...........     (60,081)         15,231         35,904         17,667        (143,264)

Income taxes .........................................        --             1,522          5,386          2,647           4,401
                                                         ---------       ---------      ---------      ---------       ---------
Earnings (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle ..........................................     (60,081)         13,709         30,518         15,020        (147,665)
Extraordinary item ...................................        --              --            8,956(g)        --              --
                                                         ---------       ---------      ---------      ---------       ---------
Earnings (loss) before cumulative effect
  of change in accounting principle ..................     (60,081)         13,709         21,562         15,020        (147,665)
Cumulative effect of change in accounting
  principle ..........................................     (23,332)(c)        --             --             --              --
                                                         ---------       ---------      ---------      ---------       ---------
Net earnings (loss) ..................................   $ (83,413)      $  13,709      $  21,562      $  15,020       $(147,665)
                                                         =========       =========      =========      =========       =========
Basic earnings (loss) per share (h):
  Earnings (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle .............................   $   (3.71)      $     .77      $    1.36      $     .68       $   (6.20)
  Weighted average common shares .....................      16,185          17,692         22,442         22,103          23,822
Diluted earnings (loss) per share (h):
  Earnings (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle .............................   $   (3.71)      $     .72      $    1.30      $     .64       $   (6.20)
  Weighted average common shares .....................      16,185          19,097         23,430         23,493          23,822

Other Data:
  Gross margin .......................................        31.2%           34.4%          36.7%          36.5%           37.6%
  EBITDA(i) ..........................................   $ (18,840)      $  66,545      $  87,493      $  41,663       $  58,595
  Backlog, at period end .............................   $ 340,000(j)    $ 420,000(j)   $ 560,000(j)   $ 525,000(j)    $ 700,000

                                                                                                                         August 29,
Balance Sheet Data (end of period):                                                                                       1998(k)
                                                                                                                       -----------
Working capital.....................................................................................................    $ 182,116
Total assets........................................................................................................      813,221
Long-term debt......................................................................................................      464,813
Stockholders' equity................................................................................................    $ 168,950

                                                   (Footnotes on following page)

(Footnotes for table)
--------------

(a) On January 24, 1996, the Company acquired all of the stock of Burns Aerospace Corporation ("Burns"), an industry leader in commercial aircraft seating. The acquisition of Burns was accounted for as a purchase, and the results of Burns are included in B/E's historical financial data from the date of acquisition.
(b) On March 27, 1998, the Company acquired ASI. On April 13, 1998, the Company acquired PBASCO. On April 21, 1998, the Company acquired AMP. On July 30, 1998, the Company acquired ALC. On August 7, 1998, the Company acquired SMR. The results of such acquisitions are included in B/E's historical financial data from the date of acquisition. See "Summary -- Recent Acquisitions."
(c) In fiscal 1996, the Company changed its method of accounting relating to the capitalization of precontract engineering costs that were previously included as a component of inventories and amortized to earnings as the product was shipped. Effective February 26, 1995, such costs have been charged to research, development and engineering and expensed as incurred and, as a result, periods prior to fiscal 1996 are not comparable. In connection with such change in accounting, the Company recorded a charge to earnings of $23,332. See Note 2 of Notes to Consolidated Financial Statements.
(d) In fiscal 1996, in conjunction with the Company's rationalization of its seating business and as a result of the Burns acquisition, the Company recorded a charge to earnings of $4,170 related to costs associated with the integration and consolidation of the Company's European seating operations.
(e) In fiscal 1998, the Company resolved a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. The Company recorded a charge of $4,664 in fiscal 1998 related to fines, civil penalties and associated legal fees arising from the settlement. See "Business -- Legal Proceedings."
(f) During the six months ended August 29, 1998, the Company recorded a charge of $169,155 for the write-off of acquired in-process research and development and acquisition-related expenses associated with the PBASCO, AMP and SMR transactions. In-process research and development expenses arise from new product development projects that are in various stages of completion at the acquired enterprise at the date of acquisition. In-process research and development expenses for products under development at the date of acquisition that had not established technological feasibility and for which no alternative use is identified are written off.
(g) The Company incurred an extraordinary charge of $8,956 during fiscal 1998 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of its 9 3/4% Senior Notes due 2003 (the "9 3/4% Notes").
(h) During fiscal year 1998, the Company adopted Statement of Financial Accounting Standard No. 128, Earnings per Share, and, accordingly, has restated earnings per share for all periods presented.
(i) EBITDA represents net earnings before deducting extraordinary items, income tax expenses, interest expense, net, other expenses and depreciation and amortization expense. EBITDA is not a measurement in accordance with generally accepted accounting principles ("GAAP") and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net income (loss) or operating cash flow as a measure of B/E's profitability.
(j) As adjusted to exclude certain backlog which was debooked in August 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Bookings and Backlog Information."
(k) Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. See "Use of Proceeds."

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol "BEAV." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for the Common Stock as reported by NASDAQ:


                                                         High            Low
                                                         ----            ---
Fiscal Year Ended February 24, 1996:
   First Quarter....................................     8 5/8          5 1/4
   Second Quarter...................................     9 1/4          7 1/2
   Third Quarter....................................     9 1/4          7 1/4
   Fourth Quarter...................................    13 5/8          8 7/8
Fiscal Year Ended February 22, 1997:
   First Quarter....................................    16 1/4          9 7/8
   Second Quarter...................................    16 3/4         12 3/8
   Third Quarter....................................    25 1/8         15 1/2
   Fourth Quarter...................................    29             22 3/4
Fiscal Year Ended February 28, 1998:
   First Quarter....................................    27 1/2         19 1/2
   Second Quarter...................................    37             23 5/8
   Third Quarter....................................    41 1/2         27 1/8
   Fourth Quarter...................................    32 1/4         20 1/2
Fiscal Year Ended February 27, 1999:
   First Quarter....................................    35 3/4         25 3/4
   Second Quarter...................................    33 3/8         21 1/2
   Third Quarter (Through September 29, 1998).......    27 1/8         20 3/4

         As of September 22, 1998, the Company had 721 stockholders of record, and management estimates that there were approximately 14,300 beneficial owners of the Company's Common Stock. A recent last sale price of the Common Stock as reported by NASDAQ is set forth on the cover page of this Prospectus Supplement.


                                 DIVIDEND POLICY

         The Company has never paid a cash dividend and does not plan to pay cash dividends on its Common Stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any future earnings for use in the business of the Company. In addition, terms of the Company's 97/8% Senior Subordinated Notes due 2006 (the "97/8% Notes"), 8% Senior Subordinated Notes due 2008 (the "8% Notes") and the Bank Credit Facility (as defined below) place restrictions on the amount of dividends which may be declared.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of August 29, 1998. The table should be read in conjunction with the B/E historical financial statements, including notes thereto, included or incorporated by reference elsewhere in this Prospectus Supplement or the accompanying Prospectus.


                                                                           As of August 29, 1998(a)
                                                                            (Dollars in thousands)
                                                                            ----------------------

Short-term debt, including current maturities of long-term debt ................   $   7,983
Long-term debt, excluding current maturities:
           97/8% Senior Subordinated Notes due 2006 ............................     100,000
           8% Senior Subordinated Notes due 2008 ...............................     249,409
           Other ...............................................................     115,404
                                                                                   ---------
              Total long-term debt .............................................     464,813
Stockholders' equity:
         Preferred Stock, $.01 par value, 1,000,000 shares authorized; no shares
         issued and outstanding ................................................        --
         Common Stock, $.01 par value, 50,000,000 shares authorized; 28,251,910
         shares issued and outstanding (b) .....................................         283
           Additional paid-in capital ..........................................     359,660
           Accumulated deficit .................................................    (188,389)
           Cumulative foreign exchange translation adjustment ..................      (2,604)
                                                                                   ---------
              Total stockholders' equity .......................................     168,950
                                                                                   ---------
                Total capitalization ...........................................   $ 641,746
                                                                                   =========

-----------------

(a) Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. See "Use of Proceeds." The table assumes that the Underwriters' over-allotment option will not be exercised. If such option is exercised in full, stockholders' equity would increase by approximately $17.5 million (including the Piggyback Shares Option).

(b) Does not include 4,041,901 shares of Common Stock issuable upon exercise of outstanding stock options on the date hereof, including 1,849,654 shares issuable pursuant to options which are currently exercisable.

                                 USE OF PROCEEDS

         Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. Pursuant to the SMR Acquisition Agreement, to the extent the Net Proceeds (as defined in the SMR Acquisition Agreement) from the sale of the 4,000,000 shares of Common Stock by the SMR Sellers is less than the SMR Purchase Price (as defined in the accompanying Prospectus), the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility. If such Net Proceeds exceed the SMR Purchase Price, the SMR Sellers will remit such excess to the Company. See "Selling Stockholders" in the accompanying Prospectus. Based on the last sale price of the Common Stock as reported on The Nasdaq Stock Market's National Market as set forth on the cover page of this Prospectus Supplement, the Company would be required to pay approximately $27.8 million to the SMR Sellers with funds drawn under the Bank Credit Facility. If the Underwriters' over-allotment option is exercised (including the Piggyback Shares Option), the Company will receive the proceeds thereof. See "Underwriting." Any net proceeds received by the Company will be used for general corporate purposes, including working capital requirements to support increased sales, and possible investments in strategic acquisitions.

                             SELECTED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

         On January 24, 1996, the Company acquired all of the stock of Burns Aerospace Corporation ("Burns"). On March 27, 1998, the Company acquired Aerospace Interiors, Inc. ("ASI"). On April 13, 1998, the Company completed its acquisition of PBASCO and on April 21, 1998, the Company acquired substantially all of the assets of AMP. On July 30, 1998 the Company acquired ALC and on August 7, 1998, the Company acquired the SMR Companies. The financial data as of and for the fiscal years ended February 26, 1994, February 25, 1995, February 24, 1996, February 22, 1997 and February 28, 1998 have been derived from financial statements which have been audited by B/E's independent auditors. The financial data for the six months ended August 30, 1997 and August 29, 1998 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of such periods. Operating results for the six months ended August 30, 1997 and August 29, 1998 are not necessarily indicative of results that may be expected for a full year. The following financial information is qualified by reference to, and should be read in conjunction with, the B/E historical financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference elsewhere in this Prospectus Supplement and the accompanying Prospectus.


                                                              Fiscal Year Ended                               Six Months Ended
                                        ----------------------------------------------------------------    -----------------------
                                          Feb. 26,     Feb. 25,      Feb. 24,     Feb. 22,      Feb. 28,    August 30,   August 29,
                                            1994         1995        1996 (a)       1997          1998         1997      1998(b)(k)
                                            ----         ----        --------       ----          ----         ----      ----------
Statements of Operations Data:
Net sales ...........................    $ 203,364    $ 229,347    $ 232,582     $ 412,379     $ 487,999    $ 233,689   $ 296,343
Cost of sales .......................      136,307      154,863      160,031       270,557       309,094      148,477     184,863
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
Gross profit ........................       67,057       74,484       72,551       141,822       178,905       85,212     111,480
Operating expenses:
   Selling, general and administrative      28,164       31,787       42,000        51,734        58,622       27,935      37,041
   Research, development and engineering     9,876       12,860       58,327(c)     37,083        45,685       22,550      24,742
   Amortization expense .............        7,599        9,954        9,499        10,607        11,265        5,529       7,360
   Other expenses ...................         --         23,736(d)     4,170(d)       --           4,664(e)      --       169,155(f)
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
Operating earnings (loss) ...........       21,418       (3,853)     (41,445)       42,398        58,669       29,198    (126,818)
Interest expense, net ...............       12,581       15,019       18,636        27,167        22,765       11,531      16,446
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
Earnings (loss) before income taxes
   (benefit), extraordinary item
   and cumulative effect of change
   in accounting principle ..........        8,837      (19,872)     (60,081)       15,231        35,904       17,667    (143,264)
Income taxes (benefit) ..............        3,481       (6,806)        --           1,522         5,386        2,647       4,401
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
Earnings (loss) before extraordinary
   item and cumulative effect of change
   in accounting principle ..........        5,356      (12,066)     (60,081)       13,709         30,518      15,020     147,665)
Extraordinary item ..................         --           --           --            --           8,956(g)      --          --
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
Earnings (loss) before cumulative
   effect of change in accounting
   principle ........................        5,356      (12,066)     (60,081)       13,709        21,562       15,020    (147,665)
Cumulative effect of change in
   accounting principle..............         --           --        (23,332)         --            --           --         --
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
Net earnings (loss) .................    $   5,356    $ (12,066)   $ (83,413)    $  13,709     $  21,562    $  15,020   $(147,665)
                                         =========    =========    =========     =========     =========    =========   =========

Basic earnings (loss) per share (h):
Earnings (loss) before extraordinary
     item and cumulative effect of change
     in accounting principle ........    $     .35    $    (.75)   $   (3.71)    $     .77     $    1.36    $     .68   $   (6.20)
   Extraordinary item ...............         --           --           --            --            (.40)(g)     --          --
   Cumulative effect of change in
     accounting principle ...........         --           --          (1.44)(c)      --             --          --          --
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
   Net earnings (loss) ..............    $     .35    $    (.75)   $   (5.15)    $     .77     $     .96    $     .68   $   (6.20)
                                         =========    =========    =========     =========     =========    =========   =========
   Weighted average common shares ...       15,438       16,021       16,185        17,692        22,442       22,103      23,822

Diluted earnings (loss) per share (h):
Earnings (loss) before extraordinary
     item and cumulative effect of change
     in accounting principle ........    $     .35   $   (.75)   $   (3.71)    $     .72     $    1.30          .64       (6.20)
   Extraordinary item ...............         --           --           --            --            (.38)(g)     --          --
   Cumulative effect of change in
     accounting principle ...........         --           --         1.44(c)         --            --           --          --
                                         ---------    ---------    ---------     ---------     ---------    ---------   ---------
   Net earnings (loss) ..............    $     .35    $    (.75)   $   (5.15)    $     .72     $    0.92    $     .68   $   (6.20)
                                         =========    =========    =========     =========     =========    =========   =========
   Weighted average common  shares ..       15,623       16,021       16,185        19,097        23,430       23,493      23,822
Other Data:
   Gross margin .....................         33.0%        32.5%        31.2%        34.4%          36.7%        36.5%       37.6%
   EBITDA(i) ........................    $    34,533   $  36,029   $ (18,840)    $  66,545     $  87,493     $ 41,663   $  58,595
   Backlog, at period end ...........    $  131,000(j) $ 221,000(j) $ 340,000(j) $ 420,000(j)  $ 560,000(j)  $525,000(j)$ 700,000


                         (Continued on following page)


                                                           Fiscal Year Ended                             Six Months Ended
                                    --------------------------------------------------------------    ------------------------
                                    Feb. 26,     Feb. 25,      Feb. 24,     Feb. 22,      Feb. 28,    August 30,   August 29,
                                      1994         1995        1996 (a)       1997          1998         1997      1998(b)(k)
                                      ----         ----        --------       ----          ----         ----      ----------
Balance Sheet Data (end of period):
Working capital..................     $ 76,874    $  76,563      $ 41,824    $ 122,174     $ 262,504    $ 144,686    $ 182,116
Total assets.....................      375,009      379,954       433,586      491,089       681,757      510,521      813,221
Long-term debt...................      159,170      172,693       273,192      225,402       349,557      225,446      464,813
Stockholders' equity.............      133,993      125,331        44,157      165,761       196,775      186,298      168,950

------------------
(a) On January 24, 1996, the Company acquired all of the stock of Burns, an industry leader in commercial aircraft seating. The acquisition of Burns was accounted for as a purchase, and the results of Burns are included in B/E's historical financial data from the date of acquisition.
(b) On March 27, 1998, the Company acquired ASI. On April 13, 1998, the company acquired PBASCO. On April 21, 1998, the Company acquired AMP. On July 30, 1998, the Company acquired ALC. On August 7, 1998, the Company acquired SMR. The results of such acquisitions are included in B/E's historical financial data from the date of acquisition. See "Summary -- Recent Acquisitions."
(c) In fiscal 1996, the Company changed its method of accounting relating to the capitalization of precontract engineering costs that were previously included as a component of inventories and amortized to earnings as the product was shipped. Effective February 26, 1995, such costs have been charged to research, development and engineering and expensed as incurred and, as a result, periods prior to fiscal 1996 are not comparable. In connection with such change in accounting, the Company recorded a charge to earnings of $23,332. See Note 2 of Notes to Consolidated Financial Statements.
(d) In fiscal 1996, in conjunction with the Company's rationalization of its seating business and as a result of the Burns acquisition, the Company recorded a charge to earnings of $4,170 related to costs associated with the integration and consolidation of the Company's European seating operations. In fiscal 1995, the Company charged to earnings $23,736 of expenses primarily related to intangible assets and inventories associated with the Company's earlier generations of passenger entertainment systems.
(e) In fiscal 1998, the Company resolved a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. The Company recorded a charge of $4,664 in fiscal 1998 related to fines, civil penalties and associated legal fees arising from the settlement. See "Business -- Legal Proceedings."
(f) During the six months ended August 29, 1998, the Company recorded a charge of $169,155 for the write-off of acquired in-process research and development and acquisition-related expenses associated with the PBASCO, AMP and SMR transactions. In-process research and development expenses arise from new product development projects that are in various stages of completion at the acquired enterprise at the date of acquisition. In process research and development expenses for products under development at the date of acquisition that have not established technological feasibility and for which no alternative use is identified are written off.
(g) The Company incurred an extraordinary charge of $8,956 during fiscal 1998 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of its 9 3/4% Notes.
(h) During fiscal year 1998, the Company adopted Statement of Financial Accounting Standard No. 128, Earnings per Share, and, accordingly, has restated earnings per share for all periods presented.
(i) EBITDA represents net earnings before deducting extraordinary items, income tax expenses, interest expense, net, other expenses and depreciation and amortization expense. EBITDA is not a measurement in accordance with GAAP and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net income (loss) or operating cash flow as a measure of B/E's profitability.
(j) As adjusted to exclude certain backlog which was debooked in August 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Bookings and Backlog Information."
(k) Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. See "Use of Proceeds."

                        PRO FORMA COMBINED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

         The unaudited pro forma combined statements of operations and unaudited pro forma combined balance sheet give effect to (i) the acquisition by B/E of SMR, (ii) the acquisitions of AMP, PBASCO and CF Taylor (together, the "Other Insignificant Acquisitions"), (iii) the issuance of the Company's shares in connection with the acquisition of SMR and (iv) the refinancing of B/E's 9 3/4% Notes (which was completed on March 16, 1998). The pro forma combined statement of operations for the year ended February 28, 1998 is comprised of the results of B/E for the year ended February 28, 1998, the results of SMR, PBASCO and CF Taylor for the year ended December 31, 1997 and the results of AMP for the year ended April 30, 1997. The pro forma combined statements of operations for the six months ended August 29, 1998 is comprised of the results of B/E and CF Taylor for the six months ended August 29, 1998, the results of SMR for the five months ended May 31, 1998 and the results of AMP and PBASCO for the one month ended March 31, 1998. The pro forma combined balance sheet as of August 29, 1998 has been prepared by combining the consolidated balance sheet of B/E as of August 29, 1998 with the balance sheet of CF Taylor as of June 30, 1998. (SMR, AMP and PBASCO were already included in the consolidated balance sheet of B/E as of August 29, 1998.)

         The pro forma combined statements of operations for the year ended February 28, 1998 and the six months ended August 29, 1998 assume that the acquisition of SMR, the issuance of the Company's shares in connection with the acquisition of SMR and the Other Insignificant Acquisitions occurred on February 23, 1997. The pro forma combined balance sheet as of August 29, 1998 assumes that the acquisition of CF Taylor occurred on August 29, 1998. The pro forma combined statements of operations and balance sheet do not purport to represent the results of operations or financial position of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Certain of the pro forma adjustments represent estimates of costs to be incurred and cost savings expected to be realized in connection with the acquisition of SMR (expenses related to the SMR selling shareholders which are now non-recurring). No assurance can be given as to the amount of costs that will actually be incurred or cost savings that will actually be realized. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments. Terms of the SMR purchase and sale and related agreements (the "Agreements") provided for B/E to issue the SMR selling shareholders 4,000,000 shares of common stock valued at approximately $30 per share, for a total of approximately $120 million, subject to adjustment. The Agreements also provide that in the event that the SMR selling shareholders do not receive net proceeds (as defined in the SMR Acquisition Agreement) from the sale of the B/E stock equal to approximately $30 per share, or $120 million, that B/E will pay such difference and reflect the same as an increase in the purchase price of SMR. In the event the SMR selling shareholders receive net proceeds (as defined) greater than approximately $30 per share, or $120 million, they are obligated to remit such amount to the Company, and such amounts will be reflected as additional paid in capital by the Company. B/E has guaranteed its obligations under the Agreements by posting an irrevocable letter of credit in favor of the SMR selling shareholders. This letter of credit may be drawn upon after December 31, 1998 if the sellers have not received net proceeds (as defined) of $120,000 from the sale of the 4,000,000 shares. The Agreements provide B/E effective control over the timing and amount of shares that the SMR selling shareholders may sell. See "Selling Stockholders" and "Plan of Distribution" in the accompanying Prospectus.

         The pro forma combined financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements. In connection with the acquisitions of AMP, PBASCO and SMR, during the six months ended August 29, 1998, the Company recorded a charge of 169,155 for in-process research and development and acquisition related expenses. B/E expects that a portion of the CF Taylor purchase price will be allocated to in-process research and development and acquisition-related costs and will be written off and expensed. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the portion of the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. The CF Taylor charge has been excluded in the accompanying pro forma combined statements of operations and pro forma combined balance sheet. The pro forma combined financial information should be read in conjunction with the historical financial statements, and related notes and "Management's Discussion and

Analysis of Results of Operations and Financial Condition" contained, with respect to B/E, in B/E's Annual Report on Form 10-K, as amended, for the year ended February 28, 1998, and the Quarterly Report on Form 10-Q for the quarter ended August 29, 1998 and, with respect to SMR, in the audited financial statements incorporated by reference herein.

                                                          (Statements following)

                               B/E Aerospace, Inc.
             Pro Forma Combined Statements of Operations (Unaudited)
                          Year Ended February 28, 1998
                  (Dollars in thousands, except per share data)


                                                       Other
                                                   Insignificant
                                        B/E        Acquisitions      Adjustments  Combined        SMR      Adjustments   Pro Forma
                                        ---        ------------      -----------  --------    ----------   -----------   ---------

Net sales                                $ 487,999  $ 109,848        $           $ 597,847    $  72,805    $            $ 670,652
Cost of sales                              309,094     79,497 (a)        (804)     387,787       43,914(b)       200      431,901
                                        ----------   ---------      ---------    ---------    ---------    ---------    ---------
Gross profit                               178,905     30,351             804      210,060       28,891         (200)     238,751
Operating expenses:
   Research, development and
            engineering                     45,685      3,250 (a)         937       50,676        7,389         --         58,065
                                                              (a)         804
   Selling, general and
           administrative                   58,622      9,349 (a)        (937)      67,034        8,593(c)    (1,251)      74,376
   Amortization expense                     11,265      2,552 (b)       2,877       16,694         --  (b)     1,729       18,423
   Acquisition and other expenses            4,664      2,000 (h)        --          6,664         --           --          6,664
                                        ----------   ---------      ---------    ---------    ---------    ---------    ---------
Total operating expenses                   120,236     17,151           3,681      141,068       15,982          478      157,528
                                        ----------   ---------      ---------    ---------    ---------    ---------    ---------
Operating earnings                          58,669     13,200          (2,877)      68,992       12,909         (678)      81,223
Interest expense, net                       22,765        587 (d)      14,855       38,207          723(e)     2,520       41,450
                                        ----------   ---------      ---------    ---------    ---------    ---------    ---------
Earnings before income taxes
      and extraordinary item                35,904      12,613        (17,732)      30,785       12,186       (3,198)      39,773
Minority interest in net earnings
      of subsidiary                         --             --                         --          1,285(f)    (1,285)        --
Income taxes                                 5,386       5,778(g)      (6,546)       4,618        2,500(g)    (1,152)       5,966
                                        ----------   ---------      ---------    ---------    ---------    ---------    ---------
Earnings before extraordinary
      item                                  30,518       6,835        (11,186)      26,167        8,401         (761)      33,807
Extraordinary item                           8,956       --                          8,956         --                       8,956
                                        ----------   ---------      ---------    ---------    ---------    ---------    ---------
Net earnings                             $  21,562   $   6,835      $ (11,186)   $  17,211    $   8,401    $    (761)   $  24,851
                                        ==========   =========      ===========  ==========   ==========   =========    =========

Basic earnings per share:
   Earnings before extraordinary
      item                           $        1.36                                                                      $    1.28
   Extraordinary item                        (0.40)                                                                         (0.34)
                                     -------------                                                                      ---------
   Net earnings                      $        0.96                                                                      $    0.94
                                     =============                                                                      =========
   Weighted average common shares           22,442                                                                         26,442

Diluted earnings per share:
   Earnings before extraordinary
     item                            $        1.30                                                                      $    1.23
   Extraordinary item                        (0.38)                                                                          (0.32)
                                     -------------                                                                      ----------
   Net earnings                      $       0.92                                                                       $    0.91
                                     ============                                                                       =========
   Weighted average common shares          23,430                                                                          27,430

           See accompanying notes to Pro Forma Combined Statements of
                Operations for the Year Ended February 28, 1998.

                               B/E Aerospace, Inc.
              Notes to Pro Forma Combined Statements of Operations
                          Year ended February 28, 1998

(a) Reflects adjustments to reclassify certain expenses in a manner consistent with B/E's presentation, in which B/E classifies certain engineering related expenses as a component of research and development as compared to general and administrative expenses or cost of sales.

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase price allocation related to the acquired property and equipment and intangible assets.

(c) Reflects adjustments to eliminate costs paid directly to the selling shareholders of the acquired businesses. The selling shareholders will no longer be employed by B/E. Such costs consist of the following:

         Shareholder salaries and benefits            $     711
         Shareholder bonuses                                540
                                                      ---------
                Total                                 $   1,251
                                                      =========

(d) Represents additional interest expense for the year ended February 28, 1998 that would have been incurred had the Other Insignificant Acquisitions and refinancing of B/E's 9 3/4% Notes (which was completed on March 16, 1998) taken place on February 23, 1997.

(e) Represents additional interest expense for the year ended February 28, 1998 that would have been incurred had (1) the acquisition by B/E of SMR, (2) the Company shares issued in the acquisition of SMR and (3) the refinancing of B/E's 9 3/4% Notes (which was completed on March 16,
         1998) taken place on February 23, 1997.

(f)      To eliminate minority interest.

(g) To adjust income tax expense to reflect the Company's 15% effective tax rate.

(h) During the first six months of fiscal 1999, the Company expensed approximately $169,155 related to in- process research and development and acquisition-related expenses. These expenses are not recorded in the Pro Forma Combined Statements of Operations for the year ended February 28, 1998.

                               B/E Aerospace, Inc.
             Pro Forma Combined Statements of Operations (Unaudited)
                        Six Months Ended August 29, 1998
                  (Dollars in thousands, except per share data)


                                                        Other
                                                     Insignificant
                                             B/E     Acquisitions    Adjustments    Combined       SMR      Adjustments    Pro Forma
                                        ----------- --------------  ------------  -------------  --------   -----------   ----------

Net sales                                $ 296,343    $  27,089       $    --      $ 323,432    $  40,315     $    --     $ 363,747
Cost of sales                              184,863       19,113            --        203,976       24,199(b)         83     228,258
                                         ---------    ---------       ---------    ---------    ---------     ---------   ---------
Gross profit                               111,480        7,976            --        119,456       16,116           (83)    135,489
Operating expenses:
   Research, development and
      engineering                           37,041        1,577(a)    $      78       38,696        2,005          --        40,701
   Selling, general and administrative      24,742        4,713(a)          (78)      29,377        5,276(c)       (549)     34,104
   Amortization expense                      7,360         --  (b)          497        7,857         8(b)           720       8,585
   In-process research and development
      and acquisition related expenses     169,155         --              --        169,155         --            --       169,155
                                         ---------    ---------       ---------    ---------    ---------     ---------   ---------
Total operating expenses                   238,298        6,290             497      245,085        7,289           171     252,545
                                         ---------    ---------       ---------    ---------    ---------     ---------   ---------

Operating earnings (loss)                 (126,818)       1,686            (497)    (125,629)       8,827          (254)   (117,056)
Interest expense, net                       16,446          (10)(d)       2,047       18,483          179(e)      1,310      19,972
                                         ---------    ---------       ---------    ---------    ---------     ---------   ---------
Earnings (loss) before income taxes       (143,264)       1,696          (2,544)    (144,112)       8,648        (1,564)   (137,028)
Minority interest                             --           --              --          --           1,129(f)     (1,129)         --
Income taxes                                 4,401         --   (g)        (144)       4,257        2,549(g)     (1,344)      5,462
                                         ---------    ---------       ---------    ---------    ---------     ---------   ---------
Net earnings (loss)                      $(147,665)   $   1,696       $  (2,400)   $(148,369)   $   4,970     $     909   $(142,490)
                                         =========    =========       =========    =========    =========     =========   =========

Basic (loss) per share:
   Net earnings (loss)                  $    (6.20)                                                                       $   (5.17)
                                        ==========                                                                        =========
   Weighted average common shares           23,822                                                                           27,570

Diluted (loss) per share:
   Net earnings (loss)                  $    (6.20)                                                                       $   (5.17)
                                        ==========                                                                        =========
   Weighted average common shares           23,822                                                                           27,570

           See accompanying notes to Pro Forma Combined Statements of
              Operations for the Six Months Ended August 29, 1998.

                               B/E Aerospace, Inc.
              Notes to Pro Forma Combined Statements of Operations
                        Six Months Ended August 29, 1998

(a) Reflects adjustments to reclassify certain expenses in a manner consistent with B/E's presentation, in which B/E classifies certain engineering related expenses as a component of research and development as compared to general and administrative expenses.

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase price allocation related to the acquired property and equipment and intangible assets.

(c) Reflects adjustments to eliminate costs attributable to the selling shareholders of the acquired businesses. The selling shareholders will no longer be employed by B/E. Such costs consist of:

                  Shareholder salaries and benefits  $  549
                                                     ======

(d) Represents additional interest expense for the six months ended August 29, 1998 that would have been incurred had the Other Insignificant Acquisitions and refinancing of B/E's 9 3/4% Notes (which was completed on March 16, 1998) taken place on February 23, 1997.

(e) Represents additional interest expense for the six months ended August 29, 1998 that would have been incurred had (1) the acquisition by B/E of SMR, (2) the Company shares issued in the acquisition of SMR and (3) the refinancing of B/E's 9 3/4% Notes (which was completed on March 16,
         1998) taken place on February 23, 1997.

(f)      To eliminate minority interest.

(g) To adjust income tax expense to reflect the Company's 17% effective tax rate.

                               B/E Aerospace, Inc.
                  Pro Forma Combined Balance Sheets (Unaudited)
                                 August 29, 1998
                             (Dollars in thousands)


                                               B/E        CF Taylor     Adjustments    Pro Forma
                                           ------------ -------------- -------------- -----------

Assets:
Current assets:
     Cash and cash equivalents               $  29,203     $    --      $    --       $  29,203
     Accounts receivable-- trade, net          113,524         7,739                    121,263
     Inventories, net                          188,668         8,942                    197,610
     Other current assets                        9,506            69                      9,575
                                             ---------     ---------    ---------     ---------
       Total current assets                    340,901        16,750         --         357,651

Property & equipment, net                      136,873         4,447                    141,320
Intangibles & other assets, net                335,447         1,898(a)    25,124       354,181
                                                                    (c)   (11,582)
                                                                    (b)     3,294
                                             ---------     ---------    ---------     ---------
                                             $ 813,221     $  23,095    $  16,836     $ 853,152
                                             =========     =========    =========     =========

Liabilities & Stockholders' Equity:
Current liabilities:
     Accounts payable                        $  56,874     $   4,434    $    --       $  61,308
     Accrued liabilities                        93,928         7,079(b)     3,294       104,301
     Current portion of long-term debt           7,983          --           --           7,983
                                             ---------     ---------    ---------     ---------
       Total current liabilities               158,785        11,513        3,294       173,592
Long-term debt                                 464,813          --  (a)    25,124       489,937
Deferred income taxes                            1,161          --           --           1,161
Other liabilities                               19,512          --           --          19,512
                                             ---------     ---------    ---------     ---------
     Total liabilities                         644,271        11,513       28,418       684,202
                                             ---------     ---------    ---------     ---------

Stockholders' equity:
     Common stock                                  283        10,309(c)   (10,309)          283
     Additional paid-in capital                359,660          --                      359,660
     Accumulated deficit                      (188,389)        1,273(c)    (1,273)     (188,389)
     Cumulative foreign exchange
       translation adjustment                   (2,604)         --                       (2,604)
                                             ---------     ---------    ---------     ---------
       Total stockholders' equity              168,950        11,582      (11,582)      168,950
                                             ---------     ---------    ---------     ---------
                                             $ 813,221     $  23,095    $  16,836     $ 853,152
                                             =========     =========    =========     =========

         See accompanying notes to Pro Forma Combined Balance Sheets as of August 29, 1998.

                               B/E Aerospace, Inc.
                    Notes to Pro Forma Combined Balance Sheet
                                 August 29, 1998


(a)      Reflects the use of cash related to the acquisition of CF Taylor:

         Proceeds from borrowings under the Company's Bank Credit
         Facility                                                        $25,124

(b) The acquisition of CF Taylor has been accounted for as a purchase pursuant to APB Opinion No. 16 "Business Combinations." The purchase price has been allocated to the assets and liabilities of CF Taylor based on relative fair values. Such allocations are subject to final determination based on valuations and other studies. B/E expects that a portion of the CF Taylor purchase price will be allocated to in-process research and development and acquisition-related costs and will be written off and expensed. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. The CF Taylor charge has been excluded in the accompanying pro forma combined balance sheet. The final values may differ significantly from those set forth below:


Purchase cost:

Long-term debt                                                        $25,124
Purchase accounting reserves                                            3,294
Less estimated book value of net assets purchased                      11,582
                                                                     --------
     Total                                                            $16,836

Allocation of excess of purchase cost over book value of assets:

Goodwill and other intangible assets subject to final determination   $16,836
                                                                      =======

Purchase accounting reserves include the costs to implement the business integration plan, including severance, relocation, systems conversion and other business acquisition-related costs.

(c) To reclassify the equity in CF Taylor as part of the allocation of purchase price.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth information regarding the directors and executive officers of the Company. Officers of the Company are elected annually by the Board of Directors.


Name                                      Age    Position
----                                      ---    --------
Amin J. Khoury......................       59    Chairman of the Board

Robert J. Khoury....................       56    Vice Chairman of the Board and Chief Executive Officer
                                                 and Director

Paul E. Fulchino....................       51    President, Chief Operating Officer and Director

Marco C. Lanza......................       42    Executive Vice President, Marketing and Product
                                                 Development

Thomas P. McCaffrey.................       44    Corporate Senior Vice President of Administration, Chief
                                                 Financial Officer and Assistant Secretary

E. Ernest Schwartz..................       62    Corporate Senior Vice President, Development and
                                                 Planning

Edmund J. Moriarty..................       54    Corporate Vice President Law, General Counsel and
                                                 Secretary

Jeffrey P. Holtzman.................       43    Corporate Vice President, Treasurer and Assistant Secretary

Sam G. Ayoub........................       56    Group Vice President and General Manager, Services Group


Roman G. Ptakowski..................       50    Group Vice President and General Manager, Interior
                                                 Systems Group

Scott A. Smith.........................    43    Group Vice President and General Manager, In-Flight
                                                 Entertainment Group

Jim C. Cowart.......................       47    Director**

Richard G. Hamermesh................       50    Director*

Brian H. Rowe.......................       67    Director**

Hansjoerg Wyss......................       63    Director


-----------------------

*        Member, Audit Committee.

**       Member, Stock Option and Compensation Committee.

         The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes, each nearly as equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year. The Board is currently comprised of three Class I Directors (Brian H. Rowe, Jim C. Cowart and Paul E. Fulchino), two Class II Directors (Robert J. Khoury and Hansjoerg Wyss) and two Class III Directors (Amin J. Khoury and Richard G. Hamermesh). The terms of the Class I, Class II and Class III Directors expire upon the election and qualification of successor directors at annual meetings of stockholders held following the end of fiscal years 1998, 1997 and 1996, respectively. The executive officers of the Company are elected annually by the Board of Directors following the annual meeting of stockholders and serve at the discretion of the Board of Directors.

         Amin J. Khoury has been Chairman of the Board of the Company since July 1987 and was Chief Executive Officer until April 1, 1996. Since 1986, Mr. Khoury has also been the Managing Director of The K.A.D. Companies, Inc., an investment, venture capital and consulting firm. Mr. Khoury is currently the Chairman of the Board of Directors of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications, and a member of the Board of Directors of Brooks Automation, Inc., the leading manufacturer in the U.S. of vacuum central wafer handling systems for semiconductor manufacturing. Mr. Khoury is employed by the Company pursuant to an employment agreement extending through May 28, 2003. Mr. Khoury is the brother of Robert J. Khoury.

         Robert J. Khoury has been a Director of the Company since July 1987. Mr. Khoury was elected Vice Chairman and Chief Executive Officer effective April 1, 1996. From July 1987 until that date, Mr. Khoury served as the Company's President and Chief Operating Officer. From 1986 to 1987, Mr. Khoury was Vice President of The K.A.D. Companies, Inc. The Company has entered into an employment agreement with Mr. Khoury extending through May 28, 2003. Mr. Khoury is the brother of Amin J. Khoury.

         Paul E. Fulchino was elected a Director and President and Chief Operating Officer of the Company effective April 1, 1996. From 1990 to 1996, Mr. Fulchino served as President and Vice Chairman of Mercer Management Consulting, Inc. ("Mercer"), an international general management consulting firm with over 1,100 employees. In addition to his management responsibilities as President of Mercer, Mr. Fulchino also had responsibility for advising clients throughout the world, particularly with respect to the transportation industry, including a number of major airlines. The Company has entered into an employment agreement with Mr. Fulchino extending through May 28, 2003.

         Marco C. Lanza has been the Executive Vice President, Marketing and Product Development since January 1994. From March 1992 through January 1994, Mr. Lanza was Vice President and General Manager of the In-Flight Entertainment Group of the Company. From 1987 through February 1992, Mr. Lanza was Vice President, Marketing and Product Development of the Company. The Company has entered into an Employment Agreement with Mr. Lanza extending through December 31, 1999.

         Thomas P. McCaffrey has been Corporate Senior Vice President of Administration, Chief Financial Officer and Assistant Secretary since May 1993. From August 1989 through May 1993, Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant. The Company has entered into an employment agreement with Mr. McCaffrey extending through May 28, 2003.

         E. Ernest Schwartz has been Corporate Senior Vice President -- Development and Planning since December 1997. From March 1992 through November 1997, Mr. Schwartz was Group Vice President and General Manager of the Interior Systems Group of the Company. From 1986 through February 1992, Mr. Schwartz was President of Aircraft Products Company, which was acquired by the Company in 1992.

         Edmund J. Moriarty has been Corporate Vice President Law, General Counsel and Secretary since November 16, 1995. From 1991 to 1995, Mr. Moriarty served as Vice President and General Counsel to Rollins, Inc., a national service company. From 1982 through 1991, Mr. Moriarty served as Vice President and General Counsel to Old Ben Coal Company, a wholly owned coal subsidiary of The Standard Oil Company.

         Jeffrey P. Holtzman has been Treasurer since September 1993 and Vice President since November 1996. From June 1986 to July 1993, Mr. Holtzman served in several capacities at FPL Group, Inc., including Assistant Treasurer and Manager of Financial Planning. Mr. Holtzman previously worked for Mellon Bank, Gulf Oil and Arthur Young & Company.

         Sam G. Ayoub has been Group Vice President and General Manager of the Company's Services Group since May 1996 and from November 1994 through April 1996, was Executive Vice President-Services. From 1984 to 1994 Mr. Ayoub served in several capacities with AAR Corp. including Corporate Vice President Marketing and President- Technical Services Division. Prior to that Mr. Ayoub was with United Airlines for 20 years with his last position being General Manager of their Cargo Division.

         Roman G. Ptakowski has been the Group Vice President and General Manager of the Interior Systems Group since December 1997. From September 1995 through December 1997, Mr. Ptakowski was Vice President, Sales and Marketing of the Galley Products Group of the Company. From January 1995 through August 1995, Mr. Ptakowski served as Senior Vice President, Marketing for Farrel Corporation. Prior to that he was with the ABB Power T&D Company Inc. and Westinghouse Electric Corp. for 25 years with his last position being General Manager of their Protective Relay Division.

         Scott A. Smith has been the Group Vice President and General Manager of the In-Flight Entertainment Group since April 1998. From December 1995 through March 1998, Mr. Smith was with Toshiba American Information Electronics with his last position being Senior Vice President, Sales of the Americas. From December 1992 to February 1994, Mr. Smith served as Corporate Vice President of Engineering and from February 1994 to September 1995 served as the General Manager of the Desktop and Server Product Division of AST Research. Prior to that, Mr. Smith was with IBM for 16 years and served in numerous capacities, including Systems Manager of the engineering team which developed IBM's first PC Server and advanced desktop, Staff Assistant to the Chairman of the Board and Director of Visual Subsystems Group.

         Jim C. Cowart has been a Director of the Company since November 1989. Mr. Cowart is currently an independent investor and has been a principal of Cowart & Co. L.L.C. and EOS Capital, Inc., private capital firms retained from time to time by the Company for strategic planning, competitive analysis, financial relations and other services. From January 1993 to November 1997, Mr. Cowart was the Chairman of the Board of Directors and Chief Executive Officer of Aurora Electronics Inc. From 1987 until 1991, Mr. Cowart was a founding general partner of Capital Resources Partners, a private investment capital manager. Prior to such time, Mr. Cowart held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.

         Richard G. Hamermesh has been a Director of the Company since July 1987. Since August 1987, Dr. Hamermesh has been the Managing Partner of the Center for Executive Development, an independent executive education consulting company, and, from December 1986 to August 1987, Dr. Hamermesh was an independent consultant. Prior to such time, Dr. Hamermesh was on the faculty at the Harvard Business School. Dr. Hamermesh is also a Director of Applied Extrusion Technologies, Inc.

         Brian H. Rowe has been a Director of the Company since July 1995. He is currently Chairman Emeritus of GE Aircraft Engines, a principal business unit of the General Electric Company, where he also served as Chairman from September 1993 through January 1995 and as President from 1979 through 1993. Mr. Rowe is also a Director of the following companies: January 1980-Fifth Third Bank, an Ohio banking corporation; December 1994-Stewart

& Stevenson Services, Inc., a custom packager of engine systems; March 1995-Atlas Air, Inc., an air cargo carrier; December 1995-Textron Inc., a manufacturer of aircraft, automobile components, an industrial segment, systems and components for commercial aerospace and defense industries, and financial services; March 1996-Canadian Marconi Company, a manufacturer of aerospace, electronic communications products and surface transportation electronics systems; and October 1996-Cincinnati Bell Inc., a communications services company. Since January 1996, Mr. Rowe has served as Executive Vice Chairman of American Regional Aircraft Industries, Inc.

         Hansjoerg Wyss has been a Director of the Company since October 1989. Since 1977, Mr. Wyss has served as Director, President and is currently Chairman and Chief Executive Officer of Synthes North America and Synthes Canada, Ltd., manufacturers and distributors of orthopedic implants and instruments. Mr. Wyss formerly held management positions with Monsanto Europe in Belgium and Schappe-Burlington and Chrysler International in Switzerland. Mr. Wyss earned his MBA at Harvard Graduate School of Business and attained a Master of Science from the Swiss Federal Institute of Technology in Zurich. Mr. Wyss presently sits on numerous Boards including Harvard Graduate School of Business, Norian Corporation, Boathouse Sports, Southern Utah Wilderness Alliance and the Grand Canyon Trust.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 9, 1998 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in fiscal 1998 and each director of the Company; (iii) all executive officers and directors of the Company as a group; and (iv) each Selling Stockholder. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:


                                                                       Common Stock Beneficially Owned
                                             -----------------------------------------------------------------------------------
                                                Number of        Percent of         Number of         Number of      Percent of
                                             Shares Prior to     Outstanding     Shares Offered      Shares After    Outstanding
Name                                            Offering          Shares(1)          Hereby            Offering       Shares(1)
----                                            --------          ---------          ------            --------       ---------

Executive Officers, Directors and 5%
Stockholders:

T. Rowe Price Associates..................      1,898,300           6.50%               0              1,898,300        6.50%
      100 East Pratt
      Baltimore, MD  21202
Marco C. Lanza+...........................        185,482(2)         **                 0                185,482(2)      **
Amin J. Khoury+*..........................        162,500(3)         **                 0                162,500(3)      **
Paul E. Fulchino+*........................        155,179(4)         **                 0                155,179(4)      **
Hansjorg Wyss*............................        146,109(5)         **                 0                146,109(5)      **
Robert J. Khoury+*........................        114,055(6)         **                 0                114,055(6)      **
Thomas P. McCaffrey+......................        113,640(7)         **                 0                113,640(7)      **
Jim C. Cowart*............................         54,250(8)         **                 0                 54,250(8)      **
Brian H. Rowe*............................         30,000(9)         **                 0                 30,000(9)      **
Richard G. Hamermesh*.....................         17,350(10)        **                 0                17,350(10)      **
All Directors and Executive Officers as a
group (14 Persons)........................      1,155,430(11)       3.95%               0             1,155,430(11)     3.95%

Selling Stockholders:

SMR Sellers (12):
    Oscar J. Mifsud Trust - 1998..........      1,333,334           4.56%                1,333,334         --            --
    Patrick L. Ryan Trust - 1998..........      1,333,333           4.56%                1,333,333         --            --
    David B. Smith Trust - 1998...........      1,333,333           4.56%                1,333,333         --            --
                                                                                         ---------

     Total shares sold by Selling
          Stockholders....................                                               4,000,000
                                                                                         =========

---------
+        Named Executive Officer
*        Director of the Company
**       Less than 1 percent
(1) The number of shares of Common Stock deemed outstanding includes: (i) 28,251,910 shares of Common Stock outstanding as of September 9, 1998; and (ii) 968,000 shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing September 9, 1998).
(2) Includes 185,482 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 61,250 shares of Common Stock which are not exercisable in the next sixty days.
(3) Includes 162,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 197,500 shares of Common Stock which are not exercisable in the next sixty days.
(4) Includes 155,179 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 177,500 shares of Common Stock which are not exercisable in the next sixty days.
(5) Includes 5,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.

(6) Includes 114,055 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 147,500 shares of Common Stock which are not exercisable in the next sixty days.
(7) Includes 113,640 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 97,500 shares of Common Stock which are not exercisable in the next sixty days.
(8) Includes 3,000 shares acquired by a profit sharing plan and 51,250 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 33,750 shares of Common Stock which are not exercisable in the next sixty days.
(9) Includes 30,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 20,000 shares of Common Stock which are not exercisable in the next sixty days.
(10) Includes 8,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.
(11) Includes 968,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 938,750 shares of Common Stock which are not exercisable in the next sixty days.
(12)     See "Selling Stockholders" in the accompanying Prospectus.

Additional Shares Subject to Inclusion in the Offering

    In addition to the shares of Common Stock to be sold by the Selling Stockholders as described in this Prospectus Supplement, the holders of up to 1,166,675 shares of Common Stock have piggyback registration rights to participate in the Offering. Accordingly, up to an additional 1,166,675 shares of Common Stock may be sold in the Offering. Such holders (which include the ASI and ALC Sellers) must notify the Company by October 9, 1998 if they intend to participate in the Offering. If any holder of Common Stock elects to participate in the Offering, the Company will grant an option to the Underwriters, exercisable for 30 days from the date of this Prospectus Supplement, to acquire a number of shares of Common Stock equal to 15% of the shares of Common Stock proposed to be included on behalf of such holder in the Offering (exclusive of the shares subject to the over-allotment option), solely to cover over-allotments of shares, if any. The Company will not receive any of the proceeds from the sale of the Common Stock by the holders with piggyback registration rights. However, if the Underwriters' over-allotment option related to any such shares of Common Stock included in the Offering is exercised, the Company will receive the proceeds thereof. Any net proceeds received by the Company will be used for general corporate purposes, including working capital requirements to support increased sales and possible investments in strategic acquisitions. See "Use of Proceeds" herein.

    In the event the ASI Sellers and ALC Sellers elect to have all of the shares of Common Stock owned by such holders included in the Offering pursuant to their piggyback registration rights, the following additional shares of Common Stock may be sold in the Offering (subject to the Company's right to reduce the number of shares offered on behalf of the holders with piggyback rights in this Offering in the event the Underwriters determine that the inclusion of any such shares requested to be included would adversely affect the Offering):


                                                Number of        Percent of
                                             Shares Held         Outstanding
Name                                       Prior to Offering      Shares(1)
----                                       -----------------      ---------
Selling Stockholders:

ASI Sellers (2):
    Gregory and Deborah Fodell
      Partnership, Ltd....................      18,354               **
    Gregory and Deborah Fodell
      Partnership II, Ltd.................     183,541               **
ALC Sellers (2):
    Elise M. Francisco....................      61,395               **
    Louis J. Francisco....................     260,198               **
    Judith D. Tenzyk......................     160,797               **
    Michael J. Tenzyk.....................     160,797               **
    Trustees U/A Gertrude Brown
      dated 1/7/92........................      78,936               **
    Trustees U/A William Brown
      dated 1/7/92........................     242,657               **
    Total Shares subject to
     piggyback rights.....................   1,166,675               **


**   Less than 1 percent
(1) The number of shares of Common Stock deemed outstanding includes: (i) 28,251,910 shares of Common Stock outstanding as of September 9, 1998; and
     (ii) 968,000 shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing September 9, 1998).
(2)  See "Selling Stockholders" in accompanying Prospectus.

Pursuant to the Merger Agreements (as defined in the accompanying Prospectus) the holders of such shares of Common Stock who elect not to participate in the Offering will retain certain registration rights allowing them to sell their shares from time to time subject to certain "blackout periods" (including a blackout period beginning for a period of 60 days from October 9, 1998). See "Selling Stockholders" and "Plan of Distribution" in the accompanying Prospectus.

                                  UNDERWRITING

         Under  the  terms  and  subject  to  the  conditions  contained  in  an underwriting  agreement,  dated  ,  1998  (the  "Underwriting  Agreement"),  the
Underwriters named below (the "Underwriters") for whom Credit Suisse First Boston Corporation, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and PaineWebber Incorporated are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Selling Stockholders the following respective numbers of shares of Common Stock:


                                                                      Number
                      Underwriter                                   of Shares
                      -----------                                   ----------

Credit Suisse First Boston Corporation............................
BT Alex. Brown Incorporated.......................................
Morgan Stanley & Co. Incorporated.................................
PaineWebber Incorporated..........................................
                                                                   ----------
    Total.........................................................  4,000,000
                                                                   ==========

         The  Underwriting  Agreement  provides  that  the  obligations  of  the
Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

         The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus Supplement, to purchase up to 600,000 additional shares from the Company at the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus Supplement. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

         The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and, through the Representatives, to certain dealers at such price less a concession of $_______ per share, and the Underwriters and such dealers may allow a discount of $_______ per share on sales to certain other dealers. After the public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

         The Company, the Selling Stockholders and the Company's officers and directors have agreed that they will not directly or indirectly (i) offer, sell, contract to sell, pledge, announce their intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, whether now owned or thereafter acquired by such person, or with respect to which such person thereafter acquires the power of disposition, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, with certain limited exceptions, without prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this Prospectus Supplement.

         The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

         The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the Securities who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Common Stock until such time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         Pursuant to the Merger Agreements (as defined in the accompanying Prospectus), the Company has agreed to pay substantially all fees and expenses incident to the preparation, filing, amending and supplementing of the Registration Statement of which this Prospectus Supplement is a part and any registration, filing, qualification and other fees and expenses of complying with state Blue Sky or securities law. In addition, in connection with the acquisition of SMR, the Company has agreed to pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of the SMR Sellers' counsel. In connection with the acquisitions of ASI and ALC, the ASI Sellers and the ALC Sellers will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of such Selling Stockholders' counsel, if such Sellers should choose to participate in this Offering. In addition, to the extent the Net Proceeds (as defined in the SMR Acquisition Agreement) from the sale of the 4,000,000 shares of Common Stock owned by the SMR Sellers is less than the SMR Purchase Price (as defined in the accompanying Prospectus), the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility. B/E's obligations to the SMR Sellers under the SMR Acquisition Agreement are secured by the Irrevocable Letter of Credit. If such Net Proceeds exceed the SMR Purchase Price, the SMR Sellers will remit such excess to the Company. See "Selling Stockholders" and "Plan of Distribution" in the accompanying Prospectus.

         The shares of Common Stock are quoted on The Nasdaq Stock Market's National Market.

         Certain of the Underwriters and their affiliates have provided from time to time, and expect to provide in the future, various advisory, financial and investment banking services for the Company, for which such Underwriters have received and will receive customary fees and commissions.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

         The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

Representations of Purchasers

         Each  purchaser  of Common  Stock in Canada  who  receives  a  purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

         The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

         All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

         A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

         Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED September 30, 1998



                                5,166,675 Shares
[Logo]                          BE AEROSPACE, INC.
                                  Common Stock
                                ----------------

         All of the shares (the "Shares") of Common Stock of BE Aerospace, Inc., a Delaware corporation ("B/E" or the "Company"), par value $.01 per share (the "Common Stock"), offered hereby are being offered by certain stockholders listed herein (collectively, the "Selling Stockholders"), who may from time to time offer for sale shares of the Common Stock. The Selling Stockholders received such shares in connection with the acquisitions of either ASI, ALC or SMR (each as defined herein). Except as provided by the SMR Acquisition Agreement (as defined herein), the Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. See "Selling Stockholders."

         Pursuant to the SMR Acquisition Agreement, the Company has agreed to use reasonable efforts to effectuate a fully underwritten public offering of Common Stock that could include all or a portion of the Shares. The price in any such underwritten offering would be negotiated with the underwriters. To the extent any Shares are not sold by or for the account of the Selling Stockholders in any such underwritten offering, or any of the Selling Stockholders choose not to participate in such underwritten offering, the Selling Stockholders have advised the Company that the Shares of Common Stock offered hereby may be offered or sold by or for the account of such Selling Stockholders, from time to time, to purchasers directly, or through brokers in brokerage transactions on the Nasdaq National Market, or to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. From time to time the Selling Stockholders may engage in short sales, puts and calls and other transactions in securities of the Company, or derivatives thereof, and may sell and deliver the Shares in connection therewith. Brokers, dealers and underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters under the Securities Act of 1933 as amended, and together with the rules and regulations thereunder (the "Securities Act"), and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of the Common Stock offered hereby by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may be deemed to be underwriters under the Securities Act. The Company will bear all expenses in connection with the offering made hereunder, other than, in the case of the Selling Stockholders who received their shares in connection with the acquisitions of ASI or ALC, all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and fees of such Selling Stockholders' counsel which will be paid by such Selling Stockholders, pursuant to the relevant Merger Agreements (as defined herein). The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Common Stock offered hereby. See "Plan of Distribution."

         The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "BEAV." On September 29, 1998, the last reported sale price of the Common Stock was $22.5625 per share.

         If necessary, certain information relating to the Selling Stockholders, the terms of each sale of Common Stock offered hereby, including the public offering price, the names of any underwriters or agents, the compensation, if any, of such underwriters or agents and the other terms in connection with the sale of the Common Stock, in respect of which this Prospectus is delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                ----------------

                 The date of this Prospectus is          , 1998.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and any Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents   heretofore   filed  with  the   Commission
(Commission File No. 000-18348) by the Company are incorporated in this Prospectus by reference and made a part hereof:

         (1) B/E's Annual Report on Form 10-K for the year ended February 28, 1998 (the "1998 10-K"), filed with the Commission on May 29, 1998, as amended by the amendment to the 1998 10-K filed with the Commission on June 29, 1998.

         (2) The Company's Quarterly Reports on Form 10-Q for the quarter ended May 30, 1998, filed with the Commission on July 14, 1998 and the quarter ended August 29, 1998, filed with the Commission on September 25, 1998.

         (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 7, 1990 under Section 12 of the Exchange Act, including any report or amendment updating such description.

         (4) The Company's Current Reports on Form 8-K filed on April 13, 1998, April 27, 1998, May 8, 1998 and August 24, 1998,
                  respectively.

         All documents subsequently filed by B/E with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. B/E will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be directed to: Chief Financial Officer, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL 33414. Telephone requests may be directed to B/E at (561) 791-5000.

         In connection with any underwritten offering of the Shares, the underwriters and certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids. Such transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise. Such transactions, if commenced, may be discontinued at any time.

                                   THE COMPANY

General

         B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products, serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications to commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world.

         B/E's executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414, and its telephone number is (561) 791-5000.

Recent Acquisitions

         On March 27, 1998, the Company acquired Aerospace Interiors, Inc. ("ASI") for a total of 201,895 shares of Common Stock, representing a purchase price of approximately $5.6 million. ASI services, cleans and repairs aircraft interior parts and products, and is a leading provider of seat repair and maintenance services performed by non-airline entities. See "Selling Stockholders."

         On April, 14, 1998, the Company acquired Puritan-Bennett Aero Systems Co. ("PBASCO"), a wholly owned subsidiary of Nellcor Puritan Bennett Inc., for a cash purchase price of $69.7 million. PBASCO is a leading manufacturer of commercial aircraft oxygen delivery systems and passenger service unit components and systems ("PSU") and is a major supplier of air valves, overhead lights and switches for both commercial and general aviation aircraft.

         On April 21, 1998, the Company acquired Aircraft Modular Products ("AMP") for a cash purchase price of $117.3 million. AMP is a leading manufacturer of cabin interior products for general aviation (business jet) and commercial-type

VIP aircraft, providing a broad line of products including seating, sidewalls, bulkheads, credenza, closets, galley structures, lavatories, tables and sofas, as well as related spare parts.

         On July 30, 1998, the Company acquired Aerospace Lighting Corporation ("ALC") for a total of 964,780 shares of Common Stock, representing a purchase price of approximately $28.1 million. ALC is a market leader in producing interior fluorescent lighting systems for business and corporate jet aircraft. See "Selling Stockholders."

         On August  7,  1998,  the  Company  acquired  the  common  stock of SMR
Aerospace, Inc., the membership interests of SMR Developers LLC, and the partnership interests of SMR Associates (together, the "SMR Companies" or "SMR") for a total aggregate purchase price of approximately $120.0 million, subject to adjustment (the "SMR Purchase Price"). Pursuant to the SMR Acquisition
Agreement, the Company issued 4,000,000 shares of Common Stock to the SMR Sellers (as defined herein) and paid the SMR Sellers $2.0 million in cash. The Company also paid $22.0 million in cash to the employee stock ownership plan (the "ESOP") of Flight Structures, Inc. ("FSI"), a subsidiary of SMR Aerospace, Inc., pursuant to a separate Stock Purchase Agreement between the ESOP and B/E, to purchase the minority equity interest in FSI held by the ESOP, bringing the total aggregate purchase price paid by B/E for SMR to approximately $142.0 million. To the extent the Net Proceeds (as defined in the SMR Acquisition Agreement), which include the $2 million in cash already received by the SMR Sellers, from the sale of the 4,000,000 shares of Common Stock is less than the SMR Purchase Price, the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility (as defined herein). B/E's obligations to the SMR Sellers under the SMR Acquisition Agreement are secured by an irrevocable stand-by letter of credit from The Chase Manhattan Bank in favor of the SMR Sellers. If such Net Proceeds exceed the SMR Purchase Price, the SMR Sellers will remit such excess to the Company.

         SMR is a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. SMR provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories, and overhead bins, and install crew rest compartments. SMR is also a supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. In addition, SMR provides a variety of niche products and components that are used to facilitate reconfigurations and conversions. SMR's services are performed primarily on an aftermarket basis, and its customers include major airlines, such as United Airlines, Japan Airlines, British Airways, Air France, Cathay Pacific and Qantas, as well as Boeing, Airborne Express and Federal Express. See "Selling Stockholders."

         On September 3, 1998, the Company acquired substantially all of the galley equipment assets and assumed related liabilities of CF Taylor Interiors Limited and acquired the common stock of CF Taylor (Wales) Limited (collectively "CF Taylor"), both wholly owned subsidiaries of EIS Group PLC, for a total cash purchase price of approximately (pound)14.9 million, (approximately $25.1 million, based upon the exchange rate in effect on September 3, 1998). CF Taylor is a manufacturer of galley equipment for both narrow- and wide-body aircraft, including galley structures, crew rests and related spare parts.

                                  RISK FACTORS

         Prior to making an investment decision with respect to the Shares of Common Stock offered hereby, prospective investors should carefully consider the specific factors set forth below, together with all of the other information appearing herein, in light of their particular investment objectives and financial circumstances.

Dependence upon Conditions in the Airline Industry

         The Company's principal customers are the world's commercial airlines. As a result, the Company's business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s, the airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and by delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in the Company's business and profitability. The airline industry has now experienced five consecutive years of profitability including record profitability in each of the last three calendar years. This financial turnaround has, in part, been driven by record load factors, rising fare prices and declining fuel costs. The airlines have substantially restored their balance sheets through cash generated from operations and debt and equity placements. As a result, the levels of airline spending on refurbishment and new aircraft purchases have expanded. However, due to the volatility of the airline industry there can be no assurance that the current profitability of the airline industry will continue or that the airlines will maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

         In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction of future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from airline cabin interior products manufacturers, thereby adversely affecting the Company's revenues and margins.

         Recently, turbulence in the financial and currency markets of many Asian countries has led to uncertainty with respect to the economic outlook for these countries. Of the Company's $700 million of backlog at August 29, 1998, the Company had $34 million with Asian carriers deliverable in fiscal 1999 and a further $86 million deliverable in subsequent fiscal years. Of such Asian carrier backlog, approximately $34 million was with Japan Airlines, Singapore Airlines and Cathay Pacific. Although not all carriers have been affected by the current economic events in the Pacific Rim, certain carriers could cancel or defer their existing orders and future orders from airlines in these countries may be adversely affected. In addition, in June 1998, Boeing announced that economic conditions in Asia has caused it to adjust their production schedules, reducing wide body production by approximately 24 aircraft per year in 1999 and 2000 and increasing narrow body aircraft production by approximately 12 aircraft per year for the same period.

New Product Introductions and Technological Change

         Airlines currently are taking delivery of a new generation of aircraft and demanding increasingly sophisticated cabin interior products. As a result, the cabin interior configurations of commercial aircraft are becoming more complex and will require more technologically advanced and integrated products. For example, airlines increasingly are seeking sophisticated in-flight entertainment systems, such as the MDDS interactive individual passenger in-flight entertainment system developed by B/E. The Company expects that in-flight entertainment systems, including live broadcast television on narrow-body aircraft, will provide a significant percentage of its future revenues. Development of the MDDS and related in-flight entertainment systems required substantial investment by the Company and third parties in research, development and engineering. The future success of the Company may depend to some extent on its ability to manufacture successfully and deliver, on a timely basis, in-flight entertainment products and to have these products perform at the level expected by B/E's customers and their passengers, as well as the Company's ability to continue to develop, profitably manufacture and deliver, on a timely basis, other technologically advanced, reliable high-quality products, which can be readily integrated into complex cabin interior configurations.

Competition

         The Company competes with a number of established companies that have significantly greater financial, technological and marketing resources than the Company. Although the Company has achieved a significant share of the market for a number of its commercial airline cabin interior products, there can be no assurance that the Company will be able to maintain this market share. The ability of the Company to maintain its market share will depend not only on its ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which its products are currently in service, but also on its success in causing its products to be selected for installation in new aircraft, including next-generation aircraft, expected to be purchased by the airlines over the next decade, and in avoiding product obsolescence.

         The Company's primary competitors in the market for new passenger entertainment products, including individual seat video and in-flight entertainment and cabin management systems, are Matsushita Electronics and Rockwell Collins, each of which has significantly greater technological capabilities and financial and marketing resources than the Company.

Adverse Consequences of Financial Leverage

         The Company has substantial indebtedness and, as a result, significant debt service obligations. As of August 29, 1998, the Company had approximately $472.8 million aggregate amount of indebtedness outstanding, representing approximately 74% of total capitalization. The degree of the Company's leverage could have important consequences to purchasers or holders of its shares of Common Stock, including: (i) limiting the Company's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions or other general corporate requirements; (ii) requiring a substantial portion of the Company's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and further business opportunities; and (iii) increasing the Company's vulnerability to adverse economic and industry conditions. In addition, since any borrowings under the Company's bank credit facilities will be at variable rates of interest, the Company will be vulnerable to increases in interest rates. The Company may incur additional indebtedness in the future, although its ability to do so will be restricted by the indentures governing the Company's 9 7/8% Senior Subordinated Notes due 2006 (the "9 7/8% Notes") and 8% Senior Subordinated Notes due 2008 (the "8% Notes") and by the terms of its existing credit facilities with The Chase Manhattan Bank (the "Bank Credit Facility"). The ability of the Company to make scheduled payments under its present and future indebtedness will depend on, among other things, the future operating performance of the Company and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control.

         The Company's bank credit facilities and the indentures governing the 9 7/8% Notes and 8% Notes contain numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments and to sell or otherwise dispose of assets and merge or consolidate with other entities. The Company's bank credit facilities also require the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Company's bank credit facilities, or the indentures governing the 9 7/8% Notes and 8% Notes, could result in an event of default under the Company's Bank Credit Facility, or the aforementioned indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.

Customer Delivery Requirements

         The commercial aircraft cabin interior products industry is currently experiencing a period of rapid growth. From February 22, 1997 to August 29, 1998, the Company has experienced an approximately 67% increase in its backlog. The ability of the Company to receive new contract awards and to deliver its existing backlog is dependent upon its (and its suppliers') ability to increase deliveries to meet the recent surge in demand. Although the Company believes it has sufficient manufacturing capacity to meet customer demand, there can be no assurance that the Company, or its suppliers, will be able to meet the increased product delivery requirements.

General  Aviation  Acquisitions;   Ability  to  Integrate  Acquired  Businesses;
Additional Capital Requirements

         Between 1989 and January 1996, the Company acquired nine companies. During fiscal 1999, the Company acquired six additional companies, including ASI, PBASCO, AMP, ALC, SMR and CF Taylor. Through several recent acquisitions, the Company has expanded its activities from the commercial to the general aviation market. There can be no assurance that the Company will be successful in entering the general aviation market. The Company intends to consider future strategic acquisitions in the commercial airline and general aviation cabin interior industries, some of which could be material to the Company. B/E is in discussions from time to time with one or more third parties regarding possible acquisitions. As of the date of this Prospectus, except as disclosed herein, the Company has no agreements or understanding with a prospective acquisition candidate in respect of a specific transaction. The ability of the Company to continue to achieve its goals will depend upon its ability to integrate effectively the recent and any future acquisitions and to achieve cost efficiencies. Although B/E has been successful in the past in doing so, there can be no assurance that the Company will continue to be successful. See "The Company -- Recent Acquisitions."

         Depending upon, among other things, the acquisition opportunities available, the Company may need to raise additional funds. The Company may seek such additional funds through public offerings or private placements of debt or equity securities or bank loans. Issuance of additional equity securities by the Company could result in substantial dilution to stockholders. In the absence of such financing, the Company's ability to make future acquisitions in accordance with its business strategy, to absorb adverse operating results, to fund capital expenditures or to respond to changing business and economic conditions may be adversely affected, all of which may have a material adverse effect on the Company's business, results of operations and financial condition.

Regulation

         The Federal Aviation Administration (the "FAA") prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies regulate these matters in other countries. If the Company fails to obtain a required license for one of its products or services or loses a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing FAA requirements and retrofitting installed products to comply with new FAA requirements can be both expensive and time-consuming.

Risks Associated with the Year 2000 Issue

         The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

         B/E Technology Initiatives Program. The Company has experienced substantial growth as a result of having completed 15 acquisitions since 1989. Essentially all of the acquired businesses were operating on separate information systems, using different hardware and software platforms. In fiscal 1997, the Company undertook to examine its systems, both pre-existing and acquired, for Year 2000 compliance with a view to replacing non-compliant systems and creating an integrated Year 2000 compliant system. In addition, the Company has undertaken a comprehensive program to address the Year 2000 issue with respect to the following non-system areas: (i) network switching, (ii) the Company's non-information technology systems (such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology), and (iii) the status of major vendors, third party network service providers and other material service providers (insofar as they relate to the Company's business). As explained below, the Company's efforts to assess its systems as well as non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may affect the Company, (ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

         Assessment Phase. The Company has identified substantially all of its major hardware and software platforms in use as well as the relevant non-system areas described above. The Company has determined its systems requirements on a company-wide basis and has begun the implementation of an enterprise resource planning (ERP) system, which is intended to be a single system data base onto which all the Company's individual systems will be migrated. In relation thereto, the Company has signed contracts with substantially all of its significant hardware, software and other equipment vendors and third party network service providers related to Year 2000 compliance.

         Remediation and Testing Phase. In implementing the ERP system, the Company has completed both remediation and testing phases of all internal systems, LAN's, WAN's and PBX's. These phases were intended to address potential Year 2000 problems of the ERP system in relation to both information technology and non-information technology systems and then to demonstrate that the ERP software was Year 2000 compliant. ERP system software was selected and applications implemented by a team of internal users, outside system integrator specialists and ERP application experts. The ERP system was tested between June 1997 to 1998 by this team of experts. To date, one location has been fully implemented on the ERP system. This company-wide solution is being deployed to all other B/E sites in a manner that is designed to meet full implementation for all non-Year 2000 compliant sites by December 31, 1999.

         Contingency Plans. The Company has begun to analyze contingency plans to handle worst case Year 2000 scenarios that the Company believes reasonably could occur and, if necessary, intends to develop a timetable for completing such contingency plans.

         Costs Related to the Year 2000 Issue. To date, the Company has incurred approximately $17 million in costs related to the implementation of the ERP system. The Company currently estimates the total ERP implementation will cost approximately $30 million. Implementation costs have and will be capitalized to the extent permitted under generally accepted accounting principles. The Company expects that it will incur approximately $6 million related to this program during the remainder of calendar 1998 and an additional $7 million during calendar 1999.

         Risks Related to the Year 2000 Issue. Although the Company's efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on the Company's business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the ERP system or failure by the Company to fully implement the ERP system or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments (including market developments and new opportunities) in the Company's industry.

Risks Inherent in International Operations; Risks Associated with the Conversion by Certain EU Member States to the "Euro"

         Foreign operations of B/E accounted for 26% of total sales for each of the six months ended August 29, 1998 and fiscal 1998, as compared to 24% and 25% for the six months ended August 30, 1997 and fiscal 1997, respectively. In addition, the Company has direct investments in a number of subsidiaries in foreign countries (primarily in Europe). Fluctuations in the value of foreign currencies affect the dollar value of B/E's net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. For the six months ended August 29, 1998 and fiscal 1998, the impact of such transactions on operating results was not significant; however, B/E reported a cumulative foreign currency translation amount of $(2.6) million in stockholders' equity at August 29, 1998 as a result of foreign currency adjustments, and there can be no assurance that the Company will not incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. Historically, foreign currency risk has not been material because a substantial majority of the Company's sales have been denominated in the currency of the country of product origin and no repatriation of earnings has occurred (or is anticipated). However, there can be no assurance that a substantial majority of sales will continue to be denominated in the currency of the country of product origin or as to the impact of changes in the value the United States dollar or other currencies. The largest foreign currency exposure results from activity in Dutch guilders, British pounds and Japanese yen.

         B/E has not hedged net foreign investments in the past, although it may engage in hedging transactions in the future to manage or reduce its foreign exchange risk. There can be no assurance that B/E's attempts to manage its foreign currency exchange risk will be successful.

         The Company's foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where it operates. There can be no assurance as to the impact of any such events that may occur in the future. See "Risk Factors -- Dependence upon Conditions in the Airline Industry."

         In addition, the Company may be exposed to certain risks as a result of the conversion by certain European Union ("EU") member states of their respective currencies to the "euro" as legal currency on January 1, 1999. The conversion rates between such EU member states' currencies and the euro will be fixed by the Council of the EU. Risks related to the conversion to the euro could include, among other things, effects on pricing due to increased cross-border price transparency, costs of modifying information systems, including both software and hardware, costs of relying on third parties whose systems also require modification, changes in the conduct of business and in the principal markets for the Company's products and services and changes in currency exchange rate risk. The Company has analyzed whether the conversion to the euro will materially affect its business operations. While the Company is uncertain as to the impact of the conversion, the Company does not expect anticipated costs in connection with the euro conversion to be material. However, the actual effects of the conversion cannot be known until the conversion to the euro has taken place and there can be no assurance that the actual effects of the conversion could not have a material adverse effect on the Company's business, results of operations, and financial condition.

Environmental Matters

         The Company is subject to regulation by federal, state and local authorities establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. The Company is also subject to laws, ordinances and regulations governing remediation of contamination at facilities it owns or operates or to which it sends hazardous substances or wastes for treatment, recycling or disposal. The Company believes that it is in compliance, in all material respects, with all laws affecting its business. However, there can be no assurance that the Company will continue to comply with all such laws, or with amended, new or more stringent laws and regulations which may be adopted in the future. Any such violation of law may result in penalties and/or liability in private actions filed by injured parties.

In addition, future discovery of any environmental contamination or liability at any of the Company's facilities, including facilities that may be acquired in connection with any acquisition, may cause the Company to incur significant expenses as a result thereof.

Dividend Policy; Restrictions on Payment of Dividends

         The Company has never paid a cash dividend and does not plan to pay cash dividends on its Common Stock in the foreseeable future. The Company's Bank Credit Facility and the Indentures governing the 9 7/8% Notes and the 8% Notes restrict and limit the payment of dividends on the Common Stock. Future indebtedness may also contain restrictions and limitations on the payment of dividends on the Common Stock.

Certain Anti-Takeover Provisions

         The Company's Restated Certificate of Incorporation and By-laws contain provisions that may have the effect of discouraging a third party from making an acquisition of the Company by means of a tender offer, proxy contest or otherwise. The Restated Certificate of Incorporation and By-laws of the Company, among other things, (i) classify the Board of Directors into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the approval of the holders of at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of such directors, (iii) require at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of directors to alter, amend or repeal the provisions relating to the classified board and removal of directors described above and
(iv) permit the Board of Directors to fill vacancies and newly created directorships on the Board. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. Under the Company's Restated Certificate of Incorporation, the Board of Directors of the Company also has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The Board of Directors could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could make it more difficult for a third party to gain control of the Company. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period. See "Description of Capital Stock".

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

Introduction

         B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world.

         B/E's revenues are generally derived from two primary sources: refurbishment or upgrade programs for the existing worldwide fleets of commercial and general aviation aircraft, and new aircraft deliveries. B/E believes its large installed base of products, estimated to be approximately $4,900,000 as of August 29, 1998 (valued at replacement prices), gives it a significant advantage over competitors in obtaining orders for refurbishment programs, principally due to the tendency of the airlines to purchase equipment for such programs from the original supplier. With the exception of spare parts sales, B/E's revenues are generated from programs initiated by the airlines which may vary significantly from year to year in terms of size, mix of products and length of delivery. As a result, B/E's revenues and margins may fluctuate from period to period based upon the size and timing of the program and the type of products sold. Historically, B/E experienced certain trends in its two revenue drivers: as the airlines took deliveries of large numbers of new aircraft, refurbishment programs as a percentage of revenues declined and, similarly, when new aircraft deliveries declined, refurbishment programs tended to increase in number and size. Changes in revenues by classes of product are the result of acquisitions and volume demand in the industry, as more fully described in the discussion and analysis that follows. During the most recent airline industry recession, which ended in 1994, the airlines significantly depleted their cash reserves and incurred record losses. In an effort to improve their liquidity, the airlines conserved cash by reducing or deferring cabin interior refurbishment and upgrade programs and purchases of new aircraft. As a result, in contrast with historical experience, B/E experienced declines in the number of both new orders and refurbishments.

         Since early 1994, the airlines have experienced a significant turnaround in operating results, with the domestic airline industry achieving record operating earnings during calendar years 1995 through 1997. Consequently, during fiscal 1998 B/E has experienced significant growth in backlog of seating and galley products, and has experienced significant growth in revenues and operating earnings. This growth is a reflection of the airlines' need to begin refurbishing worn fleets and their ability to do so as a result of the strengthening of the airlines' balance sheets.

         B/E has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. On January 24, 1996, the Company acquired all of the stock of Burns, an industry leader in commercial aircraft seating. On March 27, 1998, the Company acquired all of the capital stock of Aerospace Interiors, Inc., which services, cleans and repairs aircraft interior parts and products, and is a leading provider of seat repair and maintenance services performed by non-airline entities. On April 13, 1998, the Company acquired substantially all of the assets and assumed certain of the liabilities of PBASCO, a leading manufacturer of commercial aircraft oxygen delivery systems, a leading manufacturer of passenger service unit components and systems, and a major supplier of air valves, overhead lights and switches, crew masks and protective breathing devices. On April 21, 1998, the Company acquired substantially all of the assets and assumed certain of the liabilities of AMP, a leading manufacturer of cabin interior products for general aviation (business jet) and commercial type VIP aircraft. On July 30, 1998, the Company acquired all of the capital stock of ALC, a market leader in producing interior fluorescent lighting systems for business and corporate jet aircraft. On August 7, 1998, the Company acquired all of the capital stock of SMR Aerospace, Inc., a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. On September 3, 1998, the Company acquired substantially all of the galley equipment assets and assumed related liabilities of CF Taylor, a manufacturer of galley equipment and structures for both narrow- and wide-body aircraft. While the Company will continue to be susceptible to industry-wide conditions, management believes that the Company's significantly more diversified product line and revenue base achieved through acquisitions has reduced its exposure to demand fluctuations in any one product area.

         As a result of the acquisitions of PBASCO, AMP and SMR, the Company has recorded a charge of $169,155 for the write-off of acquired in-process research and development and acquisition related expenses associated with the transactions. In addition, in connection with the acquisition of CF Taylor, the Company anticipates that a portion of the purchase price will be allocated to acquired in-process research and development. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. In-process research and development expenses arose from new product development projects that were in various stages of completion at the respective acquired enterprises at the date of acquisitions. In-process research and development expenses for products under development at the date of acquisition that had not established technological feasibility and for which no alternative use was identified were written off.

         New product development projects underway at AMP at the date of acquisition included, among others, executive aircraft interior products for the Bombardier Global Express, Boeing Business Jet, Airbus Corporate Jet, Cessna Citation 560XL, Cessna Citation 560 Ultra, Visionare Vantage and Lear 60, as well as other specific executive aircraft seating products. New product development projects underway at PBASCO at the date of acquisition included, among others, modular drop boxes, passenger and flight crew oxygen masks, oxygen regulators and generators, protective breathing equipment, on board oxygen generating systems, reading lights, passenger service units, external viewing systems for executive and commercial aircraft and cabin monitoring systems. New product development projects underway at SMR at the date of acquisition included, among others, pneumatic and electrical deicing systems for the substantial majority of all executive and commuter aircraft types, crew rest modules for selected wide-body aircraft, passenger to freighter and combi to freighter conversion kits for selected wide-body aircraft, hovercraft skirting devices, cargo nets, and smoke barriers.

         Management estimates that the research and development cost to complete the in-process research and development related to projects underway at PBASCO, AMP and SMR will aggregate approximately $19,000, which would be incurred over a 3-4 year period. Uncertainties that could impede progress to a developed technology include (i) availability of financial resources to complete the development, (ii) regulatory approval (FAA, CAA, etc.) required for each product before it can be installed on an aircraft, (iii) economic feasibility of developed technologies, (iv) customer acceptance and (v) general competitive conditions in the industry. There can be no assurance that the in-process research and development projects will be successfully completed and commercially introduced.

         Recently, Rockwell Collins has entered the in-flight entertainment industry by purchasing Hughes Avicom, and in doing so has changed the competitive landscape for this line of business. The Company has evaluated the impact of the changing market conditions, and has determined that the long-term success of this line of business may be enhanced by teaming with a partner with substantial economic and technology resources. Accordingly, the Company may monetize all or a portion of its investment in its in-flight entertainment business.

         Over the last two fiscal years, the Company's gross margins have improved substantially, increasing from 31.2% in fiscal 1996 to 34.4% in fiscal 1997 and to 36.7% in fiscal 1998. The primary reasons for the improvement in gross margins include: (i) shift in product mix in all divisions toward higher margin products; (ii) higher unit volumes; and (iii) a company-wide re-engineering program which has resulted in higher employee productivity and better manufacturing efficiency.

         B/E's business strategy is to maintain its market leadership position through various initiatives, including new product development. In fiscal 1998, research, development and engineering expenses totaled $45,685, or 9.4% of net sales, primarily consisting of costs related to the development of the MDDS, with the balance attributable to the seating and galley products businesses.

         In January 1998, the Company resolved a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran, which resulted in a charge of $4,664 in its fourth quarter, which ended February 28, 1998.
See "Business -- Legal Proceedings."

         The following discussion and analysis addresses the results of the Company's operations for the six months ended August 29, 1998, as compared to the Company's results of operations for the six months ended August 30, 1997. The discussion and analysis then addresses the results of the Company's operations for the year ended February 28, 1998 as compared to the Company's results of operations for the year ended February 22, 1997. The discussion and analysis then addresses the results of the Company's operations for the year ended February 22, 1997 as compared to the Company's results of operations for the year ended February 24, 1996. The discussion and analysis then addresses the liquidity and financial condition of the Company and other matters.

Six Months Ended August 29, 1998, as Compared to the Six Months Ended August 30, 1997

         Net sales for the  fiscal  1999  six-month  period  were  $296,343,  an increase of approximately $62,700, or 27% over the comparable period in the prior year. The recent acquisitions of PBASCO, AMP and SMR accounted for a substantial portion of the increase in revenues during this period; AMP and PBASCO generated approximately $36,700 of revenues, in the aggregate, with SMR adding approximately $6,000. Internal growth during the six months was low due to uneven airline scheduling requirements. The Company does not believe this period is reflective of the Company's strong growth in orders and backlog. As described below, the Company expects very significant internal growth during the second half of the year and significant internal growth for the full year. During each of the six months ended August 29, 1998 and the year ended February 28, 1998, the Seating Products and Interior Systems Groups, exclusive of businesses acquired during fiscal 1999, generated approximately 78% of total revenues. During the eighteen month period ended August 29, 1998, these two groups generated their highest bookings ever, with program awards of approximately $764,909 from the world's airlines, including, among others, Delta Air Lines, USAirways, British Airways, United Airlines, American Airlines and Northwest Airlines. The Seating Products Group, which generated approximately 52% of total revenues in Fiscal 1998, had its strongest booking quarter ever during the quarter ended August 29, 1998, with a book to bill ratio of approximately 1.9:1; total bookings for the Company during the quarter were approximately $215,000, and the Company experienced a book to bill ratio of almost 1.4:1. The scheduled delivery dates for the Seating Products and Interior Systems Groups along with scheduled deliveries for other programs form the basis for management's expectation of very significant internal growth for the Company during the second half of Fiscal 1999.

         Gross profit was $111,480 (37.6% of sales) for the six months ended August 29, 1998. This was $26,268, or 31%, greater than the comparable period in the prior year of $85,212, which represented 36.5% of sales. The primary reasons for the improvement in gross margins include: (i) shift in product mix in all divisions toward higher margin products; (ii) higher unit volumes; and (iii) a company-wide re-engineering program which has resulted in higher employee productivity and better manufacturing efficiency.

         Selling, general and administrative expenses were $37,041 (12.5% of sales) for the six months ended August 29, 1998. This was $9,106, or 33%, greater than the comparable period in the prior year of $27,935 (12.0% of sales). The increase in selling, general and administrative expenses was primarily due to inclusion of the relevant expenses of the acquired companies along with increases associated with internal growth.

         Research, development and engineering expenses were $24,742 (8.3% of sales) for the six months ended August 29, 1998, an increase of $2,192 over the comparable period in the prior year. The increase in research, development and engineering expense in the current period is primarily attributable to ongoing new product development activities.

         Amortization expense for the six months ended August 29, 1998 of $7,360 was $1,831 greater than the amount recorded in the comparable period in the prior year.

         Based on management's assumptions, a portion of the purchase price for each of the recent acquisitions of PBASCO, AMP and SMR was allocated to purchased in-process research and development that had not reached technological feasibility and had no future alternative use. During the first six months of fiscal 1999, the Company recorded a charge of $169,155 for the write-off of acquired in-process research and development, acquisition-related and other expenses. Management estimates that the research and development cost to complete the in-process research and development related to projects underway at PBASCO, AMP and SMR will aggregate $19,000 which will be incurred over a 3-4 year period.

         Due to the acquisition-related charges of $169,155 during the six months ended August 29, 1998, the Company incurred an operating loss of $(126,818), as compared to operating earnings of $29,198 in the prior year's comparable period. Operating earnings excluding the acquisition-related charges were $42,337.

         Interest expense, net was $16,446 for the six months ended August 29, 1998, or $4,915 greater than interest expense of $11,531 for the comparable period in the prior year and is due to the increase in the Company's long-term debt.

         The loss before income taxes in the current quarter was $(143,264) (which includes in-process research and development, acquisition-related and other expenses of $169,155) as compared to earnings before incomes taxes of $17,667 in the prior year's comparable period. Earnings before income taxes excluding the acquisition-related charges were $25,891. Income tax expense for the six months ended August 29, 1998 was $4,401, as compared to $2,647 in the prior year's comparable period.

         The net loss for the six months ended August 29, 1998 was $(147,665), or $(6.20) per share (diluted), as compared to net earnings of $15,020 or $.64 per share (diluted), for the comparable period in the prior year.

Year Ended February 28, 1998 Compared to Year Ended February 22, 1997

         Sales for the year ended February 28, 1998 were $487,999, or 18% higher than sales of $412,379 in the prior year, and reflected a 24% increase in product sales, offset by a $13,305 decline in service revenues (attributable to discontinued service lines of business). Year over year, the Company experienced an increase in seating products revenues of approximately $35,000 (or 16%), a $25,000, or 25% increase in interior systems products revenues and a $29,000, or 56% increase in in-flight entertainment products revenues. The revenue increases for the Seating Products and In-Flight Entertainment Groups are primarily the result of retrofit programs that seven of the ten largest airlines in the world have commenced, while the increase in revenues for the Interior Systems Products Group is primarily related to both the surge in new aircraft deliveries and the increase in retrofit activity.

         Gross profit was $178,905, or 36.7% of sales, for the year ended February 28, 1998 and was $37,083, or 26% greater than the prior year's gross profit of $141,822, which represented 34.4% of sales. The increase in gross profit, while primarily the result of the higher sales volume, was also positively impacted by the 230 basis point improvement in gross margin.

         Selling, general and administrative expenses were $58,622, or 12% of sales, for the year ended February 28, 1998. This was $6,888, or 13% higher than the selling, general and administrative expenses for the prior year of $51,734 (12.5% of sales), and is primarily due to the higher level of sales and quotation activity, as well as a higher level of customer service, product support and information technology activities.

         Research, development and engineering expenses were $45,685, or 9.4% of sales, for the fiscal year ended February 28, 1998. For the prior year, research, development and engineering expenses were $37,083, or 9.0% of sales. The increase in research, development and engineering was attributable to B/E's ongoing new product development programs, including costs related to the development of the MDDS and related Boeing line-fit expenditures.

         Amortization expense for the fiscal year ended February 28, 1998 of $11,265 was $658, or 6% higher than the amount recorded in the prior year.

         Other expenses for the fiscal year ended February 28, 1998 consisted of a non-recurring charge of $4,664 related to the settlement of a dispute with the U.S. Government over certain export sales between 1992 and 1995. See "Business -- Legal Proceedings."

         Net interest expense was $22,765 for the year ended February 28, 1998 or $4,402 less than the net interest expense of $27,167 recorded for the prior year and is due to the decrease in the Company's long-term debt.

         The increase in gross profit offset by somewhat higher operating expenses and lower interest expenses in the current year resulted in earnings before income taxes, extraordinary item and cumulative effect of change in accounting principle of $35,904, an increase of $20,673 over the prior year.

         Income taxes for the year ended February 28, 1998 were $5,386, or 15% of earnings before income taxes as compared to $1,522, or 10% of earnings before income taxes, in the prior year.

         Earnings  before  extraordinary  item were $30,518,  or $1.30 per share
(diluted), which includes the $4,664 non-recurring charge related to the settlement of the dispute with the U.S. Government, for the year ended February 28, 1998, as compared to $13,709, or $.72 per share (diluted), for the prior year.

         The Company incurred an extraordinary charge of $8,956 during fiscal 1998 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of its 9 3/4% Notes.

         Net earnings were $21,562, or $.96 per share (basic) and $.92 per share (diluted), for the year ended February 28, 1998, as compared to $13,709, or $.77 per share (basic) and $.72 per share (diluted), for the prior year.

Year Ended February 22, 1997 Compared to Year Ended February 24, 1996

         Sales for the year ended February 22, 1997 were $412,379, or 77% higher than sales of $232,582 for the comparable period in the prior year. Year over year, Seating revenues increased $120,000, and Services revenues increased by $19,000. The acquisition of Burns accounted for approximately $104,000 of the $139,000 increase. Year over year, the interior systems products rose by $22,000, or 28% while in-flight entertainment revenues increased by $19,000, or 58%. The revenue increases for the Seating Products and In-flight Entertainment Groups are primarily the result of retrofit programs underway throughout the airline industry, while the increase in revenues for the Interior Products Group is primarily related to both the surge in new aircraft deliveries and the increase in retrofit activity. Excluding the effect of the Burns acquisition, sales increased 33% year over year.

         Gross profit was $141,822, or 34.4% of sales, for the year ended February 22, 1997, and was $69,271 higher than gross profit for the comparable period in the prior year of $72,551, which represented 31.2% of sales. The increase in gross profit was primarily the result of the higher sales volumes and the mix of all products and services sold.

         Selling, general and administrative expenses were $51,734, or 12.5% of sales, for the year ended February 22, 1997. This was $9,734 higher than selling, general and administrative expenses for the comparable period in the prior year of $42,000, or 18.1% of sales, principally due to the substantial increases in revenues and the acquisition of Burns.

         Research, development and engineering expenses were $37,083, or 9.0% of sales, for the year ended February 22, 1997. For the comparable period in the prior year, research and development expense was $58,327, or 25.1% of sales. The decrease in expenses during the current year was the result of a decrease in the level of activity associated with the MDDS interactive entertainment system, offset somewhat by an increase in product development activity in the Seating Products Group.

         Amortization expense of $10,607 for the year ended February 22, 1997 was $1,108 more than the amount recorded in fiscal 1996 as a result of the Burns acquisition.

         Other expenses of $4,170 for the year ended February 24, 1996 was a charge to earnings related to costs associated with the integration and consolidation of the Company's European seating operations in connection with the Company's rationalization of its seating business and as a result of the Burns acquisition. There was no similar charge in fiscal 1997.

         Net interest expense was $27,167 for the year ended February 22, 1997, or $8,531 higher than the net interest expense of $18,636 recorded for the comparable period in the prior year, and was due to the increase in the Company's long-term debt outstanding throughout most of fiscal 1997 as a result of the 9 7/8% Notes issued at the time of the Burns acquisition.

         Earnings before income taxes of $15,231 for the year ended February 22, 1997 were $75,312 more than the loss before income taxes of $60,081 in the prior year.

         Income taxes for the year ended February 22, 1997 were $1,522, or 10% of earnings before income taxes, as compared to no tax provision in fiscal 1996.

         Net earnings were $13,709, or $.77 per share (basic) and $.72 per share (diluted), for the year ended February 22, 1997 as compared to a net loss of ($83,413), or ($5.15) per share (basic and diluted) for the comparable period in the prior year, which included the cumulative effect of an accounting change of $23,332.

Bookings and Backlog Information

         Management estimates that B/E's backlog at August 29, 1998 was approximately $700,000, approximately 57% of which management believes to be deliverable during the 12 months following August 29, 1998, compared with a backlog of $560,000 and $420,000 on February 28, 1998 and February 22, 1997, respectively (as adjusted for the debooking of the British Airways MDDS program in August 1997 described below).

         On September 15, 1997, British Airways ("BA") notified the Company of its decision not to conduct a flight trial of B/E's MDDS interactive video system. BA ultimately selected a competitor's system for their in-flight entertainment equipment needs. As a result of BA's decision not to move forward with the interactive program, as of August 1997, the Company debooked approximately $155,000 of backlog related to the MDDS program. Although the Company has debooked the BA backlog, the Company is continuing to complete the initial development and testing of the MDDS product and has completed line fit certification of its MDDS System on Boeing 747-400 aircraft and has delivered the first MDDS product to its launch customer, Japan Airlines, in April 1998. See "Business -- Products and Services."

Liquidity and Capital Resources

         The Company's liquidity requirements consist of working capital needs, ongoing capital expenditures and scheduled payments of interest on its indebtedness. B/E's primary requirements for working capital have been directly related to increased accounts receivable and inventory levels as a result of revenue growth. B/E's working capital was $182,116 as of August 29, 1998, as compared to $262,504 as of February 28, 1998.

         At August 29, 1998, the Company's cash and cash equivalents were $29,203, as compared to $164,685 at February 28, 1998. Cash provided from operating activities was $9,686 for the six months ended August 29, 1998. The primary source of cash during the six months ended August 29, 1998 was the net loss of ($147,665) offset by non-cash charges for in-process research and development, depreciation, amortization and acquisition-related expenses of $185,413, decreases in accounts receivable of $6,163 and increases in accrued and other liabilities of $11,438, offset by a use of cash of $46,150 related to increases in inventories and other current assets. The primary use of cash during the six-month period was $209,636 for the acquisition of PBASCO, AMP and SMR.

         The Company's capital expenditures were $20,210 and $11,656 during the six months ended August 29, 1998 and August 30, 1997, respectively. The increase in capital expenditures was primarily attributable to (i) the development of a new management information system to replace the Company's existing systems, many of which were inherited in acquisitions, and (ii) expenditures for plant modernization. The management information system is expected to be installed over 18 months and will be year 2000 compliant. The Company anticipates ongoing annual capital expenditures of approximately $35,000 for the next several years to be in line with the expanded growth in business and the recent acquisitions.

         On August 7, 1998, the Company amended its credit facilities with The Chase Manhattan Bank by increasing the aggregate principal amount that may be borrowed thereunder by $120,000, up to $320,000, by adding an interim revolving credit commitment to provide for an irrevocable letter of credit (the "Bank Credit Facility"). Pursuant to the SMR Acquisition Agreement, to the extent the Net Proceeds (as defined), which include the $2,000 in cash already received by the SMR Sellers, from the sale of the four million shares of Common Stock by the SMR sellers is less than $120,000, the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility.

         The Bank Credit Facility consists of a $100,000 revolving credit facility, an acquisition facility of up to $100,000 and an interim revolving credit commitment of $120,000 available for the irrevocable letter of credit in connection with the SMR acquisition. The revolving credit facility expires in April 2004, the acquisition facility is amortizable over five years beginning in April 1999, and the interim revolving credit commitment terminates on April 2, 1999. At the termination of the interim revolving credit commitment or, at the option of the Company, upon the earlier expiration of the Company's obligation to maintain the irrevocable letter of credit, the aggregate principal amount that may be borrowed under the Bank Credit Facility will be reduced by $120,000, back to $200,000.

         The Bank Credit Facility is collateralized by the Company's accounts receivable, inventories and by substantially all of its other personal property. The Bank Credit Facility contains customary affirmative covenants, negative covenants and conditions of borrowing, all of which were met by the Company as of August 29, 1998. At August 29, 1998, indebtedness under the existing Bank Credit Facility consisted of letters of credit aggregating approximately $124,000 and outstanding borrowings under the revolving and acquisition credit facilities aggregating $121,000 (bearing interest at LIBOR plus 1.50% or prime plus 0.25%, as defined).

         In February 1998, the Company sold $250,000 of 8% Notes. In conjunction with the sale of the 8% Notes, the Company initiated a tender offer for the $125,000 of 9 3/4% Senior Notes due 2003 (the "9 3/4% Notes"). The net proceeds from the offering of approximately $240,419 were used (i) for the tender offer (which expired on February 25, 1998) in which approximately $101,800 of the 9 3/4% Notes were retired, (ii) to call the remaining 9 3/4% Notes on March 16, 1998, and (iii) together with the proceeds from the Bank Credit Facility, to fund the acquisitions of AMP and PBASCO. The Company incurred an extraordinary charge of $8,956 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of the 9 3/4% Notes. Long-term debt consists of the Bank Credit Facility, the 9 7/8% Notes and the 8% Notes. The 9 7/8% Notes and 8% Notes mature on February 1, 2006 and March 1, 2008, respectively.

         The Company believes that the cash flow from operations and availability under the Bank Credit Facility will provide adequate funds for its working capital needs, planned capital expenditures and debt service requirements through the term of the Bank Credit Facility. The Company believes that it will be able to refinance the Bank Credit Facility prior to its termination, although there can be no assurance that it will be able to do so. The Company's ability to fund its operations, make planned capital expenditures, make scheduled payments and refinance its indebtedness depends on its future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control.

Deferred Tax Assets

         The Company has established a valuation allowance related to the utilization of its deferred tax assets because of uncertainties that preclude it from determining that it is more likely than not that it will be able to generate taxable income to realize such asset during the operating loss carryforward period, which expires in 2012. Such uncertainties include recent cumulative losses by the Company, the highly cyclical nature of the industry in which it operates, economic conditions in Asia which is impacting the airframe manufacturers and the airlines, the Company's high degree of financial leverage and risks associated with the integration of acquisitions. The Company monitors these as well as other positive and negative factors that may arise in the future, as it assesses the necessity for a valuation allowance for its deferred tax assets.

Year 2000 Costs

         The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

         B/E Technology Initiatives Program. The Company has experienced substantial growth as a result of having completed 15 acquisitions since 1989. Essentially all of the acquired businesses were operating on separate information systems, using different hardware and software platforms. In fiscal 1997, the Company undertook to examine its systems, both pre-existing and acquired, for Year 2000 compliance with a view to replacing non-compliant systems and creating an integrated Year 2000 compliant system. In addition, the Company has undertaken a comprehensive program to address the Year 2000 issue with respect to the following non-system areas: (i) network switching, (ii) the Company's non-information technology systems (such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology); and (iii) the status of major vendors, third party network service providers and other material service providers (insofar as they relate to the Company's business). As explained below, the Company's efforts to assess its systems as well as non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may affect the Company, (ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

         Assessment Phase. The Company has identified substantially all of its major hardware and software platforms in use as well as the relevant non-system areas described above. The Company has determined its systems requirements on a company-wide basis and has begun the implementation of an enterprise resource planning (ERP) system, which is intended to be a single system data base onto which all the Company's individual systems will be migrated. In relation thereto, the Company has signed contracts with substantially all of its significant hardware, software and other equipment vendors and third party network service providers related to Year 2000 compliance.

         Remediation and Testing Phase. In implementing the ERP system, the Company undertook, and has completed, a remediation and testing phase of all internal systems, LAN's, WAN's and PBX's. These phases were intended to address potential Year 2000 problems of the ERP system in relation to both information technology and non-information technology systems and then to demonstrate that the ERP software was Year 2000 compliant. ERP system software was selected and applications implemented by a team of internal users, outside system integrator specialists and ERP application experts. The ERP system was tested between June 1997 to 1998 by this team of experts. To date, one location has been fully implemented on the ERP system. This company-wide solution is being deployed to all other B/E sites in a manner that is designed to meet full implementation for all non-Year 2000 compliant sites by December 31, 1999.

         Contingency Plans. The Company has begun to analyze contingency plans to handle worst case Year 2000 scenarios that the Company believes reasonably could occur and, if necessary, intends to develop a timetable for completing such contingency plans.

         Costs Related to the Year 2000 Issue. To date, the Company has incurred approximately $17,000 in costs related to the implementation of the ERP system. The Company currently estimates the total ERP implementation will cost approximately $30,000 and a portion of the costs have and will be capitalized to the extent permitted under generally accepted accounting principles. The Company expects that it will incur approximately $6,000 related to this program during the remainder of calendar 1998 and an additional $7,000 during calendar 1999.

         Risks Related to the Year 2000 Issue. Although the Company's efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on the Company's business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the ERP system or failure by the Company to fully implement the ERP system or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner would have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments (including market developments and new opportunities) in the Company's industry.

Industry Conditions

         The Company's principal customers are the world's commercial airlines. As a result, the Company's business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s the world airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in the Company's business and profitability. The airline industry has now experienced five consecutive years of profitability including record profitability in each of the last three calendar years. This financial turnaround has, in part, been driven by record load factors, rising fare prices and declining fuel costs. The airlines have substantially restored their balance sheets through cash generated from operations and debt and equity placements. As a result, the levels of airline spending on refurbishment and new aircraft purchases have expanded. However, due to the volatility of the airline industry there can be no assurance that the current profitability of the airline industry will continue or that the airlines will maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

         In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction in future aircraft orders as overlapping routes are eliminated and airlines seek greater economics through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by producing greater price competition from airline cabin interior products manufacturers, thereby adversely affecting the Company's revenues and margins.

         Recently, turbulence in the financial and currency markets of many Asian countries has led to uncertainty with respect to the economic outlook for these countries. Of the Company's $700,000 of backlog at August 29, 1998, the Company had $34,000 with Asian carriers deliverable in fiscal 1999 and a further $86,000 deliverable in subsequent fiscal years. Of such Asian carrier backlog, approximately $34,000 is with Japan Airlines, Singapore Airlines and Cathay Pacific. Although not all carriers have been affected by the current economic events in the Pacific Rim, certain carriers could cancel or defer their existing orders and future orders from airlines in these countries may be adversely affected.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business"  and  elsewhere,  and  incorporated  by reference  herein,  including statements regarding the business strategy of the Company, the Company's expected internal growth, potential strategic acquisitions, the products which the Company expects to offer, implementation of the Company's Year 2000 readiness program, anticipated development and marketing expenditures and regulatory reform, effects of the conversion by certain EU member states to the "euro," the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company, and other statements contained herein, and incorporated by reference herein, regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). In addition, when used in this Prospectus and elsewhere, the words "believe," "anticipate," "expect," intend" and similar expressions are intended to identify forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," as well as future events that have the effect of reducing the Company's operating income and available cash balances, such as unexpected operating losses, delays in the integration of the Company's acquired businesses, delivery of the Company's MDDS interactive video system, delays in the implementation of the Company's Year 2000 readiness program, customer delivery requirements, new or expected refurbishments or cash expenditures related to possible future acquisitions.

                                    BUSINESS

Introduction

         B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products, serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world. In fiscal 1998, approximately 92% and 8%, respectively, of the Company's total revenues were derived from major airlines and airframe manufacturers. Approximately 61% of B/E's revenues for fiscal 1998 were derived from refurbishment and upgrade orders.

         B/E is the largest manufacturer of airline seats in the world, offering an extensive line of first class, business class, tourist class and commuter seats and a complete line of general aviation seating products. The Company is also the world's largest manufacturer of galley equipment for both narrow- and wide-body aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers and refrigeration equipment. In addition, the Company manufactures a broad range of interior structures, including galleys, lavatories, sidewalls, credenzas, and closets. The Company is also a worldwide leader in the manufacture of oxygen delivery systems, passenger service units, air valves, lighting and switches, and is a major manufacturer of passenger entertainment and service systems, including individual passenger in-flight entertainment systems. The Company believes that in-flight entertainment systems, including the emerging live broadcast television market for domestic narrow-body aircraft, will be one of the fastest growing and among the largest product categories in the commercial aircraft cabin interior products industry.

         B/E has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. Since 1989, the Company has completed 15 acquisitions for an aggregate purchase price of approximately $680 million in order to increase its cabin interior product and service offerings, to expand its activities from the commercial to the general aviation market and to position B/E as the preferred global supplier to its customers. Acquisitions have also enabled the Company to reduce costs, principally through the integration of manufacturing facilities, and to leverage its established customer relationships by selling more products through its integrated sales force. The largest of the six transactions the Company has completed in fiscal 1999 was the acquisition of SMR, a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors, for a total aggregate purchase price of approximately $142.0 million. Management believes that the acquisition of SMR complements the Company's cabin interior product manufacturing capabilities and positions B/E as the only company in the industry able to offer its customers the complete range of products and services required for major cabin interior reconfigurations and modifications, from the conceptualization and engineering design of new cabin interiors, to the supply of cabin interior products, through the management of the integration, final installation and certification processes.

Industry Overview

         The commercial and general aircraft cabin interior products industries encompass a broad range of products and services, including not only aircraft seating products, passenger entertainment and service systems, food and beverage preparation and storage systems, and oxygen delivery systems, but also lavatories, lighting systems, evacuation equipment, overhead bins, as well as a wide variety of engineering design, integration, installation and certification services and maintenance, upgrade and repair services. Management estimates that the industry had annual sales in excess of $1.6 billion dollars during fiscal 1998.

         Historically, revenues in the airline cabin interior products industry have been derived from five sources: (i) retrofit programs in which airlines purchase new components to overhaul completely the interiors of aircraft already in service; (ii) refurbishment programs in which airlines purchase components and services to improve the appearance and functionality of certain cabin interior equipment; (iii) new installation programs in which airlines purchase new equipment to outfit a newly delivered aircraft; (iv) spare parts; and (v) equipment to upgrade the functionality or appearance of the aircraft interior. The retrofit and refurbishment cycles for commercial aircraft cabin interior products differ by product category. Aircraft seating typically has a refurbishment cycle of one to two years and a retrofit cycle of seven to eight years, although during the last industry downturn, these periods tended to be extended. See "-- Recent Industry Conditions." Galley structures and products are periodically upgraded or repaired, and require a continual flow of spare parts, but may be retrofitted only once or twice during the life of the aircraft.

         Historically, revenues in the general aviation cabin interior products industry have been derived from four sources: (i) retrofit and refurbishment programs in which the interior components of the aircraft are substantially overhauled to improve the appearance and functionality; (ii) new installation programs to outfit newly delivered aircraft; (iii) spare parts; and (iv) equipment to upgrade the functionality or appearance of the aircraft interior.

         The various product and service categories in which the Company currently participates include:

         Seating Products. This is the largest single product category in the industry and includes first class, business class, tourist class and commuter seats. Management estimates that the aggregate size of the worldwide aircraft seat market (including spare parts) during fiscal 1998 was in excess of $570 million. Approximately ten companies worldwide, including the Company, supply aircraft seats, although the Company (which has an approximately 50% market share) and three other competitors share approximately 90% of the market.

         Passenger Entertainment and Service Systems ("PESS"). This product category includes individual seat video systems, overhead video projection systems, audio distribution systems, passenger control units ("PCUs") and related wiring and harness assemblies and sophisticated interactive telecommunications and entertainment systems. Management estimates that the aggregate size of the worldwide PESS market was approximately $325 million during fiscal 1998. Industry sources expect the PESS market to increase substantially in the near term as individual passenger entertainment systems become standard in-flight entertainment equipment in first, business and tourist classes on wide-body aircraft and, with the further development of live broadcast television, many narrow-body aircraft. PESS products are currently supplied by approximately five companies worldwide. The Company has a market share of approximately 35% in individual passenger in-flight entertainment systems, as of August 29, 1998.

         Interior Systems Products. This product category includes interior systems for both narrow-body and wide-body commercial aircraft and general aviation/VIP aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers, air chillers, wine coolers and other refrigeration equipment, oxygen delivery systems, air valves, lighting and switches, and other interior systems components. The Company believes it is the only manufacturer with a complete line of interior systems products and the only supplier with the capability to fully integrate overhead passenger service units with either chemical or gaseous oxygen equipment.

         General Aviation and VIP Products. The Company entered this line of business with its acquisition of AMP in April 1998. By combining AMP's substantial presence in the general aviation and VIP aircraft cabin interior products industry with that of PBASCO and ALC, B/E has become the industry's leading manufacturer with a broad product line, including a complete line of executive aircraft seating products, flourescent lighting, air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories, tables and sofas. B/E has the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors. B/E is the preferred supplier of seating products and fluorescent lighting systems of essentially every general aviation-airframe manufacturer.

         Engineering/Integration and Maintenance/Support Services. The Company entered the engineering design, integration, installation and certification services market through the acquisition of SMR in August 1998. The Company has also historically been an active participant in the growing market for upgrade, maintenance and repair services through its Services Group. Historically, the airlines have relied on the airframe manufacturers or in-house engineering resources to provide engineering design and integration services, as well as maintenance and repair services. As cabin interior configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource such services in order to increase productivity and reduce costs and overhead. Through the recent acquisition of SMR, the Company provides design, integration, installation and certification services for commercial aircraft passengers cabin interiors, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. Through its Services Group, B/E also provides upgrade, maintenance and repair services for the products which it manufactures as well as for those supplied by other manufacturers.

         Through August 29, 1998, the Company operated primarily in the commercial aircraft cabin interior products segment of the commercial airlines supplier industry. Revenues for similar classes of products or services within this business segment for the six months ended August 30, 1997 and August 29, 1998 and for the fiscal years ended February 1996, 1997 and 1998 are presented below (dollars in millions):


                                                       Fiscal Year Ended                   Six Months Ended
                                             -----------------------------------      -------------------------
                                             Feb. 24,      Feb. 22,      Feb. 28,      August 30,    August 29,
                                               1996          1997          1998           1997          1998
                                               ----          ----          ----       -------------  ----------
                                                                                              (Unaudited)
Seating products......................... $       97     $      217    $      252     $      127    $      129
Interior systems products                         79            101           126             66            80
Passenger entertainment and service
   systems...............................         33             52            81             26            44
Engineering/Integration and
   Services..............................         23             42            29             15            19
General aviation and VIP products........        --             --            --             --             24
                                          ----------     ----------    ----------     ----------    ----------
Total revenues........................... $      232     $      412    $      488     $      234    $      296
                                          ==========     ==========    ==========     ==========    ==========

Recent Industry Conditions

         The Company's principal customers are the world's commercial airlines. The airlines, particularly the U.S. carriers, incurred record losses during the three-year period ended December 31, 1993. The losses incurred during the downturn seriously impaired airline balance sheets and negatively influenced airline purchasing decisions with respect to both new aircraft and refurbishment programs. The domestic airlines in large part returned to profitable operations during calendar year 1994, and achieved record operating earnings during calendar years 1995 through 1997. During this period, the domestic airlines substantially restored their balance sheets through cash generated from operations and debt and equity placements. This improvement in the airlines' profitability and liquidity has, in turn, led to an increase in refurbishment and retrofit programs which, coupled with spares revenues, generated approximately 61% of the Company's revenues in fiscal 1998. Further, throughout calendar 1997, the aircraft manufacturers continued to experience a significant increase in new aircraft orders. Among those factors expected to affect the cabin interior products industry are the following:

         Large Existing Installed Base. According to the Current Market Outlook published by the Boeing Commercial Airplane Group in 1998 (the "Boeing Report"), the world commercial passenger aircraft fleet consisted of 10,845 aircraft as of the end of 1997, including 3,102 aircraft with fewer than 120 seats, 4,824 aircraft with between 120 and 240 seats and 2,919 aircraft with more than 240 seats. Based on such fleet numbers, management estimates that the total worldwide installed base of commercial and general aviation aircraft cabin interior products, valued at replacement prices, was approximately $14.7 billion at the end of 1997. This existing installed base will generate continued retrofit, refurbishment and spare parts revenue, particularly in light of the deterioration of existing interior cabin functionality and aesthetics resulting from the airlines' deferral of refurbishment programs in recent years.

         Expanding Worldwide Fleet. Worldwide air traffic has grown in every year since 1946 (except in 1990) and, according to the Boeing Report, is projected to grow at a compounded average rate of five percent per year over the next 10 years, increasing annual revenue passenger miles from approximately 1.7 trillion in 1997 to approximately 4.4 trillion by 2017 (according to the July 1998 Airline Monitor). Airlines have recently been purchasing a significant number of new aircraft due in part to the current high load factors and the projected growth in worldwide air travel. According to the Boeing Report, the worldwide fleet of commercial passenger aircraft is projected to expand from approximately 10,845 at the end of 1997 to approximately 23,500 by the end of 2017. In 1997, Boeing shipped 375 aircraft versus 269 in 1996 (as adjusted to include McDonnell Douglas deliveries). In addition, Boeing has stated plans to ship approximately 550 aircraft in each of calendar years 1998 and 1999. According to Airbus Industrie Global Market Forecast published in April 1998 (the "Airbus Industrie Report"), the worldwide installed seat base, which management considers to be a good indicator for potential growth in the aircraft cabin interior products industry, is expected to increase from approximately
         1.7 million passenger seats at the end of 1997 to approximately 4.1 million passenger seats at the end of 2017. The expanding worldwide fleet will generate additional revenues from new installation programs, while the increase in the size of the installed base will generate additional and continual retrofit, refurbishment and spare parts revenue.

         Wide-body Aircraft Orders. Orders for wide-body, long-haul aircraft constitute an increasing share of total new airframe orders. According to the February 1998 Airline Monitor, the percentage of Boeing aircraft deliveries projected to be wide-body aircraft for 1998 through 2002 is 42%, as compared to 37% for the five-year period ended December 31, 1997. Wide-body aircraft currently carry up to three times the number of seats as narrow- body aircraft, and because of multiple classes of service, including large first class and business class configurations, the Company's average revenue per seat on wide-body aircraft is also higher. Aircraft crews on wide-body aircraft may make and serve between 300 and 900 meals and may brew and serve more than 2,000 cups of coffee on a single flight. As a result, wide-body aircraft require as much as seven times the dollar value of cabin interior products as narrow-body aircraft, as well as products which are technically more sophisticated and typically more expensive. Further, individual passenger in-flight entertainment systems are installed principally on wide-body aircraft. Airlines are increasingly demanding such systems for long-haul flights to attract and retain customers, especially as the quality of in-flight entertainment has become a differentiating factor in passengers' airline selection decisions. Such systems also provide the airlines with the opportunity to increase revenues per passenger mile, without raising ticket prices, by charging individually for services used. For these reasons, management believes that in the future, interactive in-flight entertainment systems will be installed on essentially all wide-body aircraft and, with the further development of live broadcast in-flight television, many narrow-body planes.

         New Product Development. The commercial and general aircraft cabin interior products industries are engaged in intensive development and marketing efforts for a number of new products, including full electric "sleeper seats," convertible seats, interactive individual passenger entertainment systems, live broadcast television, crew masks, advanced telecommunications equipment, protective breathing equipment, oxygen generating systems and new galley equipment. Interactive video technology provides a passenger with a wide range of computer capabilities, which are designed to accept information generated by the passenger and communicate such information to the cabin crew for assisting passengers and crew with food service selection, the purchase of duty-free goods, information in connection with the arrival time, connecting flights, gate and other passenger information, as well as facilitate effective on-board inventory control and provide individual entertainment. Live TV(TM), a new product line being developed by a joint venture between the Company and Harris Corporation, will provide live broadcast television via satellite to passenger aircraft allowing passengers the capability to view up to 48 different channels of television service. New cabin interior products will generate new installation and retrofit revenues as well as service revenues from equipment maintenance, inspection and repair.

         Growing Services Markets. Historically, the airlines have relied on airframe manufacturers or their own in-house engineering resources to provide engineering, design, integration and installation services, as well as services related to repairing or replacing cabin interior products that have become damaged or otherwise non-functional. As cabin interior product configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource such services in order to increase productivity and reduce costs and overhead. Outsourced services include: (i) engineering design, integration, installation and certification services, which will entail providing the capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft and to manufacture related products, including engineering kits and interface components; and (ii) product upgrades (such as the installation of a telecommunications module or individual passenger entertainment unit in an aircraft seat not originally designed to accommodate such equipment), cabin interior product maintenance and inspection, as well as other repair services.

Competitive Strengths

         The Company believes that it has a strong competitive position attributable to a number of factors including the following:

         Leading Market Shares and Significant Installed Base. Management believes that the Company has achieved leading global market positions in each of its major product categories, with market shares, based upon industry sources, of approximately 50% in commercial aircraft seats, 60% in executive aircraft seats, 90% in coffee makers, 90% in refrigeration equipment, 90% in air valves, 50% in oxygen delivery systems, 50% in ovens, based on dollar sales for the twelve months ended August 29, 1998, and 35% in individual-passenger in-flight entertainment systems, determined on the basis of installed base as of August 29, 1998. The Company believes these market shares provide it with significant competitive advantages in serving its customers, including economies of scale and the ability to commit greater product development, global product support and marketing resources. Furthermore, because of economies of scale, in part attributable to its large market shares and its approximate $4.9 billion installed base of cabin interior equipment (valued at replacement prices as of August 29,
         1998), the Company believes it is among the lowest cost producers in the cabin interior products industry. The Company also believes that its large installed base provides B/E with a significant advantage over competitors in obtaining orders for retrofit and refurbishment programs, principally because airlines tend to purchase equipment from the original supplier. In addition, because of the need for compatible spare parts at airline maintenance depots and the desire of airlines to maximize fleet commonality, a single vendor is typically used for all aircraft of the same type operated by a particular airline.

         Combination of Manufacturing and Cabin Interior Design Services. The Company has continued to expand its products and services, believing that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interiors. The Company believes that it is the only manufacturer of a broad technologically-advanced line of cabin interior products with interior design capabilities. Based on its established reputation for quality, service and product innovation among the world's commercial airlines, the Company believes that it is well positioned to provide "one stop shopping" to these customers, thereby maximizing sales opportunities for the Company and increasing the convenience and value of the service provided to its customers.

         Technological Leadership/New Product Development. Management believes that the Company is a technological leader in its industry, with the largest R&D organization in the industry currently comprised of approximately 725 engineers. The Company believes that its R&D effort and its on-site engineers at both the airlines and airframe manufacturers enable B/E to play a leading role in developing and introducing innovative products to meet emerging industry trends and needs and thereby gain early entrant advantages and substantial market shares. Examples of such product development include: the introduction of several premium and main cabin class seats, which the Company believes provide greater comfort and are lighter in weight as a result of their ergonomic design and pre-engineered individual passenger comfort features; the Company's family of in-flight entertainment systems, which it believes to be superior to existing operational systems in terms of performance, reliability, weight, heat generation and flexibility to adapt to changing technology; a cappuccino/espresso maker; a quick chill wine cooling system; and a constant-pressure, steam cooking oven, which the Company believes substantially improves the appearance, aroma and taste of airline food. The Company has developed two individual in-flight entertainment systems that are designed to meet the varying technological and price specifications of the airlines and has a new interactive entertainment system in the final development stage. The Company also has a joint venture with Harris Corporation to develop and deliver live broadcast television (LiveTV((TM))) to domestic narrow body commercial aircraft.

         Proven  Track  Record  of  Acquisition  Integration.  The  Company  has
         demonstrated the ability to make strategic acquisitions and successfully integrate such acquired businesses by identifying opportunities to consolidate engineering, manufacturing and marketing activities, as well as rationalizing product lines. Between 1989 and January 1996, B/E acquired nine companies and has integrated the acquisitions by eliminating 11 operating facilities and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 1,300 employees, through January 1998. B/E's integration activities, coupled with its re-engineering program, have positively impacted gross and operating margins (before non-recurring expenses), which have increased by 369 and 245 basis points, respectively, during the five-year period ended February 28, 1998. During fiscal 1999, the Company acquired six additional companies, including ASI, PBASCO, AMP, ALC, SMR and CF Taylor, to broaden its product lines. The aggregate purchase price of all acquisitions made by B/E since 1989 is approximately $680 million. While the Company will continue to be susceptible to industry-wide conditions, management believes that the Company's significantly more diversified product line and revenue base achieved through acquisitions has reduced its exposure to demand fluctuations in any one product area.

Growth Opportunities

         B/E believes that it has benefitted from four major growth trends.

         Increase in Refurbishment and Upgrade Orders. B/E's substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and the sale of spare parts. Approximately 61% of B/E's revenues for the year ended February 28, 1998 were derived from refurbishment and upgrade orders. In the late 1980s and early 1990s, the airline industry suffered a significant downturn, which resulted in a deferral of cabin interior maintenance expenditures. Since early 1994, the airlines have experienced a turnaround in operating results, leading the domestic airline industry to record operating earnings during calendar years 1995 through 1997. Deterioration of cabin interior product functionality and aesthetics occurred within the commercial airline fleets during the industry downturn because of maintenance deferrals. Since the turnaround began, the airlines have experienced greater utilization resulting from higher load factors, which has encouraged airlines to increase spending on refurbishments and upgrades. The Company believes that it is well positioned to benefit over the next several years as a result of the airlines' dramatically improved financial condition and liquidity and the need to refurbish and upgrade cabin interiors. A significant portion of the Company's recent growth in backlog, revenues and operating earnings has been from refurbishment and upgrade programs, and the Company has been experiencing a high level of new order quote activity related to such programs.

         Expansion of Worldwide Fleet and Shift Toward Wide-Body Aircraft. Airlines have been purchasing a significant number of new aircraft in part due to current high load factors and the projected growth in worldwide air travel. According to the Boeing Report, worldwide air travel growth is projected to average 5% per year over the next 10 years and the worldwide fleet of commercial passenger aircraft is projected to expand from approximately 10,845 at the end of 1997 to approximately 15,900 by the end of 2007 and to more than 23,500 by the end of 2017. Related growth in aircraft interior product shipments associated with new aircraft deliveries began during calendar 1996. In 1997, Boeing shipped 375 aircraft versus 269 in 1996 (as adjusted to include McDonnell Douglas deliveries). In addition Boeing has stated plans to ship approximately 550 aircraft in each of calendar years 1998 and 1999. The Company generally receives orders related to new aircraft deliveries approximately six months before the delivery date. Furthermore, according to the February 1998 Airline Monitor, the percentage of new Boeing aircraft deliveries projected to be wide-body aircraft for 1998 through 2002 is 42% as compared to 37% for the five-year period ended December 31, 1997. This shift toward wide-body aircraft is significant to the Company since these aircraft require as much as seven times the dollar value of cabin interior products as narrow-body aircraft, including substantially more seats, galley equipment and in-flight entertainment products.

         General Aviation and VIP Aircraft Fleet Expansion and Related Retrofit Opportunities. General aviation and VIP airframe manufacturers are experiencing a surge in new aircraft deliveries similar to that occurring in the commercial aircraft industry. According to industry sources, executive aircraft deliveries amounted to 241 units in calendar 1996 and were approximately 348 in calendar 1997. Industry sources indicate that executive aircraft deliveries are expected to be approximately 450 in calendar 1998 and should reach 545 per year by the year 2000. Several new aircraft models, including the Visionaire Vantage, Cessna Citation Excel, the Boeing Business Jet, Global Express and Airbus Business Jet, have been or are expected to be introduced over the next several years. The overall strength of the U.S. and European economies, advances in engine technology and avionics and emergence of fractional ownership of executive aircraft are all important growth factors. In addition, the general aviation and VIP aircraft fleet consists of approximately 10,000 aircraft with an average age of approximately 15 years. As aircraft age or ownership changes, operators retrofit and upgrade the cabin interior, including seats, sofas and tables, sidewalls, headliners, structures such as closets, lavatories and galleys, and related equipment including lighting and oxygen delivery systems. The installed value of a new interior can range from $1 million for smaller models to up to $7 million for a long haul aircraft. In addition, operators generally reupholster or replace seats every five to seven years. Management believes the Company is well positioned to benefit from the retrofit opportunities due to (i) the 15-year average age of the executive jet fleet; (ii) operators who have historically reupholstered their seats are now more inclined to replace these seats with lighter weight, more modern and 16G-compliant seating models; and (iii) the belief that the Company is the only manufacturer with the capability for cabin interior design services, a broad product line for essentially all cabin interior products and program management services, for true "one-stop shopping."

         Emergence of Individual Passenger In-flight Entertainment Systems as a Major New Product Category. Airlines increasingly are demanding individual passenger in-flight entertainment systems as a method to attract and retain customers, as the availability of such service affects passengers' decisions on airline selection. These systems also provide the airlines with the opportunity to generate increased revenues, without raising ticket prices, by charging passengers for the services used. In June 1997, the Company announced a joint venture with Harris Corporation to develop and deliver live broadcast television (LiveTV(TM)) to domestic narrow-body commercial aircraft. The Company expects that in-flight entertainment systems, including the new technology designed to deliver live broadcast television on domestic narrow-body aircraft, will be one of the fastest growing and among the largest product categories in the commercial aircraft cabin interior products industry.

         The Company has developed a number of individual in-flight entertainment systems that are designed to meet the varying technological and price specifications of the airlines. The Company's two current systems are (i) the B/E 2000, with an installed base of approximately 21,000 units, which is a system that provides non-interactive video programming and (ii) the B/E 2000M, with an installed base of approximately 11,000 units, which offers similar functionality to the B/E 2000 but can be upgraded to the Company's Multimedia Digital Distribution System ("MDDS") product. The MDDS product, which is in its final development stage, is a fully interactive entertainment system with the capacity to provide movies on demand, telecommunications, gaming and other services. The Company has completed the initial development and testing of the MDDS product and delivered the first MDDS product to its launch customer, Japan Airlines ("JAL"), in April 1998. The Company also completed the engineering necessary to enable installation of the MDDS as a line fit option on Boeing aircraft in 1998. As of August 29, 1998, B/E had an in-flight entertainment systems backlog of approximately $86 million.

         Recently, Rockwell Collins has entered the in-flight entertainment industry by purchasing Hughes Avicom, and in doing so has changed the competitive landscape for this line of business. The Company has evaluated the impact of the changing market conditions, and has determined that the long term success of this line of business may be enhanced by teaming with a partner with substantial economic and technology resources. Accordingly, the Company may monetize all or a portion of its investment in its in-flight entertainment business.

Business Strategy

         The Company's business strategy is to maintain its leadership position and best serve its customers by (i) offering the broadest and most integrated product lines and services in the industry, including not only new product and follow-on product sales, but also design, integration, installation and certification services as well as maintenance, upgrade and repair services; (ii) pursuing a worldwide marketing approach focused by airline and general aviation airframe manufacturer and encompassing the Company's entire product line; (iii) pursuing the highest level of quality in every facet of its operations, from the factory floor to customer support; (iv) remaining the technological leader in its industry, as well as significantly growing its installed base of products in the developing in-flight individual passenger entertainment market; (v) enhancing its position in the growing upgrade, maintenance, inspection and repair services market; and (vi) pursuing selective strategic acquisitions in the commercial aircraft and general aviation cabin interior products industries.

Products and Services

Seating Products

         The Company is the world's leading manufacturer of aircraft seats, offering a wide selection of first class, business class, tourist class and commuter seats. A typical seat manufactured and sold by the Company includes the seat frame, cushions, armrests and tray table, together with a variety of optional features such as in-flight entertainment systems, oxygen masks and telephones. The Company estimates that as of August 29, 1998 the Company had an aggregate installed base of more than 1,000,000 aircraft seats, valued at replacement prices, of approximately $2.1 billion.

         Tourist Class. The Company is the leading worldwide manufacturer of tourist class seats. B/E has designed tourist class seats which incorporate features not previously utilized in that class, such as top-mounted passenger control units, footrests and improved oxygen systems.

         First and Business Classes. Based upon major airlines program selection and orders on hand, the Company is the leading worldwide manufacturer of premium-class seats. First class and business class seats are generally larger, heavier and more complicated in design, and are substantially more expensive than tourist class aircraft seats. The Company's first class seats and certain of its business class seats are equipped with articulating bottom cushion suspension systems, sophisticated hydraulic leg-rests, lumbar massage devices, adjustable thigh support cushions, reading lights, adjustable head and neck supports and large tables.

         Convertible Seats. The Company has developed two types of seats which can be converted from tourist class triple-row seats to business class double-row seats with minimal conversion complexity. Convertible seats allow airline customers to optimize the ratio of business class to tourist class seats for a given aircraft configuration.

         Commuter Seats. The Company is the leading manufacturer of commuter seats in both the U.S. and worldwide markets. The Company's Silhouette(TM) Composite commuter seats are similar to commercial jet seats in comfort and performance but are lightweight and require minimal maintenance.

         Spares. Aircraft seats are exposed to significant stress in the course of normal passenger activity, and certain seat parts are particularly susceptible to damage from continued use. As a result, a significant market exists for spare parts.

Passenger Entertainment and Service Systems ("PESS")

         Management estimates that the Company has the largest installed base of PESS products in the world, which as of August 29, 1998, valued at replacement prices, is approximately $470 million. The Company has the leading share of the market for passenger control units ("PCUs") and related wiring and harness assemblies, and has developed products aimed at other portions of the PESS market, including individual seat video systems, advanced multiplexer and hard-wired distribution systems and other products. The Company believes that it is a market leader in individual passenger in-flight entertainment systems and that this product category will be the fastest growing, and among the largest, product categories in the commercial aircraft cabin interior products industry in the future.

         Individual Passenger Entertainment. The Company has developed a number of in-flight entertainment systems that are designed to meet the technological and price specifications of the airlines:

         B/E 2000. The B/E 2000, introduced in 1992, is one of the Company's first-generation individual inflight video systems and offers centralized electronic distribution of a limited range of programming. Since its introduction, the Company has installed approximately 21,000 units of the B/E 2000 and earlier generation individual passenger video systems with 10 airlines.

         MDDS Family. The Company has developed a family of next-generation, individual passenger in-flight entertainment products, which includes the 2000M and the MDDS:

              o B/E 2000M -- The B/E 2000M is an in-flight entertainment system that offers similar functionality to the 2000 but can be upgraded to the Company's fully interactive MDDS. Since its introduction in 1994, the Company has installed approximately 11,000 units.

              o MDDS -- B/E's MDDS is a state-of-the-art, fully interactive individual passenger in-flight entertainment system which has the capacity to offer numerous movies on demand, telecommunications, gaming, Nintendo(TM), Sega(TM) and PC-based games, in-flight shopping and, in the future, live television, among other services. The Company has completed the initial development and testing of the MDDS product and delivered the first MDDS product to its launch customer, JAL, in April 1998. The Company also completed the engineering necessary to enable installation of the MDDS as a line fit option on Boeing aircraft in conjunction with the JAL delivery.

         LiveTV(TM). In June 1997, the Company announced a joint venture with Harris Corporation to develop and market a system which will allow airline passengers to receive in-flight, live broadcast television aboard narrow-body commercial aircraft at each individual passenger seat. The Company controls a 51 percent voting interest in the joint venture. Under the joint venture agreement, B/E will provide its individual-seat video distribution system as its part of the overall LiveTV(TM) reception system, while Harris Corporation will provide the specialized aircraft antenna and receiver system to enable in-the-air reception. The Company expects to be in a position to commence deliveries to a launch customer for LiveTV(TM) sometime in 1999.

         PCUs, Wiring and Harness Assemblies. The Company's PCU product line is the broadest in the industry, including over 300 different designs which are functionally similar but differ widely due to the style preferences and technical requirements of the various airlines. Wiring and harness assemblies (which stabilize installed wiring) are sold as a package with PCUs and vary as widely as PCU types.

         Distribution Systems. The Company has manufactured hard-wired audio (since 1963) and video distribution systems (since 1992) and is currently the principal supplier of such systems to the airline industry. The Company also offers frequency division multiplex distribution systems, which deliver substantially improved audio performance compared to competitors' multiplex systems.

Interior Systems Products

         The Company is the world's largest manufacturer of interior systems products for both narrow and wide-body aircraft, offering a wide selection of structures, coffee and beverage makers, water boilers, ovens, liquid containers, refrigeration equipment, oxygen delivery systems, passenger service units, air valves, lighting and switches, and a variety of other interior components. Management estimates that as of August 29, 1998 the Company has an aggregate installed base of such equipment, valued at replacement prices, of approximately $1.5 billion.

         Coffee  Makers.  The  Company is the leading  manufacturer  of aircraft coffee makers, with the Company's equipment currently installed in virtually every type of aircraft for almost every major airline. The Company manufactures a broad line of coffee makers, coffee warmers and water boilers including the Flash Brew Coffee Maker, with the capability to brew 54 ounces of coffee in one minute, a Combi((TM)) unit which will both brew coffee and boil water for tea while utilizing 25% less electrical power than traditional 5,000 watt water boilers, and a recently introduced cappuccino/espresso maker.

         Ovens. The Company is the leading supplier of a broad line of specialized ovens, including high-heat efficiency ovens, high-heat convection ovens, and warming ovens. The Company's newest offering, the DS-2000 Steam Oven, represents a new method of preparing food in-flight by maintaining constant temperature and moisture in the food. It addresses the airlines' need to provide a wider range of foods than can be prepared by convection ovens.

         Refrigeration Equipment. The Company is the worldwide industry leader in the design, manufacture, and supply of commercial aircraft refrigeration equipment. The Company recently introduced a self-contained wine and beverage chiller, the first unit specifically designed to rapidly chill wine and beverages on board an aircraft.

         Galley Structures. Galley structures are generally custom designed to accommodate the unique product specifications and features required by a particular carrier. Galley structures require intensive design and engineering work and are among the most sophisticated and expensive of the aircraft's cabin interior products. The Company provides a variety of galley structures, closets and class dividers, emphasizing sophisticated and higher value-added galleys for wide-body aircraft.

         Oxygen Delivery System. The Company is a leading manufacturer of oxygen delivery systems, passenger service units, air valves, lighting and switches for both commercial and general aviation aircraft. B/E is the only manufacturer with the capability to fully integrate its own manufactured components with overhead passenger service units with either chemical or gaseous oxygen equipment. The Company's oxygen and passenger service unit equipment has been approved for use on all Boeing and Airbus aircraft and is also found on essentially all general aviation and VIP aircraft.

General Aviation

          The Company entered the market for general aviation and VIP aircraft products with its acquisition of AMP in April 1998. By combining AMP's substantial presence in the general aviation and VIP aircraft cabin interior products industry with that of PBASCO and ALC, B/E is now the leading manufacturer of a broad product line including a complete line of executive aircraft seating products, flourescent lighting, air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories, tables and sofas. B/E has the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors. B/E is the preferred supplier of seating products and flourescent lighting systems at essentially every general aviation airframe manufacturer.

Services and Specialty Products

         The Company is an active participant in the growing services and custom products markets. Management believes that the Company's broad and integrated product line and close relationships with its airline and leasing customers position the Company to become a leading service provider in this market. Most participants in this market are small, and management believes that the Company is the only major product manufacturer in the industry currently participating in this market.

         Engineering Design, Integration, Installation and Certification Services. Through the acquisition of SMR in August 1998, B/E is a leader in providing engineering design, integration, installation and certification services for commercial aircraft passenger cabin interiors, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft and to manufacture related products, including engineering kits and interface components. The Company provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories, and overhead bins, and install crew rest compartments. B/E is also a leading supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions.

         Upgrade, Maintenance and Repair Services. The Company provides a comprehensive range of services for cabin interior products on board aircraft either between flights or on an overnight basis, or at one or more of eight service centers in the worldwide service network. The spectrum of services includes systems check and components repair, parts inventory and management, refurbishment of seating products, on board surveys regarding status and product installations, as well as data support functions such as loading and updating of in- flight systems entertainment software, direct satellite broadcast systems support and systems integration.

         Specialty Products. The Company manufacturers several specialty products for the commercial airline industry including crew rest compartments, flight attendant seats, observer seats, and custom products in the passenger seating area, as well as fire/smoke barriers and cargo nets. The Company maintains a staff of engineers to design and certify various modules and kits to accommodate individual passenger video and telecommunications modules in seat backs and center consoles which were originally not designed for such applications. The Company believes it is able to provide products for unique applications more rapidly than original manufacturers.

Research, Development and Engineering

         The Company works closely with commercial airlines to improve existing products and identify customers' emerging needs. B/E's expenditures in research, development and engineering totaled $24.7 million, $45.7 million, and $37.1 million for the six months ended August 29, 1998 and for the fiscal years ended February 28, 1998, and February 22, 1997, respectively. The increase in expenses during fiscal 1998 is the result of the substantial completion of the Boeing Line Fit certification activities for MDDS and ongoing product development activity in the seating and galley products groups. B/E currently employs approximately 725 professionals in the engineering and product development areas. As part of its engineering design, integration, installation and certification services business acquired in August 1998, the Company added approximately 105 engineers. The Company believes that it has the largest engineering organization in the cabin interior products industry, with not only software, electronic, electrical and mechanical design skills but also substantial expertise in materials composition and custom cabin interior layout design.

Marketing and Customers

         The Company markets and sells its products directly to virtually all of the world's major airlines and commercial and general aviation aircraft manufacturers. The Company markets its general aviation products directly to all of the world's general aviation air frame manufacturers, modification centers and operators. B/E has a sales and marketing organization of 138 persons, along with 48 independent sales representatives. B/E's sales to non-U.S. airlines were $137.0 million, $232.7 million, and $203.4 million for the six months ended August 29, 1998 and for the fiscal years ended February 28, 1998 and February 22, 1997, respectively, or approximately 46%, 48% and 49%, respectively, of net sales during such periods.

         Airlines select manufacturers of cabin interior products primarily on the basis of custom design capabilities, product quality and performance, on time delivery, after-sales service and price. B/E believes that its large installed base, its timely responsiveness in connection with the custom design, manufacture, delivery and after-sales service of its products and its broad product line and stringent customer and regulatory requirements all present barriers to entry for potential new competitors in the cabin interior products market.

         The Company believes that its integrated worldwide marketing approach, focused by airline and encompassing the Company's entire product line, is preferred by airlines. Led by a B/E senior executive, teams representing each product line serve designated airlines which together accounted for approximately 67% of the purchases of products manufactured by B/E during fiscal 1998. These airline customer teams have developed customer specific strategies to meet each airline's product and service needs. The Company also staffs "on-site" customer engineers at major airlines and airframe manufacturers to represent its entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. These engineers help customers integrate the wide range of cabin interior products and assist in obtaining the applicable regulatory certification for each particular product or cabin configuration. Through its on-site customer engineers, the Company expects to be able to more efficiently design and integrate products which address the requirements of its customers. The Company provides program management services, integrating all on-board cabin interior equipment and systems, including installation and FAA certification, allowing airlines to substantially reduce costs. The Company believes that it is one of the only suppliers in the commercial aircraft cabin interior products industry with the size, resources, breadth of product line and global product support capability to operate in this manner.

         The Company markets its general aviation products directly to all of the world's general aviation airframe manufacturers, modification centers and operators.

         During the latter part of fiscal 1997, the Company initiated a program management discipline under which a program manager is assigned for each significant contract. The program manager is responsible for all aspects of the specific contract, including management of change orders and negotiation of related non-recurring engineering charges, monitoring the progress of the contract through its scheduled delivery dates, and overall profitability associated with the contract. The Company believes that it and its customers derive substantial benefit from its program management approach, including better on-time delivery and higher service levels. The Company also believes its program management approach results in better customer satisfaction and higher profitability over the life of the contract.

         During the six months ended August 29, 1998 and for the fiscal year ended February 28, 1998, one customer accounted for approximately 17% and 18%, respectively, of the Company's total revenues, and no other customer accounted for more than 10% of such revenues. There were no major customers in fiscal 1997 or 1996. Because of differing schedules of various airlines for purchases of new aircraft and for retrofit and refurbishment of existing aircraft, the portion of the Company's revenues attributable to particular airlines varies from year to year.

Backlog

         Management estimates that B/E's backlog at August 29, 1998 was approximately $700 million, approximately 57% of which management believes to be deliverable in the 12 month following August 29, 1998, compared with a backlog of $560 million and $420 million on February 28, 1998 and February 22, 1997, respectively (as adjusted to exclude certain backlog which was debooked in August 1997). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Bookings and Backlog Information."

Customer Service

         The Company believes that it provides the highest level of customer service and product support available in the commercial aircraft cabin interior products industry and that such service is a critical factor in the Company's success. The key elements of such service include (i) rapid response to requests for engineering designs, proposal requests and technical specifications; (ii) flexibility with respect to customized features; (iii) on-time delivery; (iv) immediate availability of spare parts for a broad range of products; and (v) prompt attention to customer problems, including onsite customer training. Customer service is particularly important to airlines due to the high cost to the airlines of late delivery, malfunctions and other problems.

Warranty and Product Liability

         The Company warrants its products, or specific components thereof, for periods ranging from one to ten years, depending upon product type and component. The Company generally establishes reserves for product warranty expense on the basis of the ratio of warranty costs incurred by the product over the warranty period to sales of the product over the warranty period. Actual warranty costs reduce the warranty reserve as they are incurred. Management periodically reviews the adequacy of accrued product warranty reserves; and revisions of such reserves are recognized in the period in which such revisions are determined.

         The Company also carries product liability insurance. The Company believes that its insurance is generally sufficient to cover product liability claims.

Competition

         The commercial aircraft cabin interior products market is relatively fragmented with a number of competitors in each of the individual product categories. Due to the global nature of the commercial airline industry, competition in product categories comes from both U.S. and foreign manufacturers. However, as aircraft cabin interiors have become increasingly sophisticated and technically complex, airlines have demanded higher levels of engineering support and customer service than many smaller cabin interior products suppliers can provide. At the same time, airlines have recognized that cabin interior product suppliers must be able to integrate a wide range of products, including sophisticated electronic components, particularly in wide-body aircraft. Management believes that these increasing demands of airlines upon their suppliers will result in a number of suppliers leaving the cabin interior products industry and a consolidation of those suppliers which remain. The Company has participated in this consolidation through strategic acquisitions and internal growth and intends to continue to participate in the consolidation.

         The Company's principal competitors for seating products include Group Zodiac S.A., Keiper Recaro GmbH, and a number of other producers in the European community and Japan. The Company's principal competitors for PESS products are Matsushita Electronics and Rockwell Collins. The Company's primary competitors for galley products are JAMCO Limited, Britax PLC, Scott Aviation and Intertechnique. The Company's market for general aviation products and services is highly fragmented, consisting of numerous competitors.

Manufacturing and Raw Materials

         The Company's manufacturing operations consist of both the in-house manufacturing of component parts and sub-assemblies and the assembly of Company specified and designed component parts which are purchased from outside vendors. The Company maintains state-of-the-art facilities, and management has an on-going strategic manufacturing improvement plan utilizing focused factories and cellular production technologies. Management expects that continuous improvement from implementation of this plan for each of its product lines will occur over the next several years and should lower production costs, cycle times and inventory requirements and at the same time improve product quality and customer response.

Government Regulation

         The FAA prescribes standards and licensing requirements for aircraft components, and licenses component repair stations within the United States. Comparable agencies regulate such matters in other countries. The Company holds several FAA component certificates and performs component repairs at a number of its U.S. facilities under FAA repair station licenses. The Company also holds an approval issued by the UK Civil Aviation Authority to design, manufacture, inspect and test aircraft seating products in Leighton Buzzard, England and in Kilkeel, Northern Ireland and the necessary approvals to design, manufacture, inspect, test and repair its galley products in Nieuwegein, The Netherlands and to inspect, test and repair products at its eight service centers throughout the world.

         In March 1992, the FAA adopted Technical Standard Order C127 requiring that all seats on certain new generation commercial aircraft installed after such date be certified to meet a number of new safety requirements, including an ability to withstand a 16G force. Management understands that the FAA plans to adopt in the near future additional regulations which will require that within the next five years all seats, including those on existing older commercial aircraft which are subject to the FAA's jurisdiction, will have to comply with similar seat safety requirements. At August 29, 1998, the Company had developed 15 different seat models which meet these new seat safety regulations.

Patents

         B/E currently holds 67 United States patents and 28 international patents, covering a variety of products. However, the Company believes that the termination, expiration or infringement of one or more of such patents would not have a material adverse effect on the Company.

Employees

         As of August 29, 1998, B/E had approximately 5,600 employees. Approximately 73% of these employees are engaged in manufacturing, 13% in engineering, research and development, and 14% in sales, marketing, product support and general administration. Approximately 12% of the employees are represented by unions. On April 25, 1997, the Company completed negotiations with one of its two domestic unions which represents 8% of the Company's employees. This contract, which covers a period of three years, was ratified by the members of the union on April 26, 1997. The contract at the only other domestic union which represents approximately 2% of the Company's employees runs to the year 2003. B/E considers its employee relations to be good.

Property

         As of August 29, 1998, B/E had 27 principal facilities, comprising an aggregate of approximately 1.8 million square feet of space. The following table describes the principal facilities and indicates the location, function, approximate size and ownership status of each location, including SMR and ALC:


                                                                                                 Facility
                                                                                                   Size
                 Location                                Products and Function                  (Sq. Feet)       Ownership
                 --------                                ---------------------                  ----------       ---------
Corporate
Wellington, Florida....................... Corporate headquarters, finance,  marketing            17,700           Owned
                                           sales
Seating Products
Litchfield, Connecticut................... Manufacturing, service and warehousing                147,700           Owned
Winston-Salem, North Carolina............. Manufacturing, research and development,              264,800           Owned
                                           finance, marketing and sales; Seating
                                           Products Group Headquarters


                                                                                                 Facility
                                                                                                   Size
                 Location                                Products and Function                  (Sq. Feet)       Ownership
                 --------                                ---------------------                  ----------       ---------
Leighton Buzzard, England................. Manufacturing, service, research and                  114,000          Owned(a)
                                           development, sales support, finance and
                                           warehousing
Kilkeel, Northern Ireland................. Manufacturing, sales support and                       38,500          Owned
                                           warehousing
Interior Systems
Anaheim, California....................... Manufacturing, service, research and                   57,100          Leased
                                           development, sales support, finance and
                                           warehousing
Delray Beach, Florida..................... Manufacturing, service, research and                   52,000          Owned
                                           development, sales support, finance and
                                           warehousing; Interior Systems Group
                                           Headquarters
Lenexa, Kansas............................ Manufacturing, service, engineering and                80,000          Leased
                                           warehousing
Nieuwegein, The Netherlands............... Manufacturing, service, research and                   39,000          Leased
                                           development, sales support, finance and
                                           warehousing
PESS Products
Irvine, California........................ Manufacturing, service, research and                  106,700          Leased
                                           development, sales support, finance and
                                           warehousing; In-flight Entertainment Group
                                           Headquarters
General Aviation and VIP Products
Miami, Florida............................ Manufacturing, service, research and                   84,300          Leased
                                           development, sales support, finance and                71,700          Owned
                                           warehousing; General Aviation Headquarters
Fountain Valley, California............... Manufacturing, service, research and                   26,000          Owned
                                           development, sales support, finance and
                                           warehousing
Aerospace Lighting Corporation............ Manufacturing, service, research and                   20,115          Leased
                                           development, sales support, finance and
                                           warehousing
Services
Orange, California........................ Upgrade, maintenance, inspection and repair,          106,300          Leased
                                           finance, sales support and warehousing;
                                           Services Group Headquarters
Longwood, Florida......................... Upgrade, maintenance, inspection and repair             5,300          Leased
Burnsville, Minnesota..................... Upgrade, maintenance, inspection and repair             7,200          Leased
Woodville, Washington..................... Upgrade, maintenance, inspection and repair            26,800          Leased
Chesham, England.......................... Upgrade, maintenance, inspection and repair            34,000          Owned(a)
Toulouse, France.......................... Upgrade, maintenance, inspection and repair               400          Leased

                                      -35-


                                                                                                 Facility
                                                                                                   Size
                 Location                                Products and Function                  (Sq. Feet)       Ownership
                 --------                                ---------------------                  ----------       ---------
Houston, Texas............................ Upgrade, maintenance, inspection and repair            45,000          Owned
Schiphol, The Netherlands................. Upgrade, maintenance, inspection and repair             3,600          Leased
SMR Technologies
Sharon Center, Ohio....................... Service, research and development, sales               16,282          Owned
                                           support, finance and warehousing
Fenwick, West Virginia.................... Manufacturing, service and warehousing                132,600          Owned
Flight Structure and Integration Group
Arlington, Washington..................... Manufacturing, service, research and                  130,164          Leased
                                           development, sales support, finance and
                                           warehousing
Jacksonville, Florida..................... Manufacturing, service, engineering, and               75,000          Owned
                                           warehousing

Wokingham, England........................ Manufacturing, service, research and                   70,000          Leased
                                           development, sales support, finance and
                                           warehousing
Wales, England............................ Manufacturing, service and warehousing                 80,000          Owned

----------
(a) B/E's owned properties in England are mortgaged to Barclays Bank plc to collateralize credit facilities of BE Aerospace (U.K.) Ltd. in aggregate amounts of up to approximately (pound)5.0 million.

         The Company believes that its facilities are suitable for their present intended purposes and adequate for the Company's present and anticipated level of operations. As a result of recent conditions in the airline industry as described in "-- Industry Overview" and "-- Recent Industry Conditions," B/E's facilities have been substantially underutilized for the past several years. The Company believes that its ongoing facility integration program, together with anticipated continued growth in airline profitability, should result in
significant   improvement   in  the  degree  of  utilization  in  the  Company's
facilities.

Legal Proceedings

         The Company is not a party to litigation or other legal proceedings which the Company believes could reasonably be expected to have a material adverse effect on the Company's business, financial condition and results of operations.

         In January 1998, the Company entered into a settlement related to a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. The dispute centered on shipments of aircraft seats and related spare parts for five civilian aircraft operated by Iran Air. Iran Air purchased the seats in 1992 and arranged for them to be installed by a contractor in France. At the time, Iran was not the subject of a U.S. trade embargo. In connection with its sale of seats to Iran Air, B/E applied for and was granted a validated export license by the U.S. Department of Commerce (the "DOC"). The dispute with the U.S. Government centered on whether seats were delivered to Iran Air before the formal license was issued by the DOC, some seven months after B/E first applied for the license. The settlement resolved all disputes between B/E Aerospace and the Department of Justice as well as the DOC's Bureau of Export Enforcement. As part of the settlement, B/E plead guilty to a violation of the International Economic Emergency Powers Act and was placed on probation for a three-year period. In addition, B/E entered into a consent order with the DOC under which the DOC has agreed to suspend the imposition of a three-year export denial order on PTC Aerospace, a member of B/E's U.S. Seating Products Group, provided no further violations of the export laws occur. The consent order issued by the DOC applies solely to PTC Aerospace ("PTC"), a unit of the Company's Seating Products Group. PTC is located in Litchfield, Connecticut. Under the terms of the consent order, if PTC were to violate any federal export laws during the three year period ending in January 2001, PTC, not B/E, would be subject to an order denying export privileges. Under the Company's current organization, the Company believes that it is unlikely that PTC would be in a position to engage in any export transactions that are not reviewed and controlled at the Seating Products Group level. As part of the plea agreement that was negotiated with the Office of the United States Attorney for the District of Connecticut, B/E is subject to a three year term of corporate probation that began in January 1998. The probation is unsupervised and thus B/E is not subject to monitoring or other conditions that impede or affect its ability to conduct business. Under the probation, the Company must refrain from violating any federal laws. The Company has taken steps to implement a legal compliance program to prevent and detect any violations of law. The Company recorded a charge of $4.7 million in its fourth quarter of fiscal 1998, which ended February 28, 1998, related to fines, civil penalties and associated legal fees arising from the settlement.

                                 USE OF PROCEEDS

         Except as provided by the SMR Acquisition Agreement, the Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders. See "Selling Stockholders." Any net proceeds received by the Company will be used for general corporate purposes, including working capital requirements to support increased sales, and possible investments in strategic acquisitions.

                              SELLING STOCKHOLDERS

General

         B/E has recently made several acquisitions and, pursuant to the provisions of the agreements governing such acquisitions, B/E agreed to register shares of Common Stock issued as consideration in such acquisitions. Each of the Selling Stockholders received the Shares of Common Stock offered hereby in connection with either the acquisition of ASI, ALC or SMR.

         The following are brief summaries of certain provisions of the agreements governing the Company's recent acquisitions of ASI, ALC, and SMR. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, such agreements which will be filed as exhibits to the Registration Statement. Capitalized terms are defined in the respective agreements unless otherwise defined herein. Whenever any term therein is referred to, such definition is incorporated herein by reference.

The ASI Acquisition

         On March 27, 1998, pursuant to the terms of an Agreement and Plan of Reorganization and Merger dated as of March 27, 1998, by and among B/E, BE Acquisition Corp., ASI, the Gregory and Deborah Fodell Partnership, Ltd. (the "Fodell Partnership I"), the Gregory and Deborah Fodell Partnership II, Ltd. (the "Fodell Partnership II" and collectively with the Fodell Partnership I, the "ASI Sellers") and Gregory N. Fodell (the "ASI Merger Agreement"), B/E acquired from the ASI Sellers all of the outstanding stock of ASI, a company based in Houston, Texas that services, cleans and repairs aircraft interior parts and products. In exchange, the ASI Sellers received a total of 201,895 shares of Common Stock, representing a purchase price of approximately $5.6 million. Pursuant to the terms of the ASI Merger Agreement, B/E agreed to register the shares of Common Stock received by the ASI Sellers.

         The shares of Common Stock offered by the ASI Sellers by this Prospectus were initially issued to the ASI Sellers pursuant to the ASI Merger Agreement. Gregory N. Fodell is a general partner and limited partner of each of the ASI Sellers and is currently a Vice President - Major Accounts of B/E Aerospace Services, Inc., a wholly-owned subsidiary of the Company. Immediately following the closing under the ASI Merger Agreement, the Fodell Partnership I beneficially owned 18,354 shares of Common Stock and the Fodell Partnership II beneficially owned 183,541 shares of Common Stock. The B/E Common Stock beneficially owned by the ASI Sellers represented approximately 0.7% of the shares of the Company's Common Stock outstanding on September 9, 1998.

The ALC Acquisition

         On July 30, 1998, pursuant to the terms of an Agreement and Plan of Reorganization and Merger dated as of July 30, 1998, by and among B/E, BE Aerospace Acquisition Corp, Aerospace Lighting Corp., and Louis J. Francisco, Elsie M. Francisco, Michael J. Tenzyk, Judith D. Tenzyk, Trustee U/A Gertrude Brown dated 1/7/92 and Trustee U/A William Brown dated 1/7/92 (together, the "ALC Sellers") (the "ALC Merger Agreement"), B/E acquired from the ALC Sellers all of the outstanding stock of Aerospace Lighting Corporation ("ALC"), a company based in Holbrook, New York, that produces interior fluorescent lighting systems for business and corporate jet aircraft. In exchange, the ALC Sellers received a total of 964,780 shares of Common Stock, representing a purchase price of approximately $28.1 million. Pursuant to the terms of the ALC Merger Agreement, B/E agreed to register the shares of Common Stock received by the ALC Sellers.

         The Shares of Common Stock offered by the ALC Sellers by this Prospectus were originally issued to the ALC Sellers pursuant to the ALC Merger Agreement. Immediately following the closing under the ALC Merger Agreement, Louis J. Francisco owned 260,198 shares of Common Stock, Elsie M. Francisco owned 61,395 shares of Common Stock, Michael J. Tenzyk owned 160,797 shares of Common Stock, Judith D. Tenzyk owned 160,797 shares of Common Stock, Trustee U/A Gertrude Brown dated 1/7/92 owned 78,936 shares of Common Stock and Trustees U/A William Brown Dated 1/7/92 owned 242,657 shares of Common Stock. The Common Stock received by the ALC Sellers pursuant to the ALC Merger Agreement constitute all of the shares of the Company's Common Stock held by them. The B/E Common Stock owned by the ALC Sellers represented approximately 3.3% of the shares of the Company's Common Stock outstanding on September 9, 1998.

The SMR Acquisition

         On August 7, 1998, pursuant to the terms of an Acquisition Agreement dated as of July 21, 1998, by and among B/E, Oscar J. Mifsud, Patrick L. Ryan, David B. Smith, the Oscar J. Mifsud Trust - 1998, the Patrick L. Ryan Trust - 1998 and the David B. Smith Trust - 1998 (the several Trusts together, the "SMR Sellers" and, collectively with the ASI Sellers and the ALC Sellers, the "Selling Stockholders") (the "SMR Acquisition Agreement" and, together with the ASI Merger Agreement and the ALC Merger Agreement, the "Merger Agreements"), B/E acquired from the SMR Sellers all of the outstanding stock of SMR Aerospace, Inc., all of the outstanding membership interests of SMR Developers LLC, and all of the outstanding partnership interests of SMR Associates for a total aggregate purchase price of approximately $120.0 million, subject to adjustment (the "SMR Purchase Price). Pursuant to the SMR Acquisition Agreement, the Company issued 4,000,000 shares of Common Stock to the SMR Sellers and paid the SMR Sellers $2.0 million in cash. The Company also paid $22.0 million in cash to the ESOP of FSI, a subsidiary of SMR Aerospace, Inc., pursuant to a separate Stock Purchase Agreement between the ESOP and B/E, to purchase the minority equity interest in FSI held by the ESOP, bringing the total aggregate purchase price paid by B/E for SMR to approximately $142.0 million. To the extent the Net Proceeds (as defined in the SMR Acquisition Agreement), which includes the $2.0 million in cash already received by the SMR Sellers, from the sale of the 4,000,000 shares of Common Stock is less than the SMR Purchase Price, the Company will pay such difference to the SMR Sellers with funds drawn under the Bank Credit Facility. B/E's obligations to the SMR Sellers under the SMR Acquisition Agreement are secured by an irrevocable stand-by letter of credit from The Chase Manhattan Bank in favor of the SMR Sellers. If such Net Proceeds exceed the SMR Purchase Price, the SMR Sellers will remit such excess to the Company. Pursuant to the terms of the SMR Acquisition Agreement, B/E agreed to register the shares of Common Stock received by the SMR Sellers.

         SMR is a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. SMR provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories, and overhead bins, and install crew rest compartments. SMR is also a supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. In addition, SMR provides a variety of niche products and components that are used to facilitate reconfigurations and conversions. SMR's services are performed primarily on an aftermarket basis, and its customers include major airlines, such as United Airlines, Japan Airlines, British Airways, Air France, Cathay Pacific and Qantas, as well as Boeing, Airborne Express and Federal Express.

         The shares of Common Stock offered by the SMR Sellers by this Prospectus were originally issued to the SMR Sellers pursuant to the SMR Acquisition Agreement. The Common Stock issued to the SMR Sellers constitute all of the shares of Common Stock that are beneficially owned by the SMR Sellers and represent approximately 13.7% of the shares of the Company's Common Stock outstanding on September 9, 1998.

         Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock beneficially owned as of September 9, 1998 by each Selling Stockholder, the number of Shares that may be offered and sold by or on behalf of each Selling Stockholder hereunder and the amount of Common Stock to be owned by each Selling Stockholder upon the completion of the Offering if all Shares offered by such Selling Stockholder are sold. Except as set forth below, as of September 9, 1998, none of the Selling Stockholders beneficially owns more than 1% of the outstanding Common Stock and, to the knowledge of the Company, except for Gregory Fodell, who is an employee of the Company, none of the Selling Stockholders has had any material relationships with the Company subsequent to the closings of the respective acquisitions of ASI, ALC and SMR. Any and all of the Shares listed below under the heading "Shares Offered" may be offered for sale by or on behalf of the Selling Stockholders. Except as provided by the Share Disposition Agreement (as defined herein) and the Merger Agreements, the Selling Stockholders may sell the Shares of Common Stock offered hereby from time to time and, as a result, no estimate can be given as of the date hereof as to the amount of Shares of Common Stock that will actually be offered for sale by the Selling Stockholders or as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of such offering. See "Plan of Distribution." Additional information as to the number and percentage of Shares beneficially owned before the offering by the Selling Stockholders, the number of Shares to be sold and the number of Shares beneficially owned after the offering will be set forth in an accompanying Prospectus Supplement, to the extent necessary.


                                                              Shares Beneficially
                                                                     Owned                               Shares Beneficially
                                                               Prior to Offering                        Owned After Offering
                                                             ---------------------       Shears         ---------------------
                  Selling Stockholders                       Number        Percent       Offered        Number        Percent
                  --------------------                       ------        -------       -------        ------        -------
ASI Sellers:
     Gregory and Deborah  Fodell Partnership, Ltd.               18,354       *              18,354       --            --
     Gregory and Deborah  Fodell Partnership II, Ltd.           183,541       *             183,541       --            --
ALC Sellers:
     Elise M. Francisco                                          61,395       *              61,395       --            --
     Louis J. Francisco                                         260,198       *             260,198       --            --
     Judith D. Tenzyk                                           160,797       *             160,797       --            --
     Michael J. Tenzyk                                          160,797       *             160,797       --            --
     Trustees U/A Gertrude Brown dated 1/7/92                    78,936       *              78,936       --            --
     Trustees U/A William Brown dated 1/7/92                    242,657       *             242,657       --            --
SMR Sellers:
     Oscar J. Mifsud Trust - 1998                             1,333,334      4.56         1,333,334       --            --
     Patrick L. Ryan Trust - 1998                             1,333,333      4.56         1,333,333       --            --
     David B. Smith Trust - 1998                              1,333,333      4.56         1,333,333       --            --

---------------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock as of September 9, 1998.

                              PLAN OF DISTRIBUTION

                  The SMR Sellers may sell the shares of Common Stock offered hereby from time to time subject to the terms of the SMR Acquisition Agreement and the Share Disposition Agreement (the "Share Disposition Agreement") by and between B/E and the SMR Sellers dated July 21, 1998, pursuant to which the SMR Sellers agreed to sell the SMR Shares only on such terms and conditions, and at such times as directed and approved by B/E. The ASI Sellers and the ALC Sellers may sell shares of Common Stock offered hereby from time to time subject to the terms of the ASI Merger Agreement and the ALC Merger Agreement, respectively. The Company has been advised by each of the Selling Stockholders that sales by such Selling Stockholders of the Shares of Common Stock offered hereby may be offered or sold by or for the account of such Selling Stockholders, from time to time, to purchasers directly, or through brokers in brokerage transactions on the Nasdaq National Market, or to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act. Where any Selling Stockholder effects such transactions by selling to or through one or more broker-dealers, such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Alternatively, where the Selling Stockholders from time to time offer the Shares through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the Shares for whom they act as an agent. The Merger Agreements provide that the Company indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Merger Agreements also provide for the indemnification of the Company by the Selling Stockholders for certain liabilities, including liabilities under the Securities Act.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholder;
(b) the name of any underwriters, brokers, dealers or agents effecting the transaction on behalf of the Selling Stockholder; (c) the number of shares involved; (d) the price at which such shares are to be sold; (e) the commissions paid or discounts or concessions allowed to such underwriters, brokers, dealers or agents, where applicable; (f) that such underwriters, brokers, dealers or agents did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, where applicable; and (g) other facts material to the transaction.

         Pursuant to the Merger Agreements, the Company has agreed to pay substantially all fees and expenses incident to the preparation, filing, amending and supplementing of the Registration Statement of which this Prospectus is a part and any registration, filing, qualification and other fees and expenses of complying with state Blue Sky or securities law. In addition, in connection with the acquisition of SMR, the Company has agreed to pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of the SMR Sellers' counsel. In connection with the acquisitions of ASI and ALC, the ASI Sellers and the ALC Sellers will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of such Selling Stockholders' counsel.

         Pursuant to the Merger Agreements, and subject to certain conditions, the Company has agreed to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date following the effectiveness of the Registration Statement or such earlier date as of which all shares of Common Stock registered hereunder have been disposed of.

         In addition to offering the shares from time to time pursuant to the Registration Statement (the "shelf portion of the offering"), certain of the Shares may be sold in a potential underwritten offering (the "underwritten portion of the offering"). Pursuant to the SMR Acquisition Agreement, the Company has agreed to use commercially reasonable efforts to try to effectuate a fully underwritten public offering of Common Stock which will include the Shares issued to the SMR

Sellers. While the Company has no obligation to try to effectuate such an underwritten offering on behalf of the ASI or ALC Sellers, the ASI and ALC Sellers could elect to participate, in whole or in part, in any such underwritten offering, subject to certain exceptions, pursuant to their respective "piggyback" registration rights contained in the Merger Agreements. In the event that not all of the Shares are sold in any such underwritten portion of the offering, or to the extent certain Selling Stockholders choose not to participate in any such underwritten portion of the offering, such unsold Shares may be offered by the Selling Stockholders as otherwise described herein in the shelf portion of the offering. Sales of a substantial number of shares of Common Stock in the public market, either in the shelf portion of the offering or the underwritten portion of the offering or otherwise, could adversely effect the market price of the Common Stock. In addition, there is no assurance that purchasers who buy Common Stock in the shelf portion of the offering, either before or after any such underwritten portion of the offering, will receive such shares on similar terms as those who receive shares in the underwritten portion of the offering. The public offering price for Shares offered in any underwritten portion of the offering will be determined through negotiations between the Company, any Selling Stockholders and the underwriters participating in such offering and may not be indicative of the market price of the Common Stock following any such underwritten portion of the offering or during the shelf portion of the offering.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         The Company is authorized to issue 50,000,000 shares of Common Stock, $0.01 par value, of which 28,309,929 shares were outstanding as of September 22, 1998, and held by approximately 721 stockholders of record. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The indentures relating to the Company's 9 7/8% Notes and 8% Notes and the Bank Credit Agreement, however, currently restrict dividend payments by the Company to its stockholders. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of Common Stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and non-assessable.

Preferred Stock

         The Company's Restated Certificate of Incorporation (the "Certificate") provides, among other things, for the authorization of 1,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). The shares of Preferred Stock may be issued from time to time at the discretion of the Board of Directors without stockholder approval. The Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with the Certificate. No shares of Preferred Stock are outstanding, and the Company has no immediate plans to issue any Preferred Stock. While issuance of Preferred Stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, such issuance could also make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or discourage an attempt to gain control of the Company. In addition, the Board of Directors, without stockholder approval, can issue shares of Preferred Stock with voting and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock.

Directors' Exculpation and Indemnification

         The Certificate provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law (the "DGCL"). The effect of this provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The Certificate also includes provisions for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Election and Removal of Directors

         The Certificate classifies the board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. The Certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the Certificate requires at least two-thirds of the voting power of the Company's shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

         Management believes that the Certificate provisions described in the preceding paragraph (the "Provisions"), taken together, reduce the possibility that a third party could effect a change in the composition of the Company's board of directors without the support of the incumbent board. The Provisions, however, may have significant effects on the ability of stockholders of the Company to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of the Company or effect a fundamental corporate transaction such as a merger. Nevertheless, although the Company has not experienced any problems in the past with the continuity or stability of the board, management believes that the Provisions help assure the continuity and stability of the Company's policies in the future, since the majority of the directors at any time will have prior experience as directors of the Company.

Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is Boston EquiServe L.P., Canton, Massachusetts 02021.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company appearing in its annual report on Form 10-K for the fiscal year ended February 28, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of SMR as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, have been audited by Zalick, Torok, Kirgesner, Cook & Co., independent auditors, as stated in their reports incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
         No dealer, salesperson or other person has been authorized to give any information or make any representation not contained in this Prospectus Supplement or Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company any Selling Stockholder or any Underwriter. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                              PROSPECTUS SUPPLEMENT

Summary .................................................................   S-3
Price Range of Common Stock .............................................   S-10
Dividend Policy .........................................................   S-10
Capitalization ..........................................................   S-11
Use of Proceeds .........................................................   S-12
Selected Financial Data .................................................   S-13
Pro Forma Consolidated Financial Data ...................................   S-15
Management ..............................................................   S-23
Principal and Selling Stockholders ......................................   S-27
Underwriting ............................................................   S-30
Notice to Canadian Residents ............................................   S-32
Legal Matters ...........................................................   S-33

                                                                            Page
                                                                            ----
                                   PROSPECTUS

Available Information .....................................................    2
Incorporation of Certain Documents
    by Reference ..........................................................    2
The Company ...............................................................    3
Risk Factors ..............................................................    5
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations ............................................................   11
Cautionary Statement Regarding
    Forward-Looking Statements ............................................   20
Business ..................................................................   21
Use of Proceeds ...........................................................   38
Selling Stockholders ......................................................   38
Plan of Distribution ......................................................   41
Description of Capital Stock ..............................................   43
Legal Matters .............................................................   44
Experts ...................................................................   44

--------------------------------------------------------------------------------





                               BE Aerospace, Inc.



                                   [B/E Logo]




                                4,000,000 Shares
                                  Common Stock
                                ($0.01 par value)








                              PROSPECTUS SUPPLEMENT





                           Credit Suisse First Boston

                                 BT. Alex Brown

                           Morgan Stanley Dean Witter

                            PaineWebber Incorporated

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution
         Securities and Exchange Commission registration fee......... $ 49,955
         Printing....................................................    **
         Legal fees and expenses.....................................    **
         Nasdaq National Market Additional Listing Fee...............   39,038
         Accounting fees and expenses................................    **
         Miscellaneous...............................................    **
                                                                      --------
                  Total.............................................. $  **
                                                                      ========

---------------
*     Estimated
**   To be provided by amendment

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, as amended ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's Restated Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The directors and officers of the Company are covered under directors' and officer's liability insurance policies maintained by the Company.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit
Number                     Description
------                     -----------

Exhibit 3                  Articles of Incorporation and By-Laws
3.1                        Amended and Restated Certificate of Incorporation*
3.2                        Certificate or Amendment of the Restated  Certificate
                           of Incorporation*
3.3                        Amended and Restated By-Laws*
Exhibit 4                  Instruments   defining  the  rights  of  security
                           holders, including debentures
4.1                        Specimen Common Stock Certificate*
4.2                        Form of Note  for the  Registrant's  Series  B 9-7/8%
                           Senior Subordinated Notes*
4.3 Indenture dated January 24, 1996 between Fleet National Bank, as trustee, and the Registrant
                           relating   to   the   Registrant's    9-7/8%   Senior
                           Subordinated Notes and Series B 9-7/8% Senior Subordinated Notes*
4.4 Indenture dated February 13, 1998 for the Registrant's issue of 8% Senior Subordinated Notes*
4.5                        Form  of  Note  for  the   Registrant's   8%   Senior
                           Subordinated Notes*
4.6 Form of Stockholders' Agreement by and among the Registrant, Summit Ventures II, L.P., Summit Investors II, L.P. and Wedbush Capital Partners*
Exhibit 5
5.1                        Opinion of Shearman & Sterling*
Exhibit 10(i)              Material Contracts
10.1 Supply Agreement dated as of April 17, 1990 between the Registrant and Applied Extrusion Technologies, Inc.*
10.2 Amended and Restated Credit Agreement (the "Chase Credit Agreement"), dated as of May 18, 1994 among the Registrant, the banks named therein and The Chase Manhattan Bank, N.A. as Agent*
10.3                       Amendment  No.  1  dated  May 18,  1994 to the  Chase
                           Credit Agreement*
10.4                       Second  Amended and Restated  Chase Credit  Agreement
                           dated January 19, 1996*
10.5                       Third  Amended and Restated  Chase  Credit  Agreement
                           dated May 29, 1997*
10.6                       Fourth  Amended and Restated  Chase Credit  Agreement
                           dated April 3, 1998*
10.6(a)                    Fifth  Amended and Restated  Credit  Agreement  dated
                           August 7, 1998*
10.7 Receivables Sales Agreement dated January 24, 1996 among the Registrant, First Trust of Illinois, N.A. and Centrally Held Eagle Receivables Program, Inc.*
10.8 Escrow Agreement dated January 24, 1996 among the Registrant, Eagle Industrial Product Corporation and First Trust of Illinois, N.A. as Escrow Agent*
10.9 Acquisition Agreement dated as of December 14, 1995 by and among the Registrant, Eagle Industrial Products Corporation, Eagle Industries, Inc. and Great American Management and Investment, Inc.*
10.10 Asset Purchase Agreement dated as of April 16, 1998 by and between Stanford Aerospace Group, Inc. and the Registrant*
10.11 Stock Purchase Agreement dated as of March 31, 1998 by and between the Registrant and Puritan Bennet Corporation*
10.12 Acquisition Agreement dated July 21, 1998 among the Registrant and Sellers named therein*
Exhibit 10(ii)             Leases
10.13 Lease dated May 15, 1992 between McDonnell Douglas Company, as lessor, and the Registrant, as lessee, relating to the Irvine, California property*
10.14                      Lease  dated   September  1,  1992  relating  to  the
                           Wellington, Florida property*

10.15 Chesham, England Lease dated October 1, 1973 between Drawheath Limited and the Peninsular and Oriental Steam Navigation Company (assigned in February 1985)*
10.16 Utrecht, The Netherlands Lease dated December 15, 1988 between the Pension Fund Foundation for Food Supply Commodity Boards and Inventum*
10.17 Utrecht, The Netherlands Lease dated January 31, 1992 between G.W. van de Grift Onroerend Goed B.V. and Inventum*
10.18                      Lease dated October 25, 1993 relating to the property
                           in Longwood, Florida*
Exhibit 10(iii)            Executive Compensation Plans and Arrangements
10.19                      Amended and Restated 1989 Stock Option Plan
10.20                      Directors' 1991 Stock Option Plan*
10.21                      1990  Stock   Option   Agreement   with   Richard  G.
                           Hamermesh*
10.22                      1990 Stock Option Agreement with B. Martha Cassidy
10.23                      1990 Stock Option Agreement with Jim C. Cowart*
10.24                      1990   Stock   Option   Agreement   with   Petros  A.
                           Palandjian*
10.25                      1990 Stock Option Agreement with Hansjorg Wyss*
10.26                      1991 Stock Option Agreement with Amin J. Khoury*
10.27                      1991 Stock Option Agreement with Jim C. Cowart*
10.28                      1992 Stock Option Agreement with Amin J. Khoury*
10.29                      1992 Stock Option Agreement with Jim C. Cowart*
10.30                      1992 Stock Option Agreement with Paul W. Marshall*
10.31                      1992 Stock Option Agreement with David Lahar*
10.32                      United Kingdom 1992 Employee Share Option Scheme*
10.33                      1994 Employee Stock Purchase Plan*
10.34 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Amin J. Khoury*
10.35 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Robert J. Khoury*
10.36 Employment Agreement dated as of March 1, 1992 between the Registrant and Marco Lanza (the "Lanza Agreement")*
10.37                      Amendment  No. 1 dated as of  January  1, 1996 to the
                           Lanza Agreement*
10.38 Employment Agreement dated as of April 1, 1992 between the Registrant and G. Bernard Jewell*
10.39 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Thomas P. McCaffrey*
10.40 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Paul E. Fulchino*
10.41 BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust -- Financial Statements for the Ten Months Ended December 31, 1995 and the Year Ended February 28, 1995, Supplemental Schedules and Independent Auditors' Report*
10.42 BE Aerospace, Inc. 1994 Employee Stock Purchase Plan Financial Statements as of February 29, 1996 and February 26, 1995; and for the Year Ended February 29, 1996 and the period from May 15, 1994 (inception) to February 28, 1995 and Independent Auditors' Report*
Exhibit 23                 Consent of Experts and Counsel
23.1                       Consent  of  Independent   Accountants -- Deloitte  &
                           Touche LLP
23.2                       Consent of Shearman & Sterling  (Included  in Exhibit
                           5.1)
23.3                       Consent of Independent  Accountants -- Zalick, Torok,
                           Kirgesner, Cook & Co.
Exhibit 24                 Power of Attorney
24.1                       Power of Attorney (Included on page II-6)
Exhibit 99
99.1 Agreement and Plan of Reorganization and Merger dated March 27, 1998 by and among the Registrant, BE Acquisition Corp., Aerospace Interiors, Inc., Gregory and Deborah Fodell Partnership, Ltd., Gregory and Deborah Fodell Partnership II, Ltd. and Gregory N. Fodell*

99.2 Agreement and Plan of Reorganization and Merger dated as of July 30, 1998 by and among the Registrant, BE Aerospace Acquisition Corp., Aerospace Lighting Corp., and Louis J. Francisco, Elsie M. Francisco, Michael J. Tenzyk, Judith D. Tenzyk, Trustees U/A Gertrude Brown dated 1/7/92 and Trustee U/A William Brown dated 1/7/92.*

-------------------
*   Previously filed and incorporated by reference herein.  See Exhibit Index.


Item 17.  Undertakings

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wellington and the State of Florida, on the 30th day of September, 1998.

                                    BE AEROSPACE,  INC.


                                    By:                      *
                                        --------------------------------------
                                    Title:  Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated below on the 30th day of September, 1998.


Signature                   Title
---------                   -----
            *               Chairman of the Board of Directors
---------------------------
Amin J. Khoury

            * Vice Chairman of the Board of Directors and Chief --------------------------- Executive Officer (principal executive officer) Robert J. Khoury

            *               President, Chief Operating Officer and Director
---------------------------
Paul E. Fulchino

            * Corporate Senior Vice President of Administration, --------------------------- Chief Financial Officer and Assistant Secretary
Thomas P. McCaffrey         (principal financial and accounting officer)

            *               Director
---------------------------
Jim C. Cowart

            *               Director
---------------------------
Richard G. Hamermesh

            *               Director
---------------------------
Brian H. Rowe

            *               Director
---------------------------
Hansjorg Wyss

*By: /s/ Thomas P. McCaffrey
     -----------------------
Thomas P. McCaffrey
Attorney-in-fact

                                  Exhibit Index


Exhibit
Number                     Description
------                     -----------

Exhibit 3                  Articles of Incorporation and By-Laws
3.1                        Amended and Restated Certificate of Incorporation(1)
3.2                        Certificate or Amendment of the Restated  Certificate
                           of Incorporation(2)
3.3                        Amended and Restated By-Laws(14)
Exhibit 4                  Instruments   defining  the  rights  of  security
                           holders, including debentures
4.1                        Specimen Common Stock Certificate(1)
4.2                        Form of Note  for the  Registrant's  Series  B 9-7/8%
                           Senior Subordinated Notes(3)
4.3 Indenture dated January 24, 1996 between Fleet National Bank, as trustee, and the Registrant
                           relating   to   the   Registrant's    9-7/8%   Senior
                           Subordinated Notes and Series B 9-7/8% Senior Subordinated Notes(3)
4.4 Indenture dated February 13, 1998 for the Registrant's issue of 8% Senior Subordinated Notes(4)
4.5                        Form  of  Note  for  the   Registrant's   8%   Senior
                           Subordinated Notes(4)
4.6 Form of Stockholders' Agreement by and among the Registrant, Summit Ventures II, L.P., Summit Investors II, L.P. and Wedbush Capital Partners(5)
Exhibit 5
5.1                        Opinion of Shearman & Sterling*
Exhibit 10(i)              Material Contracts
10.1 Supply Agreement dated as of April 17, 1990 between the Registrant and Applied Extrusion Technologies, Inc.(1)
10.2 Amended and Restated Credit Agreement (the "Chase Credit Agreement"), dated as of May 18, 1994 among the Registrant, the banks named therein and The Chase Manhattan Bank, N.A. as Agent(6)
10.3                       Amendment  No.  1  dated  May 18,  1994 to the  Chase
                           Credit Agreement(7)
10.4                       Second  Amended and Restated  Chase Credit  Agreement
                           dated January 19, 1996(3)
10.5                       Third  Amended and Restated  Chase  Credit  Agreement
                           dated May 29, 1997(4)
10.6                       Fourth  Amended and Restated  Chase Credit  Agreement
                           dated April 3, 1998(4)
10.6(a)                    Fifth  Amended and Restated  Credit  Agreement  dated
                           August 7,1998*
10.7 Receivables Sales Agreement dated January 24, 1996 among the Registrant, First Trust of Illinois, N.A. and Centrally Held Eagle Receivables Program, Inc.(3)
10.8 Escrow Agreement dated January 24, 1996 among the Registrant, Eagle Industrial Product Corporation and First Trust of Illinois, N.A. as Escrow Agent(3)
10.9 Acquisition Agreement dated as of December 14, 1995 by and among the Registrant, Eagle Industrial Products Corporation, Eagle Industries, Inc. and Great American Management and Investment, Inc.(8)
10.10 Asset Purchase Agreement dated as of April 16, 1998 by and between Stanford Aerospace Group, Inc. and the Registrant(9)

10.11 Stock Purchase Agreement dated as of March 31, 1998 by and between the Registrant and Puritan Bennet Corporation(10)
10.12 Acquisition Agreement dated July 21, 1998 among the Registrant and Sellers named therein(16)
Exhibit 10(ii)             Leases
10.13 Lease dated May 15, 1992 between McDonnell Douglas Company, as lessor, and the Registrant, as lessee, relating to the Irvine, California property(2)
10.14 Lease dated September 1, 1992 relating to the Wellington, Florida property(2)
10.15 Chesham, England Lease dated October 1, 1973 between Drawheath Limited and the Peninsular and Oriental Steam Navigation Company (assigned in February
                           1985)(14)
10.16 Utrecht, The Netherlands Lease dated December 15, 1988 between the Pension Fund Foundation for Food Supply Commodity Boards and Inventum(14)
10.17 Utrecht, The Netherlands Lease dated January 31, 1992 between G.W. van de Grift Onroerend Goed B.V. and Inventum(14)
10.18 Lease dated October 25, 1993 relating to the property in Longwood, Florida(6)
Exhibit 10(iii)            Executive Compensation Plans and Arrangements
10.19                      Amended and Restated 1989 Stock Option Plan(11)
10.20                      Directors' 1991 Stock Option Plan(11)
10.21                      1990  Stock   Option   Agreement   with   Richard  G.
                           Hamermesh(11)
10.22                      1990   Stock   Option   Agreement   with  B.   Martha
                           Cassidy(11)
10.23                      1990 Stock Option Agreement with Jim C. Cowart(11)
10.24                      1990   Stock   Option   Agreement   with   Petros  A.
                           Palandjian(11)
10.25                      1990 Stock Option Agreement with Hansjorg Wyss(11)
10.26                      1991 Stock Option Agreement with Amin J. Khoury(11)
10.27                      1991 Stock Option Agreement with Jim C. Cowart(11)
10.28                      1992 Stock Option Agreement with Amin J. Khoury(11)
10.29                      1992 Stock Option Agreement with Jim C. Cowart(11)
10.30                      1992 Stock Option Agreement with Paul W. Marshall(11)
10.31                      1992 Stock Option Agreement with David Lahar(11)
10.32                      United Kingdom 1992 Employee Share Option Scheme(2)
10.33                      1994 Employee Stock Purchase Plan(12)
10.34 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Amin J. Khoury(15)
10.35 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Robert J. Khoury(15)
10.36 Employment Agreement dated as of March 1, 1992 between the Registrant and Marco Lanza (the "Lanza Agreement")(14)
10.37                      Amendment  No. 1 dated as of  January  1, 1996 to the
                           Lanza Agreemen(13)
10.38 Employment Agreement dated as of April 1, 1992 between the Registrant and G. Bernard Jewell(14)
10.39 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Thomas P. McCaffrey(15)

10.40 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Paul E. Fulchino(15)
10.41 BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust -- Financial Statements for the Ten Months Ended December 31, 1995 and the Year Ended February 28, 1995, Supplemental Schedules and Independent Auditors' Report(14)
10.42 BE Aerospace, Inc. 1994 Employee Stock Purchase Plan Financial Statements as of February 29, 1996 and February 26, 1995; and for the Year Ended February 29, 1996 and the period from May 15, 1994 (inception) to February 28, 1995 and Independent Auditors' Report(14)
Exhibit 23                 Consent of Experts and Counsel
23.1                       Consent  of  Independent  Accountants  --  Deloitte &
                           Touche LLP**
23.2                       Consent of Shearman & Sterling  (Included  in Exhibit
                           5.1)
23.3                       Consent of Independent  Accountants -- Zalik,  Torok,
                           Kirgesner, Cook & Co.**
Exhibit 24                 Power of Attorney
24.1                       Power of Attorney (Included on page II-6)
Exhibit 99
99.1 Agreement and Plan of Reorganization and Merger dated March 27, 1998 by and among the Registrant, BE Acquisition Corp., Aerospace Interiors, Inc., Gregory and Deborah Fodell Partnership, Ltd., Gregory and Deborah Fodell Partnership II, Ltd. and Gregory N. Fodell*
99.2 Agreement and Plan of Reorganization and Merger dated as of July 30, 1998 by and among the Registrant, BE Aerospace Acquisition Corp., Aerospace Lighting Corp., and Louis J. Francisco, Elsie M. Francisco, Michael J. Tenzyk, Judith D. Tenzyk, Trustees U/A Gertrude Brown dated 1/7/92 and Trustee U/A William Brown dated 1/7/92.*

-------------------
*        Previously filed.
**       Filed herein.
(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 33-33689), filed with the Commission on March 7, 1990.
(2) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992.
(3) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-00433), filed with the Commission on January 26, 1996.
(4) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-47649), filed with the Commission on March 10, 1998.
(5) Incorporated by reference to the Company's Registration Statement on Form S-2 (No. 33-66490), filed with the Commission on July 23, 1993.
(6) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 26, 1994, filed with the Commission on May 25, 1994.
(7) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 25, 1995, filed with the Commission on May 26, 1995.
(8) Incorporated by reference to the Company's Current Report on Form 8-K dated December 14, 1995, filed with the Commission on December 28, 1995.

(9) Incorporated by reference to the Company's Current Report on Form 8-K dated May 8, 1998, filed with the Commission on May 8, 1998.
(10) Incorporated by reference to the Company's Current Report on Form 8-K dated March 31, 1998, filed with the Commission on April 27, 1998.
(11) Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 33-48119), filed with the Commission on May 26, 1992.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 33-82894), filed with the Commission on August 16, 1994.
(13) Incorporated by reference to the Company's Current Report on Form 8-K dated March 26, 1996, filed with the Commission on April 5, 1996.
(14) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 28, 1998, filed with the Commission on May 29, 1998.
(15) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended May 30, 1998, filed with the Commission on July 14, 1998.
(16) Incorporated by reference to the Company's Current Report on Form 8-K dated August 24, 1998, filed with the Commission on August 24, 1998.